Exhibit 99.1

EXPLANATION OF CERTAIN FINANCIAL MATTERS

We present EBITDA as a non-U.S. GAAP financial measure in various places throughout this Current Report on Form 8-K (this “Report”). As a non-U.S. GAAP financial measure, EBITDA is generally understood to represent the sum of net earnings, depreciation and amortization, interest expense and provision for income taxes. For the purposes of our presentation of the foregoing financial information in this Report, EBITDA is defined as net income, before interest income and expense, provision for income taxes, depreciation and amortization and minority interests, net of provisions for income taxes. Investors in our industry and analysts assessing our industry routinely use EBITDA as a supplementary non-U.S. GAAP financial measure to evaluate operating performance and cash flow and a company’s ability to service its debt. Its use for these purposes is widespread and recognized by the industry in which we operate.

We also present Adjusted EBITDA, which is defined as EBITDA adjusted for unrealized (gains) losses on derivative financial instruments, restructuring and other charges, executive separation costs, losses on the early extinguishment of debt, the one-time realized gain associated with the hedge of a portion of the purchase price paid for Corus Aluminum, the non-cash cost of sales impact of the write-up of acquired inventory and other items through purchase accounting, and, in pro forma periods, the annual Sponsor management fee. See “Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial and Other Data.” We believe that these types of exclusions and inclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-U.S. GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance, cash flow and ability to service its debt. In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA are likely to differ from similar measures disclosed by other companies, since not all companies and analysts calculate these non-U.S. GAAP measures in the same manner. Moreover, our definitions of EBITDA and Adjusted EBITDA as presented for the financial reporting purposes herein, although similar, are not the same as or directly comparable to the use of these or similar terms in the applicable covenants for our 2006 credit facilities or the notes.

EBITDA and Adjusted EBITDA are not measures of financial performance in accordance with U.S. GAAP and should not be considered as an alternative measure of our net income, operating performance, cash flow or liquidity. Although we believe EBITDA and Adjusted EBITDA enhance your understanding of our financial condition and results of operations, these non-U.S. GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to U.S. GAAP measures (e.g., net income, net sales, cash flow from operations) computed in accordance with U.S. GAAP. In addition, investors should be aware that adverse economic and market conditions may negatively impact our cash flow. Under “Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial and Other Data,” we include a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP measures, which are net income and cash flows from operations.

MARKET AND INDUSTRY DATA

Information in this Report concerning processing volumes, production capacity, rankings and other industry information, including our general expectations concerning the rolled and extruded aluminum products and aluminum and zinc recycling industries, are based on estimates prepared by us using certain assumptions and our knowledge of these industries as well as data from third-party sources. These data include, but are not limited to, data from The Aluminum Association and Brook Hunt & Associates Ltd. Such sources generally state that the information contained therein is believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Our estimates, in particular as they relate to our general expectations concerning the aluminum and zinc industries, involve risks and uncertainties and are subject to changes based on various factors, including those discussed under “Risk Factors” in this Report.

DEFINITIONS AND USE OF CERTAIN TERMS

As used in this Report, unless the context indicates otherwise:

•	the terms “Aleris,” “we,” “our,” “us” and the “Company” refer to Aleris International, Inc. and its consolidated subsidiaries giving effect to the transactions described in this Report, in particular the acquisition of Corus Aluminum and the merger of Aurora Acquisition Merger Sub, Inc. with and into Aleris (the “merger”), unless we expressly state otherwise or the context otherwise requires;

•	references to the “issuer” are to Aurora Acquisition Merger Sub, Inc., the issuer of the notes, prior to the merger and to Aleris, as the surviving corporation, following the merger;

•	references to “Corus Aluminum” are to Corus Aluminium Rolled Products BV, Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corp., Corus BV and Hoogovens Aluminium Europe Inc. and certain of their subsidiaries, Corus LP, Corus Aluminum Inc. and a 61% shareholding in Corus Aluminium Extrusions Tianjin Company Limited, which collectively comprised the downstream aluminum business of Corus;

•	references to “Corus” are to Corus Group plc and its subsidiaries;

•	references to the “Corus Acquisition” are to the acquisition of Corus Aluminum by Aleris from Corus and the related financing transactions as described under “The Corus Acquisition;”

•	references to the “closing date” are to the date of closing of the merger;

•	references to the “Sponsor” are to the investment funds affiliated with TPG Advisors IV, Inc. and TPG Advisors V, Inc. that have committed to provide the equity investment to fund a portion of the cash consideration to be paid as part of the merger;

•	references to the “9% notes” are to the $125.0 million principal amount of 9% senior unsecured notes due 2014, for which we completed a cash tender offer and consent solicitation on August 1, 2006 and effected a legal defeasance on August 2, 2006 that resulted in the discharge of our obligations under the 9% notes and the indenture governing the 9% notes;

•	references to the “10 3/8% notes” are to the $210.0 million principal amount of 10 3/8% senior secured notes due 2010, for which we completed a cash tender offer and consent solicitation on August 1, 2006, effected a covenant defeasance on August 2, 2006 that terminated our obligations with respect to substantially all of the remaining restrictive covenants on the 10 3/8% notes and effected the satisfaction and discharge of the indenture governing the 10 3/8% notes on October 20, 2006, including the release of all liens on the collateral securing the 10 3/8% notes;

•	references to “pro forma” balance sheet data give pro forma effect to the Transactions as if they had occurred on September 30, 2006, and references to “pro forma” results of operations and cash flow data give pro forma effect to the Transactions, the Corus Acquisition and the operating results of the 2005 Acquisitions, excluding the acquisition of certain assets of Ormet, on a combined basis as if they occurred on January 1, 2005;

•	the term “existing credit facilities” refers to (i) the $750.0 million senior secured asset-based revolving credit facility (the “existing revolving credit facility”), (ii) the $650.0 million senior secured term loan facility (the “existing term loan facility”) and (iii) the $505.0 million senior unsecured credit facility (the “existing senior unsecured facility”), each as entered into on August 1, 2006 in conjunction with the Corus Acquisition;

•	the term “Transactions” refers to (i) the merger, (ii) the equity investments made as part of the merger funding, (iii) the offering of notes, (iv) the execution of the $750.0 million amended and restated senior secured asset-based revolving credit facility (the “new revolving credit facility”), (v) the execution of the $1,100.0 million amended and restated senior secured term loan facility (the “new term loan facility” and together with the new revolving credit facility, the “2006 credit facilities”) and (vi) the payment of costs related to these transactions, the consummation or closing of each of which is conditioned upon the consummation or closing of each other; and

•	the term “2005 Acquisitions” refers to the acquisition of (i) ALSCO Holdings, Inc. (“ALSCO”) on October 3, 2005 (a manufacturer and fabricator of aluminum sheet products for the building and construction industry), (ii) Alumitech, Inc. (“Alumitech”) on December 12, 2005 (an aluminum recycler and salt cake processor), (iii) Tomra Latasa Reciclagem (“Tomra Latasa”) on August 23, 2005 (a Brazilian aluminum recycler) and (iv) certain assets of Ormet Corporation (“Ormet”) on December 20, 2005 (including rolling mill assets, a recycling operation and an aluminum blanking operation).

The financial statements contained in this Report include the accounts of Aleris and all of its majority-owned subsidiaries. On December 9, 2004, we acquired Commonwealth Industries, Inc., or Commonwealth, when it merged with one of our wholly-owned subsidiaries, and changed our name from IMCO Recycling Inc. to Aleris International, Inc. This acquisition resulted in the inclusion of the financial condition and results of operations of Commonwealth with ours effective December 9, 2004.

EXCHANGE RATE INFORMATION

The following chart shows the high and low, average and period end noon buying rates in the City of New York for cable transfers of Euro as certified for customs purposes by the Federal Reserve Bank of New York expressed as U.S. Dollars per €1.00 for fiscal years 2001 through 2005, for the first, second and third quarters of 2006 and for the fourth quarter of 2006 through November 27, 2006. For your convenience, we have translated some amounts denominated in Euro appearing in this Report into U.S. Dollars.

U.S. Dollars Per Euro	High	Low	Average(1)	Period end
2001	$0.9535	$0.8370	$0.8909	$0.8901
2002	1.0485	0.8594	0.9499	1.0485
2003	1.2597	1.0361	1.1411	1.2597
2004	1.3625	1.1802	1.2478	1.3538
2005	1.3476	1.1667	1.2400	1.1842
2006
First quarter	1.2287	1.1860	1.2074	1.2139
Second quarter	1.2953	1.2091	1.2745	1.2779
Third quarter	1.2914	1.2500	1.2748	1.2687
Fourth quarter (through November 27, 2006)	1.3120	1.2502	*	1.3120

(1)	We calculated the average rates for each year (or quarter) using the average of the noon buying rates on the last business day of each month during such year (or quarter).
*	Calculation is not meaningful.

The noon buying rate of the Euro on November 27, 2006 was U.S.$1.3120 = €1.00.

The above rates may differ from the actual rates used in the preparation of the consolidated financial statements and other financial information appearing in this Report. Our inclusion of these exchange rates is not meant to suggest that the Euro amounts actually represent such U.S. Dollar amounts or that such amounts could have been converted into U.S. Dollars at any particular rate, if at all.

FORWARD-LOOKING STATEMENTS

This Report contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements should be read in conjunction with the cautionary statements and other important factors included in this Report under “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” which include descriptions of important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith, and we believe we have a reasonable basis to make these statements through our management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that our management’s expectations, beliefs or projections will result or be achieved.

The discussions of our financial condition and results of operations may include various forward-looking statements about future costs and prices of commodities, production volumes, market trends, demand for our products and services and projected results of operations. Statements contained in this Report that are not historical in nature are considered to be forward-looking statements. They include statements regarding our expectations, hopes, beliefs, estimates, intentions or strategies regarding the future. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “look forward to” and similar expressions are intended to identify forward-looking statements.

The forward-looking statements set forth in this Report regarding, among other things, achievement of anticipated cost savings and synergies; estimates of volumes, revenues, profitability and net income in future quarters; future prices and demand for our products; and estimated cash flows and sufficiency of cash flows to fund capital expenditures, reflect only our expectations regarding these matters. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	our success in (and the costs of) integrating acquired businesses into Aleris;

•	our ability to successfully implement our business strategy;

•	the cyclical nature of the metals industry, our end-use segments and our customers’ industries;

•	our ability to retain the services of certain members of our management;

•	our ability to continue to generate positive operating results;

•	our ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	increases in the cost of raw material and energy;

•	our ability to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals;

•	the loss of order volumes from any of our largest customers;

•	our ability to retain customers, a substantial number of which do not have long-term contractual arrangements with us;

•	our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations;

•	our ability to fulfill our substantial capital investment requirements;

•	competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve;

•	risks of investing in and conducting operations in international countries, including political, social, economic, currency and regulatory factors;

•	current environmental liabilities and the cost of compliance with and liabilities under health and safety laws;

•	labor relations (i.e., disruptions, strikes or work stoppages) and labor costs;

•	any impairment of goodwill or asset values;

•	our substantial leverage and debt service obligations;

•	the possibility that we may incur additional indebtedness in the future;

•	limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the notes; and

•	our ability to repurchase the notes upon a change of control.

Additional risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found under “Risk Factors” contained in this Report.

These factors and other risk factors disclosed in this Report and elsewhere are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

The forward-looking statements contained in this Report are made only as of the date of this Report. Except to the extent required by law, we do not undertake, and specifically decline any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Unless otherwise stated, references to “pro forma” balance sheet data give pro forma effect to the Transactions as if they had occurred on September 30, 2006, and references to “pro forma” results of operations and cash flow data give pro forma effect to the Transactions, the Corus Acquisition and the operating results of the 2005 Acquisitions, excluding the acquisition of certain assets of Ormet, on a combined basis as if they occurred on January 1, 2005. Furthermore, unless otherwise indicated, “Aleris,” “we,” “our,” “us” and the “Company” refer to Aleris International, Inc. and its subsidiaries.

BUSINESS

Company Overview

We are a global leader in aluminum rolled and extruded products, aluminum recycling and specification alloy production. We are also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. We generate substantially all of our revenues from the manufacture and sale of these products. We operate 50 production facilities in North America, Europe, South America and Asia. We possess a combination of low-cost, flexible and technically advanced manufacturing operations supported by an industry-leading research and development platform. Our facilities are strategically located and well positioned to service our customers, which include a number of the world’s largest companies in the aerospace, building and construction, containers and packaging, metal distribution and transportation industries. Pro forma for the twelve months ended September 30, 2006, we generated revenues of $5.6 billion of which approximately 60% were derived from North America and the remaining 40% were derived from the rest of the world. Additionally, pro forma for the twelve months ended September 30, 2006, we generated Adjusted EBITDA of $520.4 million.

Since the end of 2004, we have increased revenues and profitability through a combination of internal growth and productivity initiatives for our existing operations and strategic acquisitions. We have grown significantly through the successful completion of five strategic acquisitions targeted at broadening product offerings and geographic presence, diversifying our end-use customer base and increasing our scale and scope. We focus on acquisitions that are accretive to earnings and from which we expect to be able to realize significant operational efficiencies within 12 to 24 months through the integration process. While we have already achieved substantial savings from our acquisition activity, we believe additional significant synergies remain to be realized, including synergies from our recent acquisition of Corus Aluminum completed on August 1, 2006.

In connection with the integration of Corus Aluminum, we operate our business in the following global segments and began reporting on that basis in the third quarter of 2006: global rolled and extruded products; global recycling; and global zinc.

Global Rolled and Extruded Products

We are a producer of rolled aluminum products with leading positions in technically sophisticated applications, including aerospace plate and sheet, brazing sheet and demanding automotive sheet end-uses as well as high-volume applications used in building and construction and general distribution. We produce aluminum sheet, plate and fabricated products using direct-chill and continuous-cast processes. We believe that many of our facilities are state-of-the-art and provide us with proprietary manufacturing processes and a competitive advantage in servicing high-margin, growing end-uses, such as aerospace and heat transfer applications.

We compete successfully in these highly technical applications based on our industry-leading research and development capabilities, which have developed over 130 process and alloy patent families. We have 19 production facilities that provide rolled and extruded aluminum products to the major aluminum consuming regions worldwide.

Substantially all of our rolled aluminum products are produced in response to specific customer orders. Our more technically advanced products require the use of primary aluminum for which we have secured supply agreements for approximately 38% of our expected needs through 2009. Our continuous-cast and common alloy sheet production can utilize primary or scrap aluminum, which allows us to optimize input costs and maximize margins. In addition, to further mitigate the impact of metal prices on our profitability, aluminum costs are passed through to customers for approximately 72% of our rolled product sales, and we strive to manage the remaining key commodity risks through our hedging programs.

We are also a leading producer of soft and hard alloy extruded aluminum profiles targeted at end-uses such as the building and construction, electrical, mechanical engineering and transportation sectors. We have four separate product categories which reflect our customers’ needs, including industrial extrusions, building systems, hard alloys and rail and transport projects. We currently operate one of the largest extrusion presses in the world, which provides us with the capability to produce high-end, value-added products such as larger profiles in addition to the production of hard alloy extrusions for transportation applications. We operate five extrusion product facilities in Europe and China.

Pro forma for the twelve months ended September 30, 2006, shipments of aluminum rolled and extruded products totaled 2.3 billion pounds, establishing us as the number four producer globally based on volume, which accounted for approximately $3.8 billion of our revenues.

Global Recycling

We are a leading recycler of aluminum and manufacturer of specification alloys serving customers in North America, Europe and South America. Our global recycling operations primarily convert aluminum scrap, dross (a by-product of the melting process) and other alloying agents as needed and deliver the recycled metal and specification alloys in molten or ingot form to our customers. Our recycling operations typically service other aluminum producers and manufacturers, generally under tolling arrangements, where we convert customer-owned scrap and dross and return the recycled metal to our customers for a fee. Our specification alloy operations principally service customers in the automotive industry. For the twelve months ended September 30, 2006, approximately 52% of the total pounds processed by our recycling and specification alloy operations were under tolling arrangements. Tolling arrangements eliminate our metal commodity exposure and reduce our overall working capital requirements. Our global recycling network operates 25 strategically located production plants, with 17 in the United States, two in Brazil, three in Germany, and one in each of Mexico, the Netherlands and the United Kingdom.

Pro forma for the twelve months ended September 30, 2006, we processed 3.3 billion pounds of recycled metal and specification alloys, which accounted for approximately $1.4 billion of our revenues.

Global Zinc

We recycle zinc metal for use in the manufacture of galvanized steel and produce value-added zinc products, primarily zinc oxide and zinc dust, which are used in the vulcanization of rubber products, the production of corrosion-resistant paint and in other specialty chemical applications. We operate six zinc facilities in the United States and are in the process of constructing a zinc recycling facility outside of Shanghai, China.

Pro forma for the twelve months ended September 30, 2006, we processed 245.2 million pounds of zinc products, which accounted for approximately $466.4 million of our revenues.

Global Aluminum Industry Overview

We participate in select segments of the aluminum industry, including rolled and extruded products, and recycling. The aluminum industry is highly cyclical and is affected by global economic conditions, industry competition, product development and commercialization. Compared to several substitute metals, aluminum is light weight, has a high strength-to-weight ratio and is resistant to corrosion. Aluminum’s greatest advantage, however, is that it can be recycled again and again without any material decline in performance or quality.

Aluminum prices are determined by worldwide market forces of supply and demand, and, as a result, prices are volatile. The overall aluminum industry consists of primary aluminum producers, aluminum casters, extruders and sheet producers and aluminum recyclers. Primary aluminum is a commodity traded and priced daily on the LME. Most primary aluminum producers are engaged in the mining of bauxite ore and refining of the ore into alumina. Alumina is then smelted to form aluminum ingots and billets. Aluminum recyclers produce aluminum in molten or ingot form. Ingots and billets are further processed by aluminum sheet manufacturers and extruders to form plate, sheet and foil and extrusions profiles, or they are sold to aluminum traders or to the commodity markets.

We do not mine bauxite, refine alumina, or smelt primary aluminum as part of our business.

Competitive Strengths

We believe that a combination of the following competitive strengths differentiates our business and allows us to maintain a leading position in the industries we serve:

Leading positions in attractive industry segments

We are a global leader in aluminum rolled and extruded products, aluminum recycling and specification alloy production. Global aluminum industry shipments have grown approximately 3.8% per annum on average since 1995. We believe aluminum’s growth prospects remain attractive due to its superior strength-to-weight ratio, corrosion resistance and ability to be recycled. Additionally, U.S. annual production of recycled aluminum has increased by 72%, from 3.9 billion pounds to 6.7 billion pounds, from 1984 to 2004. We believe the trend toward aluminum recycling will continue, driven by its energy savings and lower capital equipment costs as compared to those of primary aluminum producers. In addition, we believe we will continue to benefit from growth opportunities both in our regional and global businesses. In certain industrial segments, such as transportation, aluminum, because of its strength-to-weight ratio, is the metal of choice and, in addition, is replacing other materials more rapidly than before. In addition, we believe we are the number two supplier by volume of recycled specification alloy material in the United States to the transportation industry. The amount of aluminum used in the average light vehicle automobile manufactured in the United States has increased from approximately 170 pounds per light vehicle in 1990 to approximately 299 pounds in 2005 and the amount of aluminum used in the average light vehicle automobile manufactured in Europe has increased from approximately 114 pounds per light vehicle in 1990 to approximately 298 pounds in 2005. We believe that this trend will continue as we expect high fuel prices to cause an increase in the use of aluminum in the automotive sector.

By volume, we are the third largest global supplier of aerospace sheet and plate. We have benefited from the historical growth trends of the aerospace industry while our diversification into commercial, regional and business jet end-uses as well as defense have mitigated some of the effects of cyclical downturns. Additionally, by volume, we are the largest supplier of brazing sheet. Aluminum is also beginning to replace brass in heat exchangers, and growth is being augmented by the increasing prevalence of air conditioners in automobiles.

Industry-leading research, development and technology capabilities

We have access to industry-leading research, development and technology capabilities. These capabilities allow us to focus on technically demanding processes, products and applications, which create a potential to differentiate. Because of these capabilities and our reputation for technical excellence, we often participate on product design teams of many of our customers. The investment in research, development and technology has generated over 130 patent families.

Relentless focus on productivity improvement

Our culture emphasizes a relentless focus on continuous improvement, achievement of synergies and optimal use of capital resources. There is a high degree of accountability for achieving results and many of our long-term incentive plans are tied to achieving synergy and return on capital targets. Since the Commonwealth acquisition our senior management has continually reset achievement targets upwards. We have developed key operating metrics for all of our businesses and plants globally and strive to achieve best practices both internally and in comparison with external benchmarks. Our implementation of a Rapid Transformation® initiative is aimed at developing a predictive maintenance capability that is improving reliability, while at the same time reducing maintenance costs. We have met or exceeded all synergy and productivity targets related to the Commonwealth acquisition and have already derived synergy benefits from the 2005 Acquisitions. Finally, we are implementing a Six Sigma approach to the continuous improvement and currently have 17 Black Belts working in our operations. Our focus on achievement of these various initiatives has led to implementing approximately $71.0 million of cost savings on an annual basis through merger synergy and productivity initiatives relating to the Commonwealth acquisition through the first nine months of 2006 compared to an original target of $25.0 million of cost savings on an annual basis, which was established with the acquisition of Commonwealth.

Significant end-use industry and geographic diversification

Our main end-users are in the building and construction and transportation industries in numerous geographic regions. The volume trends of the aerospace and automotive industries typically run on different cycles than the building products industry. As a result, our operations are not dependent on any one industrial segment or particular geographic region.

Reduced exposure to commodity price fluctuations

Our management seeks to mitigate the impact of metal price fluctuations by:

•	using formula pricing in our rolled and extruded products business, based on a market-based primary aluminum price plus a conversion fee which effectively passes aluminum costs through to our customers for 72% of our rolled products sales;

•	aligning metal purchases with metal sales;

•	hedging open market positions with the use of financial and commodity derivatives; and

•	pursuing tolling arrangements, which eliminate exposure to aluminum and zinc price fluctuations where customer metal is available and which accounted for 52% of the total volumes processed in our global recycling and global zinc operations for the twelve-month period ended September 30, 2006.

These techniques minimize both margin risk and inventory risk consistent with the need to allow for continuous operation of production facilities. Additionally, we seek to mitigate the effects of natural gas price volatility through the use of financial derivatives as well as through price escalators contained in some of our customer supply agreements.

Wide breadth of efficient manufacturing capabilities

We possess a broad range of capabilities within our manufacturing and recycling operations that allow us to compete effectively in numerous end-use industries.

•	Our rolled products business competes across a number of end-uses ranging from the most demanding aerospace plate and sheet applications to high volume applications such as building and construction and general distribution. These operations benefit from our efficiency, flexibility and technical competence, including our best-in-class rolling mill in Koblenz, Germany, as well as our scrap-based low-cost continuous-cast operations, which we believe are among the lowest cost rolled aluminum production facilities in the world.

•	Our extruded products business produces a wide range of hard and soft alloy extruded aluminum products serving a number of end-uses.

•	Our recycling operations rely on a network of facilities that have rotary and reverbatory melting furnaces, which are among the lowest cost and most efficient furnaces in the industry, and supply some of the largest aluminum and automotive companies in the world.

•	Our zinc operations recycle zinc metal and also manufacture value-added products such as zinc oxide and zinc dust.

We benefit from our ability to manufacture this wide range of product offerings and compete across a number of end-use industries and geographies, reducing our dependence on any single industry, region or product.

Long-term customer relationships

We have long-standing relationships with many of our largest customers including Airbus, Alcoa, Boeing, Bosch, BMW, Embraer, General Motors, Norandex/Reynolds, Novelis, DaimlerChrysler, Reliance Steel and Aluminum, Ryerson and Thyssen-Krupp. We believe these relationships are mutually beneficial, offer us a consistent base of customer demand and allow us to plan and manage our operations more effectively. Long-term customer relationships also allow us to be more effective in handling our customers’ needs, thereby providing our customers with superior service. Our close working relationships allow us to offer just-in-time inventory management to our customers.

Experienced management team

Our executive officers and our key leaders have a diversity of industry experience, including on average more than 20 years of experience with various manufacturing companies. Our management team has expertise in all of the commercial, technical and management areas of our business, which provides for focused marketing efforts, quality and cost controls and safety and environmental improvement. Furthermore, our acquisitions have afforded us the opportunity to add to our management talent.

Business Strategy

We expect to sustain and build upon our industry position by pursuing the following strategies:

Achieve operating synergies through focused integration of acquisitions

We expect to achieve approximately $25.0 million of synergies through the successful integration of Corus Aluminum with annual cost savings to be fully realized within 12 to 24 months of the Corus Acquisition. We anticipate that we will achieve these cost savings by adopting new metals sourcing initiatives, integrating purchasing, eliminating duplicative costs through shared services and implementing manufacturing best practices. As of September 30, 2006, we have achieved synergies and productivity improvements with an annualized run rate of approximately $71.0 million from the acquisition of Commonwealth and approximately $55.0 million from the 2005 Acquisitions.

Focus on productivity improvements and capacity optimization

We believe there are significant opportunities to reduce our manufacturing costs by implementing Six Sigma-based initiatives, transferring best practices, focusing on improved energy utilization and expanding predictive maintenance practices. We place considerable emphasis on optimizing the utilization of our productive assets. Our production network enables us to reallocate processing work among our various facilities, thereby maximizing asset utilization and balancing demand. We believe these productivity processes will also enable us to optimize working capital and increase cash flow. Where we are unable to improve our operating cost structure and remain competitive, we will take actions to close higher-cost operations. For example, in conjunction with the acquisition of ALSCO, we ceased operations at our Carson, California rolling mill in March 2006.

Further enhance business and product mix

We believe we have numerous opportunities to enhance our business and improve our product mix. We also intend to continue to supply higher value alloys targeting the transportation and consumer durable end-uses. We will seek to enhance the capabilities of our continuous casting operations through manufacturing improvements to produce higher value rolled aluminum products. We believe that increasing the range of alloys produced by this aluminum rolling process could significantly improve our competitiveness, since it is a lower-cost manufacturing technique. We have high value-added product lines and research and development capabilities to allow us to enhance our business and products offered.

Expand in selected international regions

We intend to expand globally where we see the opportunity to enhance our manufacturing capabilities, grow with existing customers, gain new customers and penetrate higher-growth industries. We believe disciplined expansion focused on these objectives will allow us to achieve attractive returns. Our international expansion has followed these principles. For example:

•	the Corus Acquisition brought us value-added rolled aluminum product operations capable of successfully competing in demanding global applications such as aerospace plate and sheet;

•	our German recycling facilities, including our new facility in Deizisau, support European automotive manufacturers such as DaimlerChrysler and BMW as well as leading European aluminum companies;

•	our Brazilian facilities, including the Tomra Latasa facility acquired in 2005, support Novelis’s beverage can stock operations;

•	our United Kingdom facility supports Alcoa’s and Novelis’s nearby rolling mills; and

•	our new zinc facility in China will support existing multi-national tire customers who are expanding in the region and also provides access to the rapidly growing Chinese automotive industry.

We intend to continue to pursue global expansion opportunities in a disciplined, deliberate manner. Additionally, we believe that the combination of our efficient furnaces and processing techniques and our low-cost continuous cast technologies provides us with a highly competitive business model that we might consider exporting to emerging economies.

Selectively pursue strategic acquisitions

We have grown significantly through the successful completion of five strategic acquisitions targeted at broadening product offerings and geographic presence, diversifying our end-use customer base and increasing our scale and scope. We believe that a number of acquisition opportunities exist in the industries in which we operate. We focus on acquisitions that are accretive to earnings from which we typically are able to realize significant operational efficiencies within 12 to 24 months through the integration process. We prudently evaluate these opportunities as potential enhancements to our existing operating platforms. We also consider strategic alliances, where appropriate, to achieve operational efficiencies or expand our product offerings. We continue to consider strategic alternatives on an ongoing basis, including by having discussions concerning potential acquisitions, which may be material, that may take place following the completion of the notes offering.

Business Segments

Our operating structure includes three reportable global segments: global rolled and extruded products; global recycling; and global zinc. See Note O of our audited consolidated financial statements included elsewhere in this Report for financial information about these segments. In connection with the integration of Corus Aluminum, we transitioned from four reportable segments to three reportable segments in the third quarter of 2006. The global rolled and extruded products segment consists of Aleris’s historical rolled products segment and Corus Aluminum’s rolled products and extruded products businesses. The global recycling segment consists of Aleris’s historical aluminum recycling and international segments. The global zinc segment remained the same. See “Business”.

On a pro forma basis, assuming the acquisition of Commonwealth had occurred on January 1, 2003 and the Corus Acquisition had occurred on January 1, 2005, the percentages of total revenues by segment for the last three fiscal years were as follows:

	For the year ended December 31
Segment	2003	2004	2005
Global rolled and extruded products	48%	50%	72%
Global recycling	43	41	23
Global zinc	9	9	5

Total	100%	100%	100%

The following is a list of each segment’s principal products and services, end-uses, major customers and competitors:

Segment	Principal products and services	Principal end-use/product category	Major customers	Competitors
Global rolled and extruded products	Rolled aluminum products ranging from thickness (gauge) of 0.00026 to 23.0 inches in widths of up to 138 inches	Building and construction—roofing, rainware, siding	Ply Gem Industries, Norandex/Reynolds	Quanex Corporation, Jupiter Industries, JW Aluminum

		Metal distribution	Ryerson Inc., Reliance Steel & Aluminum Co., Thyssen-Krupp	Alcoa, Novelis

		Transportation equipment—truck trailers and bodies	Great Dane, Wabash Alloys L.L.C.	Alcoa, Quanex Corporation

		Consumer durables	Brunswick Corporation, Kroy Building Products, Inc.	Alcoa, Novelis, Jupiter Industries

		Aircraft plate and sheet	Boeing, Airbus, Embraer and Bombardier	Alcoa, Alcan

		Commercial plate and shate (tooling, molding, road transport, shipbuilding, LNG transport and silos), brazing coil and sheet (heat exchanger materials)	Thyssen-Krupp, Amari, Behr, DaimlerChrysler, Delphi, Denso, Ford, Valeo and Volkswagen	Alcan, Alcoa, SAPA, Hydro

		Automotive body sheet	Audi, DaimlerChrysler, Renault, PSA and Volvo	Novelis, Alcan

		Specialty coil and sheet (automotive (inner parts), cookware, fuel tanks, ventilation, cooling and lamp bases)	Gillette, SAG	Alcan, Alcoa, Hydro Aluminium, Novelis

		Customized applications (foil stock)	Clondalkin, Comital, Euramax, Hunter Douglas and Alcoa	Alcan, Hydro, Novelis

		Converter foil, fins and tray materials	Sonaca, IGI	Noranda, Novelis, JW

		Coated coil (building and transport sectors)	Residential	Alcoa, Nichols, Jupiter

	Extruded aluminum products ranging from 0.2 to 120.0 kgm	Industrial extrusions (construction, transport and engineering sectors)	BMW, Siemens, Bosch, Bahrat	Hydro, Alcan, Alcoa, SAPA

		BUG building systems		HGW

Windowsills, water bars, roofing products, window systems and balconies

		Project business extrusions (urban transport systems, high speed trains, mobile bridges for defense purposes and shipbuilding)	Alstom, Bombardier, Breda and Siemens	Alcan, SAPA

		Rods and hard alloy extrusions (automotive parts, aircraft, hydraulic and pneumatic systems and leisure)	Conti Teves, Bosch, TRW	Eural, Alcan, Alcoa, Impol, Fuchs

Global recycling	Recycles aluminum scrap and dross into recycled metal in molten or ingot form	Common alloy sheet-building and construction	Aleris Rolled Products, Alcoa, Alcan	Scepter, Tennessee Aluminum Processors, Inc.

		Aluminum can sheet—containers and packaging	Alcoa, Logan Aluminum, Novelis, Hydro	Scepter, Tennessee Aluminum Processors, Inc., Smelter Service Corporation, Trimet

	Specification alloys	Automotive	BMW, General Motors, Ford Motor Company, DaimlerChrysler, Contech, a unit of SPX Corporation	Wabash Alloys L.L.C., Remetal Konzelmann/BUS, Bruch

Global zinc	Zinc oxide	Chemical additive in rubber	All major tire and rubber companies	Horsehead Corporation, Zochem, a division of Hudson Bay Mining and Smelting Co. Limited, Purity Zinc Metals, LLC

	Zinc metal	Galvanizing	Most major steel and after-fabrication hot dip galvanizing companies	Horsehead Corporation, individual zinc smelters

	Zinc dust	Chemical additive in paint and coatings	Most major paint companies	Purity Zinc Metals, LLC, Umicore

Global Rolled and Extruded Products

In the United States, we produce rolled aluminum products using the continuous casting process at our facility located in Uhrichsville, Ohio and by the conventional, direct-chill rolling ingot casting process at our multi-purpose aluminum rolling mill at Lewisport, Kentucky, one of the largest in North America. In October 2005, we acquired ALSCO, which operates a continuous pelletizing mill in Richmond, Virginia. As part of our plan to integrate ALSCO, we announced the closure of our Carson, California rolling mill due to its higher cost structure and processing limitations. In addition, we operate coating lines at the Lewisport mill and at our facilities in Bedford, Ohio, Roxboro, North Carolina and Ashville, Ohio. Except for depot sales, which are for standard size products, substantially all of our rolled aluminum products are produced in response to specific customer orders. For the year ended December 31, 2005, on a pro forma basis, our sales of rolled aluminum products were approximately 2,234.9 million pounds.

Outside of the United States, our rolled aluminum products business remelts ingots, internal scrap, purchased scrap and master alloys to produce rolled aluminum sheet for use in the transportation, construction, distribution, engineering and packaging industry segments. These operations include three rolling mill operations in Germany, Belgium and Canada, with two plant locations as a part of the operations in Canada. The rolling mill in Koblenz, Germany is one of the largest specialized rolling mills in Europe concentrated on aircraft plate and exchanger sheet. Additionally, the mill in Duffel, Belgium is the third largest coil and sheet mill in Europe and a top European supplier of automotive body sheet. Operations in Canada participate in heat exchange, foil and building and construction uses in addition to value-added coil coatings.

We have continued to improve our products and our ability to supply high-quality, innovative materials, most notably to the aerospace sector. We have also developed specialties such as ultra thick aluminum plate and extra wide sheets to meet the requirements of special market sectors such as the aerospace and automotive sectors.

Our extruded products business is a leading producer of soft and hard alloy extruded aluminum profiles targeted at high demand end-uses such as the building and construction, electrical, mechanical engineering and transportation sectors. We operate four separate product categories each of which reflects its customers’ needs, including industrial extrusions, building systems, hard alloys and rail and transport projects. The extruded products business is a leading supplier in its selected product combinations and is focused on sectors with strong customer demand growth such as transport and engineering. The extruded products business includes five extrusion mills located in Germany, Belgium and China (a joint venture in which we own a 61% participation interest). Industrial extrusions are made in all locations and the production of extrusion systems, including building systems, is concentrated in Vogt, Germany. Large extrusions and the project business are concentrated in Bonn, Germany and the joint venture in Tianjin, China, with rods and hard alloys produced in Duffel, Belgium. The extrusion mill in Bonn operates one of the largest extrusion presses in the world, which is mainly used for long and wide sections for railway, shipbuilding and other applications.

Global Recycling

We offer customers a wide range of metals recycling services and specification alloy products through our aluminum production facilities. Many of our plants in this segment are located near our major customers’ facilities. The close proximity of these plants to our customers’ facilities allows us to provide deliveries of molten aluminum by customized trucks with hot metal crucibles. The molten aluminum is then poured from the crucible into a customer’s furnace, saving the customer the time and expense of re-melting ingots. This delivery method lowers our customers’ energy and capital expenses as well as metal melt loss, thereby increasing their productivity. In addition, for the year ended December 31, 2005, 52% of the pounds processed by our aluminum recycling segment were under “tolling” arrangements, where we convert customer-owned scrap and dross and return the recycled metal to our customers for a fee.

Our German operation supplies specification alloys to the European automobile industry and serves other European aluminum industries from three plants that together have an annual aluminum processing capacity in excess of 900 million pounds. We also recycle magnesium scrap and deliver product to several large automotive companies from one of these facilities, as well as from a dedicated magnesium facility in the Netherlands. Our Swansea, Wales, facility supplies aluminum to a variety of customers. Our facilities in Pindamonhangaba, Brazil supply Brazil’s only can sheet rolling mill and recycle used beverage cans and production scrap for a facility owned by Brazil’s largest manufacturer of aluminum cans. These facilities have a combined annual processing capacity of 200 million pounds. Our facility in Monterrey, Mexico recycles aluminum dross and scrap for several large diecasters. Monterrey has an annual processing capacity of approximately 100 million pounds of aluminum.

Global Zinc

We recycle zinc metal for use in the manufacture of galvanized steel and produce value-added zinc products, primarily zinc oxide and zinc dust, which are used in the vulcanization of rubber products, the production of corrosion-resistant paint, and in other specialty chemical applications. Our zinc recycling facilities have an annual processing capacity of approximately 290 million pounds.

Sales and Marketing

Global Rolled and Extruded Products

Our rolled and extruded products manufactured by this segment are sold to end-users, as well as to distributors, principally for use in building and construction, transportation, aircraft, consumer durables, electrical, and machinery and equipment industries. Backlog for our rolled products as of December 31, 2005 and 2004 was approximately $446.2 million and $385.0 million, respectively. The main customers for our extrusions products are the building and construction, transport (automotive, rail and shipbuilding), electrical and mechanical engineering segments. Backlog for the extrusions business as of December 31, 2005 and 2004 was approximately $67.5 million and $77.5 million, respectively.

Sales of rolled and extruded products are made through the segment’s own sales force, which is strategically located to provide North American coverage, and through a broad sales network of sales offices and agents in major European countries, the Americas, the Far East and Australia. The majority of our customer sales agreements in this segment are for a term of one year or less.

Global Recycling

Principal customers of this segment’s operations use recycled aluminum to produce can sheet, building and construction, automotive and other aluminum products. Sales of our products and services are made by our dedicated U.S. and international sales force. Customarily, agreements with customers in the aluminum recycling industry are short-term. These agreements usually result from a bidding process in which aluminum producers and metal traders offer to sell materials or to have materials tolled. Consequently, we have historically maintained no significant backlog of orders in this segment.

However, we have long-term contractual arrangements for our recycling services with a number of our largest customers in these segments, including agreements where we have constructed a recycling facility adjacent to a customer’s plant. The remaining terms of these arrangements as of December 31, 2005 range up to seven years, although many of these arrangements provide for extensions.

See Note O of our audited consolidated financial statements included elsewhere in this Report for certain financial information by geographic area.

Global Zinc

We sell most of our zinc products directly to end-users. Most of our agreements with zinc customers are for a term of one year or less. We historically have maintained no significant backlog of orders for zinc products.

Competition

The worldwide aluminum and zinc industries are highly competitive. Aluminum and zinc also compete with other materials such as steel, plastic and glass for various applications.

Global Rolled and Extruded Products

Our rolled and extruded products business competes in the production and sale of rolled aluminum sheet and extrusion products. In the sectors in which we compete, the industry leaders include Alcoa, Novelis, Quanex, Norsk Hydro and Jupiter. In addition, we compete with imported products. We compete with other rolled and extruded products suppliers on the basis of quality, price, timeliness of delivery and customer service.

Global Recycling

The principal factors of competition in our global recycling segment are price, metal recovery rates, proximity to customers, molten metal delivery capability, environmental and safety regulatory compliance and other types of services. Freight costs also limit the geographic areas in which we can compete effectively. Our largest domestic aluminum competitor is Wabash Alloys, a secondary aluminum processor, followed by several smaller competitors. The international recycling business is highly fragmented and very competitive. Our major international competitors are Trimet for recycling, and Remetel and Konzelmann/BUS for specification alloys. We believe we will be able to compete effectively because of our low-cost processing technology.

Global Zinc

The principal factors of competition in the global zinc segment are price, customer service and product quality. Competition is regionally focused due to high freight costs. Competitors in the zinc recycling industry include Horsehead Corporation, Zochem, Purity Zinc Metals and Umicore as well as a large number of regional and local competitors. For zinc metal, we consider both primary and secondary zinc producers to be competitors.

Raw Materials and Supplies

Global Rolled and Extruded Products

A significant portion of the aluminum metal used by the U.S. operations of this segment is purchased aluminum scrap that is acquired from or through aluminum scrap dealers or brokers while a significant portion of the aluminum metal used by our European operations of this segment is supplied by the primary aluminum business of Corus Group plc with the remaining supply coming from purchased aluminum scrap acquired from or through aluminum scrap dealers or brokers. We believe that this segment is one of the largest users of aluminum scrap (other than beverage can scrap) in the United States, and that the volume of its purchases assists it in obtaining scrap at competitive prices. The remaining requirements of this segment are met with purchased primary metal, including metal produced in the United States and internationally.

Global Recycling and Global Zinc

Aluminum and zinc scrap and dross represent the largest component of cost of sales for these segments. The availability and price of scrap and dross depend on a number of factors outside of our control, including general economic conditions, international demand for these materials and internal recycling activities by primary aluminum producers. Changes in U.S. and worldwide supply and demand for aluminum and zinc scrap have had and will continue to have an effect on the prices that we pay for these raw materials.

The primary sources of aluminum scrap and dross for the global recycling segment include automotive component manufacturers, can stock producers, used beverage cans and aluminum smelters. Many of our aluminum suppliers are also our customers. We also buy aluminum scrap from metal scrap dealers and traders on the open market.

A significant portion of our zinc products is produced from zinc dross and other secondary materials provided by the galvanizing industry. In addition, we purchase primary zinc to produce high-grade zinc and for metals distribution purposes. We purchase our zinc raw materials from numerous suppliers. Many zinc galvanizers that supply us with zinc raw materials are also our customers. The availability of zinc dross is dependent upon the demand for galvanized steel, which has historically paralleled fluctuations in customer demand in the automotive, appliance and construction industries.

Energy Supplies

Our operations are fueled by natural gas and electricity, which represent the third largest component of our cost of sales, after metal and labor costs. We purchase the majority of our natural gas on a spot-market basis. However, in an effort to acquire the most favorable natural gas costs, we have secured some of our natural gas at fixed price commitments. We use forward contracts and options, as well as contractual price escalators, to reduce the risks associated with our natural gas requirements.

Seasonality

Many of our rolled products, recycling and specification alloy end-uses are seasonal. Demand in the rolled and extruded products business is generally stronger in the spring and summer seasons due to higher demand in the building and construction industry. Our recycling business experiences greater demand in the spring season due to stronger automotive and can sheet demand. Such factors typically result in higher operating income in the first half of the year.

Employees

As of September 30, 2006, we had a total of approximately 8,600 employees, consisting of approximately 2,450 employees engaged in administrative and supervisory activities and approximately 6,150 employees engaged in manufacturing, production and maintenance functions. Collectively, approximately 45% of our U.S. employees and substantially all of our non-U.S. employees are covered by collective bargaining agreements. Labor relations with employees have been satisfactory.

Environmental

Our operations are subject to environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage, and disposal of hazardous substances and wastes, the remediation of contaminated sites, and employee health and safety. Future environmental regulations could impose stricter compliance requirements on the industries in which we operate. Additional equipment or process changes at some of our facilities may be needed to meet future requirements.

We have been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act and similar state statutes and may be named a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred in connection with the presently pending proceedings will, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations. Currently and from time to time, we are a party to notices of violation brought by environmental agencies concerning the laws governing air emissions. In connection with certain pending proceedings, we are in discussions with government authorities for the purpose of resolving similar issues that have arisen at a number of our facilities in different states. At present, discussions are not sufficiently advanced to determine the scope of relief or the amount of penalties. However, with respect to these pending proceedings, we do not anticipate that the amount of penalties would have a material adverse effect on our financial position or results of operations.

We are performing operations and maintenance at two Superfund sites for matters arising out of past waste disposal activity associated with closed facilities. We are also under orders by agencies in four states for environmental remediation at five sites, two of which are located at our operating facilities.

Our aggregate accrual for environmental matters was $13.1 million and $12.6 million at September 30, 2006 and December 31, 2005, respectively, which covered all environmental loss contingencies that we have determined to be probable and reasonably estimable. Although the outcome of any such matters, to the extent they exceed any applicable accrual, could have a material adverse effect on our consolidated results of operations or cash flows for the applicable period, we currently believe that any such outcome would not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

The processing of scrap generates solid waste in the form of salt cake and baghouse dust. This material is disposed of at off-site landfills or at permitted landfills at our Sapulpa, Oklahoma and Morgantown, Kentucky facilities. If salt cake were ever classified as a hazardous waste in the United States, the costs to manage and dispose of it would increase, which could result in significant increased expenditures.

Our two landfill sites have finite lives and we incur costs related to retiring them. The amounts recognized for landfill asset retirement obligations, as of September 30, 2006, were $8.5 million for our Morgantown, Kentucky landfill and $1.1 million for our Sapulpa, Oklahoma landfill. The related asset retirement cost for each facility was capitalized as a long-lived asset (asset retirement cost), and is being amortized over the remaining useful life of the landfills. See Note H of our audited consolidated financial statements included elsewhere in this Report.

Our expected total expenditures for capital improvements regarding environmental control facilities for 2006 and 2007 are currently expected to be approximately $2.6 million per year.

Legal Proceedings

We are a party from time to time to what we believe are routine litigation and proceedings considered part of the ordinary course of our business. We believe that the outcome of such existing proceedings would not have a material adverse effect on our financial position or results of operation.

On or about August 10, 2006, a putative class action lawsuit, entitled Kahn v. Demetriou, et al., Case No. 2335-N, was filed against us and our directors in the Court of Chancery of the State of Delaware, New Castle County. The plaintiff filed an amended complaint on October 6, 2006. The amended complaint purports to be brought on behalf of all of our stockholders (excluding the defendants and their affiliates). The amended complaint alleges that our directors violated their fiduciary obligations to our stockholders in approving the merger agreement. In that connection, the amended complaint alleges that (i) the merger consideration is inadequate; (ii) the announcement of the proposed transaction was timed to cap the market price of our common stock prior to the August 8, 2006 announcement of record financial results for the second quarter that exceeded analysts’ expectations and exceeded our prior guidance to analysts; (iii) the directors failed to “shop” us because the proposed transaction is not the result of a pre-signing auction process or reliable market check; (iv) the go-shop provision is inadequate and unfairly limits the pool of potential merger candidates to certain strategic bidders and specifically excludes financial buyers; and (v) the termination fee and no-solicitation provisions of the merger agreement will hinder and deter other potential acquirers from seeking to acquire us on better terms than the proposed merger. The amended complaint also alleges that the preliminary proxy statement filed on September 8, 2006 was inadequate and misleading because it failed to make a number of disclosures related to the proposed transaction, including the fact that although Alcoa, Inc.’s share price declined after it announced record financial results, the preliminary proxy statement does not disclose that those financial results were below analysts’ expectations. The amended complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the completion of the proposed transaction, unspecified compensatory damages, and attorneys’ fees and expenses. Following discussions and negotiations, the parties reached an agreement in principle to settle the lawsuit. The proposed settlement is subject to, among other things, court approval following notice to the class and a hearing, and contemplates that we will pay up to $350,000 in attorneys’ fees and expenses to plaintiffs’ counsel.

Properties

Our production and manufacturing facilities are listed below by segment:

Segment	Location	Owned/Leased
Global rolled and extruded products	Lewisport, Kentucky	Owned
	Uhrichsville, Ohio (2)	Owned
	Bedford, Ohio	Leased
	Roxboro, North Carolina	Owned
	Roxboro, North Carolina	Leased
	Ashville, Ohio	Owned
	Richmond, Virginia	Owned
	Beloit, Wisconsin	Leased
	Terre Haute, Indiana	Owned
	Koblenz, Germany	Owned
	Duffel, Belgium	Owned
	Toronto, Canada	Owned
	Cap-de-la-Madeleine, Canada	Owned
	Vogt, Germany	Owned
	Bonn, Germany	Owned
	Bitterfeld, Germany	Owned
	Duffel, Belgium	Owned
	Tianjin, China	Owned(a)

Global recycling	Coldwater, Michigan (2)	Owned
	Morgantown, Kentucky	Owned
	Post Falls, Idaho	Owned
	Shelbyville, Tennessee	Owned
	Sapulpa, Oklahoma	Owned
	Saginaw, Michigan	Owned
	Loudon, Tennessee	Owned
	Chicago Heights, Illinois	Owned
	Goodyear, Arizona	Leased
	Elyria, Ohio	Owned
	Rock Creek, Ohio	Owned
	Cleveland, Ohio	Owned
	Wabash, Indiana	Owned
	Friendly, West Virginia (2)	Owned
	Macedonia, Ohio	Owned
	Töging, Germany	Owned
	Grevenbroich, Germany	Owned
	Deizisau, Germany	Owned
	Monterrey, Mexico	Owned
	Swansea, Wales	Leased
	Pindamonhangaba, Brazil (2)	Owned
	Delftzijl, Netherlands	Leased

Global zinc	Houston, Texas (2)	Owned
	Clarksville, Tennessee	Owned
	Millington, Tennessee	Owned
	Coldwater, Michigan	Owned
	Spokane, Washington	Leased

(a)	A joint venture in which we own a 61% participation interest.

Substantially all of our real property, fixtures and equipment at all of our aluminum recycling and zinc facilities are mortgaged to secure indebtedness under our 2006 credit facilities.

The average operating rates for our global recycling segment’s facilities in 2003, 2004 and 2005 were 72%, 85% and 84%, respectively, of stated capacity. The average operating rates for our global zinc segment’s facilities in 2003, 2004 and 2005 were 73%, 84% and 77%, respectively, of stated capacity. The average operating rate for our rolled and extruded products facilities for 2005 was 86% of stated capacity. We permanently closed our Rockwood, Tennessee plant in December 2004 and our rolled products facility located in Carson, California in March 2006.

General Motors has an option to acquire our Saginaw, Michigan facility under its long-term supply agreement with us. This option is exercisable under certain conditions beginning in 2008. If the supply agreement with GM were terminated, GM would then have an option to acquire ownership of the Saginaw facility. In December 2004, we relocated our principal executive corporate offices to Beachwood, Ohio and have leased approximately 30,600 square feet there for those purposes. Our aluminum recycling segment offices are also based at that location. We also lease approximately 7,100 square feet of office space in Irving, Texas. This location provides information technology support for our consolidated operations.

In Louisville, Kentucky, we currently lease approximately 10,000 square feet for our rolled products segment offices. In Raleigh, North Carolina, our rolled products segment leases approximately 11,000 square feet for financial, accounting and administrative support functions for ALSCO. In Houston, Texas, our zinc segment owns approximately 30,000 square feet of office space for financial and management functions for our zinc operations. We also have two zinc distribution and sales offices that we lease, which are located in Des Plaines, Illinois and Pittsburgh, Pennsylvania.

We believe that our facilities are suitable and adequate for our operations.

RISK FACTORS

Risks Related to Our Business

The operations of Aleris, Corus Aluminum and the 2005 Acquisitions may not be integrated successfully.

The integration of the operations of Corus Aluminum involves consolidating products, operations and administrative functions of two companies that previously operated separately. Achieving the anticipated benefits of the combination of Aleris and Corus Aluminum will depend in part upon our ability to integrate the two businesses in an efficient and effective manner. The integration of two businesses that have previously operated separately faces significant challenges, and we may be unable to accomplish the integration successfully. In addition, we will need to continue integrating the 2005 Acquisitions.

In particular, the need to coordinate geographically dispersed organizations and address possible differences in corporate cultures and management philosophies may increase the difficulties of the integration of Corus Aluminum. Additionally, we may incur substantial expense in our efforts to integrate the information technology systems of Aleris, Corus Aluminum and the 2005 Acquisitions, and these efforts may not prove successful. The integration of Aleris, Corus Aluminum and the 2005 Acquisitions may take longer than planned and may be subject to unanticipated difficulties and expenses. The integration of these acquisitions will require the dedication of significant management resources and may temporarily distract management’s attention from the day-to-day businesses of our company. Employee uncertainty and lack of focus during the integration process may also disrupt our businesses. We may lose key personnel from the acquired organizations and employees in the acquired organizations may be resistant to change and may not adapt well to our corporate structure. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our businesses and the loss of key personnel.

Any inability of management to successfully integrate the operations of Corus Aluminum and the 2005 Acquisitions with Aleris could result in our not achieving the projected efficiencies, cost savings and synergies of these transactions and could adversely affect our businesses and financial condition.

We continue to consider strategic alternatives on an ongoing basis, including by having discussions concerning potential acquisitions, which may be material, that may take place following the completion of the merger.

If we fail to implement our business strategy, our financial condition and results of operations could be adversely affected.

Our future financial performance and success depend in large part on our ability to successfully implement our business strategy. We cannot assure you that we will be able to successfully implement our business strategy or be able to continue improving our operating results. In particular, we cannot assure you that we will be able to achieve all of the operating synergies targeted through focused integration of acquisitions, focused productivity improvements and capacity optimization, further enhancements of our business and product mix, expansion in selected international regions, opportunistic pursuit of strategic acquisitions and management of key commodity exposures.

Furthermore, we cannot assure you that we will be successful in our growth efforts or that we will be able to effectively manage expanded or acquired operations. Our ability to achieve our expansion and acquisition objectives and to effectively manage our growth depends on a number of factors, including:

•	our ability to introduce new products and end-use applications;

•	our ability to identify appropriate acquisition targets and to negotiate acceptable terms for their acquisition;

•	our ability to integrate new businesses into our operations; and

•	the availability of capital on acceptable terms.

Implementation of our business strategy could be affected by a number of factors beyond our control, such as increased competition, legal and regulatory developments, general economic conditions or the increase of operating costs. Any failure to successfully implement our business strategy could adversely affect our financial condition and results of operations. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

The cyclical nature of the metals industry, our end-use segments and our customers’ industries could limit our operating flexibility, which could negatively impact our financial condition and results of operations.

The metals industry in general is cyclical in nature. It tends to reflect and be amplified by changes in general and local economic conditions. These conditions include the level of economic growth, financing availability, the availability of affordable energy sources, employment levels, interest rates, consumer confidence and housing demand. Historically, in periods of recession or periods of minimal economic growth, metals companies have often tended to under-perform other sectors. We are particularly sensitive to trends in the transportation and construction industries, which are both seasonal and highly cyclical in nature, and dependent on general economic conditions. For example, during recessions or periods of low growth, the transportation and construction industries typically experience major cutbacks in production, resulting in decreased demand for aluminum and zinc. This leads to significant fluctuations in demand and pricing for our products and services. Because we generally have high fixed costs, our profitability is significantly affected by decreased processing volume. Accordingly, reduced demand and pricing pressures may significantly reduce our profitability and adversely affect our financial condition and results of operations. Economic downturns in regional and global economies or a prolonged recession in our principal industry segments have had a negative impact on our operations in the past, and could have a negative impact on our future financial condition or results of operations. In addition, in recent years global economic and commodity trends have been increasingly correlated. Although we continue to seek to diversify our business on a geographic and industry end-use basis, we cannot assure you that diversification will significantly mitigate the effect of cyclical downturns.

Changes in the market price of aluminum and zinc impact the selling prices of our products. Market prices of aluminum and zinc are dependent upon supply and demand and a variety of factors over which we have minimal or no control, including:

•	regional and global economic conditions;

•	availability and relative pricing of metal substitutes;

•	labor costs;

•	energy prices;

•	environmental and conservation regulations;

•	seasonal factors and weather; and

•	import and export restrictions.

The loss of certain members of our management may have an adverse effect on our operating results.

Our success will depend, in part, on the efforts of our senior management and other key employees. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more of our senior officers, our financial condition and results of operations may be negatively affected. Moreover, the market for qualified individuals may be highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

We had substantial historical net losses prior to 2005 and we had a net loss in the third quarter of 2006, and any continuation of net losses in the future may reduce our ability to raise needed capital.

We reported net losses for the years ended December 31, 2001, 2002, 2003 and 2004 and for the third quarter of 2006. Our ability to continue operations may become increasingly constrained if we incur net losses in the future.

If we sustain net losses in future periods, our ability to raise needed financing, or to do so on favorable terms, may be limited if losses are taken into account by the organizations that issue investment ratings on our indebtedness. Our debt ratings would continue to remain below the “investment grade” category, which results in higher borrowing costs as well as a reduced pool of potential purchasers of our debt as some investors would not purchase debt securities that are not rated in an investment grade rating category. Also, any rating assigned may not remain in effect for any given period of time and could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. A lowering or withdrawal of a rating could further increase our borrowing costs. See “—Risks Related to the Notes—Our substantial leverage and debt service obligations could adversely affect our financial condition and restrict our operating flexibility.”

We may encounter issues under the Sarbanes-Oxley Act that require our management to provide a management report containing an assessment that our internal controls over financial reporting are ineffective.

We are required to comply with Section 404(a) of the Sarbanes-Oxley Act and the related SEC rules, which require our management to assess the effectiveness of our internal control over financial reporting on an annual basis and to include in our Annual Report on Form 10-K management’s report on that assessment, together with an attestation by our independent registered public accounting firm. If there are any “material weaknesses” in internal control over financial reporting that are identified, then our management is not permitted to conclude in its report that our company’s internal control over financial reporting is effective. As defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2, a material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Although no material weaknesses in internal control over financial reporting were noted as of December 31, 2005, we may experience future material weaknesses, in particular with respect to acquired businesses. The occurrence of one or more material weaknesses could have an adverse effect on our business, results of operations, financial condition and liquidity.

We may encounter increases in the cost of raw materials and energy, which could cause our cost of goods sold to increase thereby reducing operating results and limiting our operating flexibility.

We require substantial amounts of raw materials and energy in our business, consisting principally of primary aluminum, aluminum and zinc scrap, zinc metals and natural gas. Any substantial increases in raw materials or energy costs could cause our operating costs to increase and negatively affect our financial condition and results of operations.

Aluminum scrap and primary aluminum metal prices are subject to significant cyclical price fluctuations. London Metal Exchange, or LME, primary aluminum metal prices declined by approximately 47% between 1988 and 2002 and rose approximately 91% from December 2002 to September 2006. Metallics (primary aluminum metal, aluminum and zinc scrap and aluminum dross) represent the largest component of our costs of sales. We purchase scrap primarily from aluminum and zinc scrap dealers. We meet our remaining requirements with purchased primary metals. We have limited control over the price or availability of these supplies in the future.

The availability and price of aluminum scrap depend on a number of factors outside our control, including general economic conditions, international demand for metallics and internal recycling activities by primary aluminum producers. Increased regional and global demand for aluminum scrap can have the effect of increasing the prices that we pay for these raw materials thereby increasing our cost of sales. We often cannot adjust the selling prices for our products to recover the increases in scrap prices. If scrap and dross prices were to increase significantly without a commensurate increase in the market value of the primary metals, our future financial condition and results of operations could be affected by higher costs and lower profitability. In addition, a significant decrease in the pricing spread between aluminum scrap and primary aluminum could make recycling less attractive compared to primary production, and thereby reduce customer demand for our recycling business.

After raw materials and labor costs, natural gas costs represent the third largest component of our cost of sales. The price of natural gas, and therefore the costs, can be particularly volatile. As a result, our natural gas costs may fluctuate dramatically, and we may not be able to mitigate the effect of higher natural gas costs on our cost of sales. If natural gas costs remain at current levels or increase further, our financial condition and results of operations may be adversely affected. Although we attempt to mitigate volatility in natural gas costs through the use of hedging and the inclusion of price escalators in certain of our long-term supply contracts, we may not be able to eliminate the effects of such cost volatility. Therefore, in an effort to offset the effect of increasing costs, we may have also limited our potential benefit from declining costs.

We may be unable to manage effectively our exposure to commodity price fluctuations, and our hedging activities may affect profitability in a changing metals price environment and subject our earnings to greater volatility from period-to-period.

Significant increases in the price of primary aluminum metal or aluminum scrap, if not offset by product price increases, would cause our cost of goods sold to significantly increase, negatively impacting our future financial condition and results of operations. To reduce our exposure at any time to the risk of changes in metal prices, we purchase metal for forward delivery and hedge with futures and options contracts.

We purchase LME futures and options contracts to reduce exposure to the risk of changes in metal prices. Despite the use of LME futures contracts, we remain exposed to the variability in prices of scrap metal. While scrap metal is priced in relation to prevailing LME prices, it is also priced at a premium or discount to LME metal (depending on the quality of the material supplied). This premium or discount is referred to in the industry as the “scrap spread” and fluctuates depending on market conditions. Furthermore, our global rolled and extruded products segment is exposed to variability in the market price of a transportation differential (referred to as “Midwest Premium” in the United States and “Duty Paid/Unpaid Rotterdam” in Europe) charged by industry participants to deliver metal from the smelter to the manufacturing facility. This transportation differential also fluctuates in relation to market conditions. Our global rolled and extruded products segment follows a pattern of increasing or decreasing its selling prices to customers in response to changes in the Midwest Premium and the Duty Paid/Unpaid Rotterdam.

The majority of our aluminum LME futures and options contracts have not met requisite accounting “effectiveness” tests in recent periods. As a result, unrealized gains and losses on the majority of our aluminum metal cash flow hedges must be reported in our consolidated results of operations rather than deferred in our consolidated balance sheet, while the unrealized gains and losses on our fair value aluminum hedges must be included in our consolidated results of operations with no offsetting changes in the value of the inventory being hedged. The inclusion of such metal hedging gains or losses in earnings may produce significant period-to-period earnings volatility that is not necessarily reflective of our underlying operating performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk.”

If we were to lose order volumes from any of our largest customers, our sales volumes and revenues could be reduced and our cash flows lessened.

Our business is exposed to risks related to customer concentration. In 2005, on a pro forma basis, our ten largest customers were responsible for 18% of our consolidated revenues. No one customer accounted for more than 5% of our pro forma revenues in 2005. A loss of order volumes from, or a loss of industry share by, any major customer could negatively affect our financial condition and results of operations by lowering sales volumes, increasing costs and lowering profitability. In addition, our strategy of having dedicated facilities and dedicated arrangements with customers where appropriate carries the inherent risk of increased dependence on a single or a few customers with respect to a particular facility of ours. In such cases, the loss of such a customer, or the reduction of that customer’s business at one or more of our facilities, could negatively affect our financial condition and results of operations, and any timely replacement of volumes could prove difficult. In addition, several of our customers have become involved in bankruptcy or insolvency proceedings and have defaulted on their obligations to us in recent years. We currently provide no significant reserves for sales to our U.S. automotive customers as we believe amounts currently included in our consolidated balance sheet to be collectible. However, should the recent poor financial performance and economic conditions experienced by the U.S. automotive industry continue, we may be required to record significant additional reserves which may have a material impact on our financial condition, results of operations and cash flows. At September 30, 2006, approximately $64.9 million of our accounts receivable were payable by U.S. automobile manufacturers or their direct suppliers.

We do not have long-term contractual arrangements with a substantial number of our customers, and our sales volumes and revenues could be reduced if our customers switch their suppliers.

On a pro forma basis, approximately 77% of our sales volume for the year ended December 31, 2005, was with customers who do not have long-term contractual arrangements with us. These customers purchase products and services from us on a purchase order basis and may choose not to continue to purchase our products and services. The loss of these customers or a significant reduction in their purchase orders could have a material negative impact on our sales volume and business.

We may not be able to generate sufficient cash flows to fund our capital expenditure requirements or to meet our debt service obligations.

In recent periods prior to 2005, we did not generate sufficient cash flows from operations to fund our capital expenditure requirements. Our operations may not be able to generate sufficient cash flows to service our indebtedness, fund our capital expenditures or provide the ability to raise needed financing on terms favorable to us. If we are not able to reduce our high leverage through the generation of cash flows from our business, we would have to do one or more of the following:

•	raise additional capital through debt or equity issuances or both;

•	cancel or scale back current and future business initiatives; or

•	sell businesses or properties.

We may be unable to raise additional capital on favorable terms or at all. In addition, any failure to pursue business initiatives could adversely affect our ability to compete effectively. Further, any of the actions above could provide only temporary assistance with the cash flows of the business.

Our business requires substantial capital investments that we may be unable to fulfill.

Our operations are capital intensive. On a pro forma basis, our total capital expenditures were approximately $134.0 million and $122.7 million for 2005 and 2004, respectively, and were approximately $90.6 million for the nine months ended September 30, 2006.

We may not generate sufficient operating cash flows and our external financing sources may not be available in an amount sufficient to enable us to make anticipated capital expenditures, service or refinance our indebtedness or fund other liquidity needs. If we are unable to make upgrades or purchase new plant and equipment, our financial condition and results of operations could be affected by higher maintenance costs, lower sales volumes due to the impact of reduced product quality, and other competitive influences.

We may not be able to compete successfully in the industry segments we serve and aluminum may become less competitive with alternative materials, which could reduce our share of industry sales, lower our selling prices and reduce our sales volumes.

Aluminum competes with other materials such as steel, plastic and composite materials and glass for various applications. Higher aluminum prices tend to make aluminum products less competitive with these alternative materials.

We compete in the production and sale of rolled aluminum products with a number of other aluminum rolling mills, including large, single-purpose sheet mills, continuous casters and other multi-purpose mills, some of which are larger and have greater financial and technical resources than we do. We compete with other rolled products suppliers, principally multi-purpose mills, on the basis of quality, price, timeliness of delivery, technological innovation and customer service.

We also compete with other aluminum recyclers in segments that are highly fragmented and characterized by smaller, regional operators. The principal factors of competition in our aluminum and zinc recycling business include price, metal recovery rates, proximity to customers, customer service, molten metal delivery capability, environmental and safety regulatory compliance, and types of services offered.

Additional competition could result in a reduced share of industry sales or reduced prices for our products and services, which could decrease revenues or reduce volumes, either of which could have a negative affect on our financial condition and results of operations.

As a result of the Corus Acquisition, a growing portion of our sales is expected to be derived from our international operations, which exposes us to certain risks inherent in doing business abroad.

We have aluminum recycling operations in Germany, the United Kingdom, Mexico and Brazil and magnesium recycling operations in Germany and the Netherlands. As a result of the Corus Acquisition, we also have rolled products and extrusions operations in Germany, Belgium, Canada and China. In addition, we are in the process of constructing a zinc recycling facility in China. We plan to continue to explore opportunities to expand our international operations. Our international operations generally are subject to risks, including:

•	changes in U.S. and international governmental regulations, trade restrictions and laws, including tax laws and regulations;

•	currency exchange rate fluctuations;

•	tariffs and other trade barriers;

•	the potential for nationalization of enterprises;

•	interest rate fluctuations;

•	high rates of inflation;

•	currency restrictions and limitations on repatriation of profits;

•	divergent environmental laws and regulations; and

•	political, economic and social instability.

The occurrence of any of these events could cause our costs to rise, limit growth opportunities or have a negative effect on our operations and our ability to plan for future periods, and subject us to risks not generally prevalent in the United States.

The financial condition and results of operations of some of our operating entities are reported in various currencies and then translated into U.S. Dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, generally speaking, appreciation of the U.S. Dollar against these currencies will have a negative impact on reported revenues and operating profit while depreciation of the U.S. Dollar against these currencies will have a positive effect on reported revenues and operating profit.

Current environmental liabilities, as well as the cost of compliance with and liabilities under health and safety laws, could increase our operating costs, negatively impacting our financial condition and results of operations.

Our operations are subject to environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage, and disposal of hazardous substances and wastes, the remediation of contaminated sites, and employee health and safety. Future environmental regulations could impose stricter compliance requirements on the industries in which we operate. Additional equipment or process changes at some of our facilities may be needed to meet future requirements.

Processing and manufacturing activities at current and formerly owned and operated properties and adjacent areas have resulted in environmental impacts requiring remediation. We are subject to indemnification obligations to third parties for certain of these properties. Financial responsibility for the remediation of contaminated property or for the amelioration of damage to natural resources can be imposed on us where current or prior operations have had an environmental impact. Such liability can include the cost of investigating and cleaning up contaminated soil or ground water, fines and penalties sought by environmental authorities, and damages arising out of personal injury, contaminated property, and other toxic tort claims, as well as lost or impaired natural resources. In addition Corus has agreed to indemnify us for certain known environmental liabilities relating to the facilities of Corus Aluminum. However, if Corus becomes unable to, or otherwise does not, comply with its indemnity obligations in the future, we could become subject to significant liabilities. Certain environmental laws impose strict, and in certain circumstances joint and several, liability for some of these matters, meaning that a person can be held liable without regard to fault for all costs even though others were also involved in causing them. These costs have not been material to net income (loss) for any accounting period since January 1, 2001. However, future remedial requirements at current and formerly owned or operated properties or adjacent areas, or identification of previously unknown conditions, could result in liabilities significantly in excess of this amount.

Currently and from time to time, we are a party to notices of violation brought by environmental agencies concerning the laws governing air emissions. In connection with certain pending proceedings, we are in discussions with government authorities for the purpose of resolving similar issues that have arisen at a number of our facilities in different states. At present, discussions are not sufficiently advanced to determine the scope of relief or the amount of penalties. However, with respect to these pending proceedings, we do not anticipate that the amount of penalties would have a material adverse effect on our financial position or results of operations.

Changes in environmental requirements or changes in their enforcement could materially increase our costs. For example, if salt cake, a by-product from some of our recycling operations, were to become classified as a hazardous waste in the United States, the costs to manage and dispose of it would increase and could result in significant increased expenditures.

We could experience labor disputes that could disrupt our business.

Approximately 45% of our U.S. employees and substantially all of our non-U.S. employees, located primarily in Europe where union membership is common, are represented by unions or equivalent bodies and are covered by collective bargaining or similar agreements which are subject to periodic renegotiation. Although we believe that we will successfully negotiate new collective bargaining agreements when the current agreements expire, these negotiations:

•	may not prove successful;

•	may result in a significant increase in the cost of labor; or

•	may break down and result in the disruption of our operations.

Labor negotiations may not conclude successfully and, in that case, work stoppages or labor disturbances may occur. Any such stoppages or disturbances may have a negative impact on our financial condition and results of operations by limiting plant production, sales volumes and profitability.

We may have to take further charges to earnings if our goodwill or asset values are impaired.

We perform an annual goodwill impairment review to estimate the fair value of our reporting units. This valuation entails a discounted cash flow model using internal projections and budgets to determine a unit’s fair value. In the event that we are not able to achieve expected cash flow levels, or other factors indicate that goodwill is impaired, we may need to write off all or part of our goodwill. The amount of the impairment would be charged as an expense in the period in which the impairment occurred. Any such goodwill or other asset impairment charges in the future would reduce our net income and could be a factor in causing future net losses.

In addition, our landfill assets are subject to charges for asset retirement obligations, which are adjusted over time to recognize the current fair market value of the obligations. We are also subject to charges for impairment or disposal of certain of our long-lived assets and facilities. For instance, over the past three years, we have closed two aluminum recycling facilities, one zinc recycling facility and one rolled products facility and reduced the number of furnaces we operate at other U.S. facilities. Continued under-utilization at our U.S. aluminum facilities could result in additional write-downs and impairment charges. In addition, the carrying value of certain of our properties could be reduced in the future if the fair value of these assets were to decline in the future, resulting in additional asset impairment charges at that time.

Risks Related to the Notes

Our substantial leverage and debt service obligations could adversely affect our financial condition and restrict our operating flexibility.

We have substantial debt and, as a result, significant debt service obligations. As of September 30, 2006, on a pro forma basis, our total indebtedness would have been approximately $2,474.1 million. We also would have had approximately $499.0 million of unused commitments, net of outstanding letters of credit, under our 2006 credit facilities. Our substantial level of debt and debt service obligations could have important consequences including the following:

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, which could result in an event of default under the indentures governing the notes and the agreements governing our other indebtedness;

•	limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore we may be unable to take advantage of opportunities that our leverage prevents us from exploiting;

•	exposing our cash flows to changes in floating rates of interest such that a 1% increase in floating rates, after giving pro forma effect to the Transactions and the Corus Acquisition, will negatively impact our cash flows by approximately $13.2 million;

•	imposing additional restrictions on the manner in which we conduct our business under financing documents, including restrictions on our ability to pay dividends, make investments, incur additional debt and sell assets; and

•	reducing the availability of our cash flows to fund our working capital requirements, capital expenditures, acquisitions, investments, other debt obligations and other general corporate requirements, because we will be required to use a substantial portion of our cash flows to service debt obligations.

The occurrence of any one of these events could have an adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our indebtedness.

In the future we may incur additional indebtedness which could exacerbate the impact of the foregoing.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness, including secured indebtedness, in the future. Although the indentures governing the notes and the 2006 credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and any indebtedness incurred in compliance with these restrictions could be substantial. For example, we will have the right under our new revolving credit facility to request up to $100.0 million of additional commitments, although the lenders will not be under any obligation to provide any such additional commitments. Any increase in commitments will be subject to the absence of a default, and our ability to borrow under our new revolving credit facility will remain limited by the amount of the borrowing base. In addition, our 2006 credit facilities and the notes will allow us to incur a significant amount of indebtedness in connection with acquisitions and a significant amount of purchase money debt. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased.

Covenant restrictions under our indebtedness may limit our ability to operate our business and, in such event, we may not have sufficient assets to pay amounts due under the notes.

The terms of our 2006 credit facilities and the notes will restrict us and our subsidiaries from taking various actions such as incurring additional debt under certain circumstances, paying dividends, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, under certain circumstances, our new revolving credit facility will require us to comply with a minimum fixed charge coverage ratio and may require us to reduce our debt or take other actions in order to comply with this ratio. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand future downturns in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of limitations imposed on us by the restrictive covenants under our 2006 credit facilities and the notes. A breach of any of these provisions could result in a default under our 2006 credit facilities or the notes, as the case may be, that would allow lenders or noteholders to declare our outstanding debt immediately due and payable. If we are unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders or noteholders could initiate a bankruptcy proceeding or, in the case of the 2006 credit facilities, proceed against any assets that serve as collateral to secure such debt.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

After giving pro forma effect to the Transactions and the Corus Acquisition, our ratio of earnings to fixed charges would have been 0.9x for the twelve months ended September 30, 2006 (calculated as described under “Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial and Other Data”). Our ability to pay interest on and principal of the notes and to satisfy our other debt obligations will primarily depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indentures governing the notes may restrict us from adopting some of these alternatives, which in turn could exacerbate the effects of any failure to generate sufficient cash flow to satisfy our debt service obligations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms.

Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations at all or on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the notes.

The notes are not secured by our assets and the lenders under our 2006 credit facilities will be entitled to remedies available to secured lenders, which gives them priority over holders of the notes and the notes will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our 2006 credit facilities to the extent of the value of the assets securing such indebtedness.

The senior notes and the senior subordinated notes and, in each case, the related guarantees will be effectively subordinated in right of payment to all of our and our subsidiary guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness, including our 2006 credit facilities. In addition, the senior subordinated notes will be contractually subordinated to all of our existing and future senior unsubordinated indebtedness. Loans under our 2006 credit facilities are secured by security interests in substantially all of our and the guarantors’ assets (subject to certain exceptions). Under our 2006 credit facilities as of September 30, 2006, on a pro forma basis, we would have had $1,331.0 million of secured indebtedness outstanding, with approximately $499.0 million of unused commitments, in each case excluding outstanding letters of credit. If we become insolvent or are liquidated, or if payment under the 2006 credit facilities or of any other secured indebtedness is accelerated, the lenders under our 2006 credit facilities and holders of other secured indebtedness (or an agent on their behalf) will be entitled to exercise the remedies available to secured lenders under applicable law (in addition to any remedies that may be available under documents pertaining to our 2006 credit facilities or other senior debt). For example, the secured lenders could foreclose and sell those assets in which they have been granted a security interest to the exclusion of the holders of the senior notes and the senior subordinated notes, even if an event of default exists under the indentures governing those notes at that time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the senior notes and the senior subordinated notes. In addition, certain of our hedging obligations with respect to zinc, aluminum and natural gas will constitute secured indebtedness under the indentures governing our senior notes and senior subordinated notes. To the extent prices of these commodities increase, the amount of this secured indebtedness could increase significantly. We expect to incur additional secured hedging obligations as part of our ongoing commodity risk management activities.

The notes will be structurally subordinated to the obligations of our foreign subsidiaries, and to the obligations of our domestic subsidiaries that do not guarantee the notes.

None of our existing or future foreign subsidiaries will guarantee the notes. The notes will be structurally subordinated to the obligations of our foreign subsidiaries, and to the obligations of our domestic subsidiaries that do not guarantee the notes. As of September 30, 2006, on a pro forma basis, our non-guarantor subsidiaries would have had approximately $1,359.7 million of total liabilities, including trade payables, and approximately $570.3 million of indebtedness outstanding, including $557.6 million of indebtedness under our 2006 credit facilities. Our non-guarantor subsidiaries may, in the future, incur substantial additional liabilities, including indebtedness. Furthermore, we may, under certain circumstances described in the indentures, designate subsidiaries as unrestricted subsidiaries, and any domestic subsidiary that is designated as unrestricted will not guarantee the notes. The indentures provide that Imsamet of Arizona, one of our less than wholly-owned domestic subsidiaries, will not be a guarantor of the notes. This subsidiary accounted for less than 1% of our pro forma revenues and assets for fiscal 2005. In the event of our non-guarantor subsidiaries’ bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the assets of those non-guarantor subsidiaries will not be available to pay obligations on the notes until after all of the liabilities (including trade payables) of those non-guarantor subsidiaries have been paid in full.

As of September 30, 2006, our non-guarantor subsidiaries accounted for approximately 57% of our consolidated assets. For the year ended December 31, 2005 and the nine months ended September 30, 2006, on a pro forma basis, our non-guarantor subsidiaries generated approximately 51% and 49% of our revenues, respectively, and 31% and 27% of our operating income, respectively.

The rights of holders of the senior subordinated notes to receive payments on the senior subordinated notes and the guarantees thereof will be junior to the rights of the lenders under our 2006 credit facilities, the senior notes and to holders of all of our and the guarantors’ other existing and future senior unsubordinated indebtedness.

The senior subordinated notes and the guarantees thereof will rank junior in right of payment to all of our and the guarantors’ existing senior unsubordinated indebtedness, including borrowings under our 2006 credit facilities and the senior notes, and will rank junior in right of payment to all of our and the guarantors’ future indebtedness, except for any future indebtedness that expressly provides that it ranks equal or junior in right of payment to the senior subordinated notes and the guarantees thereof.

As of September 30, 2006, on a pro forma basis, we would have had approximately $1,994.1 million of senior indebtedness outstanding on a consolidated basis, consisting of $1,386.1 million of secured senior indebtedness, including approximately $20.0 million in respect of letters of credit, and $608.0 million of other senior indebtedness.

As of September 30, 2006, on a pro forma basis, we would have had approximately $499.0 million of unused commitments, net of outstanding letters of credit, under our new revolving credit facility. We anticipate that immediately following the closing of the Transactions $251.0 million of our borrowing capacity under this facility, including approximately $20.0 million in respect of letters of credit, will be outstanding. Furthermore, as of September 30, 2006, on a pro forma basis, our non-guarantor subsidiaries would have had an aggregate amount of approximately $1,359.7 million of total liabilities, including trade payables. We will also be permitted to incur substantial additional indebtedness, including senior indebtedness, in the future. See “—Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.”

We and the guarantors may not be permitted to pay principal, premium, if any, interest or other amounts on account of the senior subordinated notes or the guarantees thereof in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under our 2006 credit facilities and the senior notes, unless such senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to such senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the senior subordinated notes or the guarantees thereof for a designated period of time.

Because of the subordination provisions in the senior subordinated notes and the guarantees thereof, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or a guarantor, our or the guarantor’s assets will not be available to pay obligations under the senior subordinated notes or the applicable guarantee until we have or the guarantor has made all payments in cash on our or its senior indebtedness. Sufficient assets may not remain after all these payments are made. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the senior subordinated notes will participate with trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness, as the case may be, in the assets (if any) remaining after we and the guarantors have paid all of the senior indebtedness. However, because the indenture governing the senior subordinated notes requires that amounts otherwise payable to holders of the senior subordinated notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of senior subordinated notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all creditors, and holders of the senior subordinated notes may receive less, ratably, than the holders of senior indebtedness.

The terms of our 2006 credit facilities and the indentures governing the notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreements governing our 2006 credit facilities and the indentures governing the notes will contain, and the terms of any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our best long-term interests. The indentures governing the notes and the credit agreements governing our 2006 credit facilities will include covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on our capital stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

In addition, our ability to borrow under our new revolving credit facility is limited by a borrowing base. Moreover, our new revolving credit facility provides discretion to the agent bank acting on behalf of the lenders to impose additional availability and other reserves, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

A breach of any of the restrictive covenants in the 2006 credit facilities would result in a default under those facilities. If any such default occurs, the lenders under the 2006 credit facilities may elect to declare all outstanding borrowings under such facilities, together with accrued interest and other fees, to be immediately due and payable, or enforce their security interest, any of which could result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

The operating and financial restrictions and covenants in these debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all notes. Our 2006 credit facilities provide that certain change of control events (including a change of control as defined in the indentures governing the notes) constitute a default. Any future credit agreement or other agreements relating to our indebtedness to which we become a party would likely contain similar provisions. If we experience a change of control that triggers a default under our 2006 credit facilities, we could seek a waiver of such default or seek to refinance such facilities. In the event we do not obtain such a waiver or refinance the facilities, such default could result in amounts outstanding under the facilities being declared due and payable. In the event we experience a change of control that requires us to repurchase your notes, we may not have sufficient financial resources to satisfy all of our obligations under our 2006 credit facilities and the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due could result in a default under the indentures.

In addition, the change of control and other covenants in the indentures governing the notes do not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a transaction, including a highly leveraged transaction.

Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require note holders to return payments received.

The proceeds of the sale of the notes, together with other available cash resources, will be applied to pay the merger consideration payable to our stockholders and to refinance certain of our existing indebtedness. See “Sources and Uses.” Certain of our existing domestic subsidiaries will guarantee, and certain of our future domestic subsidiaries may guarantee, the notes. Our issuance of the notes, the issuance of the guarantees by the guarantors, as well as other components of the Transactions, including, without limitation, the granting of liens by us and the guarantors in favor of the lenders under our 2006 credit facilities, may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce the notes and a guarantor’s guarantee, or a court may subordinate the notes and such guarantee to our or the applicable guarantor’s existing and future indebtedness.

While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the notes if it found that when we issued the notes, when the applicable guarantor entered into its guarantee or, in some states, when payments became due under the notes or such guarantee, we or the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	we were, or the applicable guarantor was, insolvent, or rendered insolvent by reason of such incurrence; or

•	we were, or the applicable guarantor was, engaged in a business or transaction for which our or the applicable guarantor’s remaining assets constituted unreasonably small capital; or

•	we or the applicable guarantor intended to incur, or believed or reasonably should have believed that we or the applicable guarantor would incur, debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•	we were, or the applicable guarantor was, a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

The court might also void the notes or a guarantee without regard to the above factors if the court found that we issued the notes or the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud our or its creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a note or guarantee if, in exchange for the note or guarantee, property is transferred or an antecedent debt is satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. For example, in a leveraged transaction, such as the Transactions, there is increased risk of a determination that the issuer incurred debt obligations for less than reasonably equivalent value or fair consideration as a court may find that the benefit of the transaction went to our stockholders, while neither we nor the guarantors benefited substantially or directly from the notes or the guarantees.

The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including subordinated and contingent liabilities, was greater than the fair saleable value of its assets; or

•	if the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including subordinated and contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

In the event of a finding that a fraudulent conveyance or transfer has occurred, the court may void, or hold unenforceable, the notes or any of the guarantees, which could mean that you may not receive any payments on the notes and the court may direct you to repay any amounts that you have already received from us or any guarantor to us, such guarantor or a fund for the benefit of our or such guarantor’s creditors. Furthermore, the holders of voided notes would cease to have any direct claim against us or the applicable guarantor. Consequently, our or the applicable guarantor’s assets would be applied first to satisfy our or the applicable guarantor’s other liabilities, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Moreover, the voidance of the notes or a guarantee could result in an event of default with respect to our and our guarantors’ other debt that could result in acceleration of such debt (if not otherwise accelerated due to our or our guarantors’ insolvency or other proceeding).

Although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Furthermore, under the circumstances discussed more fully above, a court under federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances.

Following the merger, we will be indirectly owned and controlled by the Sponsor, and the Sponsor’s interests as an equity holder may conflict with yours as a creditor.

Immediately following the merger, we will be a wholly-owned subsidiary of Aurora Acquisition Holdings, Inc., the Investors will directly or indirectly own all of our equity interests, and the Sponsor will have the ability to control our policies and operations. The interests of the Sponsor may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interest as a note holder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Furthermore, the Sponsor may in the future own businesses that directly or indirectly compete with us. The Sponsor also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

There is no public market for the notes, and we cannot be sure that a market for the notes will develop.

The notes are a new issue of securities for which there is no active trading market. We will apply to make the notes eligible for trading in The Portal Market, a subsidiary of The Nasdaq Stock Market, Inc. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high-yield securities.

The notes have not been registered under the Securities Act or any state securities laws. Subject to completion of a registered exchange offer for the notes, no public market for the notes will develop because the notes are being sold pursuant to an exemption from registration under applicable securities laws and, therefore, may not be publicly offered, sold or otherwise transferred in any jurisdiction where registration may be required. By purchasing the notes, you will be deemed to have made certain acknowledgments, representations and agreements. You should be aware that you may be required to bear the financial risk of your investment in the notes for an indefinite period of time. Under the registration rights agreement applicable to the notes, we have agreed to use our commercially reasonable efforts to exchange the notes for equivalent registered securities or, in some circumstances, to register resales of the notes under the Securities Act. However, we may not be successful in consummating the exchange or having the registration statement declared effective.

Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial and

Other Data

The following summary historical consolidated financial and other data for each of the years in the three-year period ended December 31, 2005 and as of December 31, 2004 and 2005 have been derived from our audited consolidated financial statements. The balance sheet data as of December 31, 2003 have been derived from our audited consolidated financial statements. The summary historical consolidated financial and other data for the nine months ended September 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements. The balance sheet data as of September 30, 2005 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of these data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The Corus Acquisition, the 2005 Acquisitions and our acquisition of Commonwealth in 2004 have all affected the comparability of our financial data between periods. The audited consolidated financial statements for each of the years in the three-year period ended December 31, 2005 have been audited by Ernst & Young LLP, an independent registered public accounting firm.

The following table also sets forth summary unaudited pro forma condensed combined financial and other data for the year ended December 31, 2005, and the nine and twelve months ended September 30, 2006. The summary unaudited pro forma consolidated results of operations and cash flow data give pro forma effect to the Transactions, the Corus Acquisition and the operating results of the 2005 Acquisitions (excluding the acquisition of certain assets of Ormet) on a combined basis as if they had occurred on January 1, 2005. The summary unaudited pro forma balance sheet data give pro forma effect to the Transactions as if they had occurred on September 30, 2006. Corus Aluminum’s historical combined financial statements from which the summary pro forma condensed combined financial and other data are in part derived were prepared in accordance with International Financial Reporting Standards as adopted by the European Union, or IFRS, which differ in certain material respects from U.S. GAAP. See “Unaudited Pro Forma Condensed Combined Financial Information” for a more detailed description of the assumptions made in preparing the following pro forma condensed combined financial data.

The financial data set forth in this table are not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited and unaudited consolidated financial statements and accompanying notes thereto as well as the audited and unaudited combined financial statements and accompanying notes thereto of Corus Aluminum.

	Historical										Pro Forma
	For the year ended December 31,						For the nine months ended September 30,				For the twelve months ended September 30, 2006
	2003		2004		2005		2005		2006
							(unaudited)				(unaudited)
	(in millions, except ratios)
Statement of Operations Data:
Revenues	$892.0		$1,226.6		$2,429.0		$1,803.5		$3,255.4		$5,573.0
Operating income	13.8		12.7		118.7		112.7		190.2		246.3
Net (loss) income	(0.8)		(23.8)		74.3		79.5		59.4		(6.0)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$14.8		$17.8		$6.8		$64.4		$107.6		$44.0
Total assets	550.7		1,081.1		1,554.1		1,170.8		3,290.2		4,734.1
Total debt	256.2		412.4		651.8		373.2		1,586.0		2,474.1
Total stockholders’ equity	121.8		282.7		393.8		412.8		452.8		890.0

Other Data:
Pounds processed, global recycling and global zinc	2,956.0		3,379.2		3,365.9		2,504.5		2,640.7		3,528.8
Pounds shipped, global rolled and extruded products	—		76.8		922.3		698.7		1,069.0		2,278.2
Net cash provided by (used in):
Operating activities	$(8.3)		$2.1		$102.3		$113.6		$150.8
Investing activities	(5.2)		(38.9)		(373.9)		(50.9)		(876.4)
Financing activities	20.7		38.7		261.3		(15.7)		826.0

Depreciation and amortization	29.7		30.6		55.0		39.8		63.4		$163.4
Capital expenditures	20.8		44.8		62.1		38.9		53.5		142.1
EBITDA(a)	43.4		42.6		170.5		152.3		211.2		364.3
Adjusted EBITDA(b)	49.0		65.0		230.9		175.4		297.0		520.4
Ratio of earnings to fixed charges(c)	—		—		2.6	x	3.5	x	2.6	x	0.9	x
Ratio of Adjusted EBITDA to cash interest expense(b)(d)	3.6	x	2.4	x	5.9	x	6.2	x	5.8	x	2.4	x
Ratio of net debt to Adjusted EBITDA(b)	4.9	x	6.1	x	2.8	x					4.7	x

(a)	We report our financial results in accordance with U.S. GAAP. However, our management believes that certain non-U.S. GAAP performance measures, which we use in managing the business, may provide investors with additional meaningful comparisons between current results and results in prior periods. EBITDA is an example of a non-U.S. GAAP financial measure that we believe provides investors and other users of our financial information with useful information. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs.

Our EBITDA calculations represent net income, before interest income and expense, provision for income taxes, depreciation and amortization and minority interests, net of provision for income taxes. EBITDA is also used for internal analysis purposes and is a component of the fixed charge coverage financial covenants under our 2006 credit facilities and the notes. EBITDA should not be construed as an alternative to net income as an indicator of our performance, or as an alternative to cash flows from our operating activities, investing activities or financing activities as a measure of liquidity, in each case as such measure is determined in accordance with U.S. GAAP. EBITDA as we use it is likely to differ from similarly titled measures used by other entities. EBITDA as presented below may be different from EBITDA as defined under the indentures for the notes and our 2006 credit facilities.

Our reconciliation of EBITDA to net (loss) income and cash (used in) provided by operating activities is as follows:

	Historical					Pro Forma
	For the year ended December 31,			For the nine months ended September 30,		For the twelve months ended September 30, 2006
	2003	2004	2005	2005	2006
				(unaudited)		(unaudited)
	(in millions)
EBITDA	$43.4	$42.6	$170.5	$152.3	$211.2	$364.3
Interest expense	(15.8)	(28.8)	(41.9)	(30.1)	(54.3)	(224.5)
Interest income	0.6	0.7	1.6	1.2	1.5	3.0
Benefit from (provision for) income taxes	1.2	(7.5)	(0.4)	(3.8)	(35.0)	15.4
Depreciation and amortization	(29.7)	(30.6)	(55.0)	(39.8)	(63.4)	(163.4)
Minority interest, net of provision for income taxes	(0.5)	(0.2)	(0.5)	(0.3)	(0.6)	(0.8)

Net (loss) income	$(0.8)	$(23.8)	$74.3	$79.5	$59.4	$(6.0)

Depreciation and amortization	29.7	30.6	55.0	39.8	63.4
(Benefit from) provision for deferred income taxes	(4.1)	0.2	(5.7)	(13.4)	(2.9)
Excess income tax benefits from exercise of stock options	—	—	—	—	(3.6)
Restructuring and other charges:
Expenses	5.9	14.9	29.9	4.8	2.3
Payments	—	(5.1)	(5.9)	(3.9)	(5.9)
Non-cash loss on early extinguishment of debt	—	—	—	—	16.4
Stock-based compensation expense	0.8	2.2	3.5	2.3	7.1
Equity in (earnings) losses of affiliates	(0.8)	0.2	1.6	0.3	—
Unrealized (gains) losses on derivative financial instruments	(0.3)	(4.2)	18.6	10.4	7.1
Other non-cash charges	3.3	8.8	4.5	3.7	3.7
Net change in working capital	(42.0)	(21.7)	(73.5)	(9.9)	3.8

Cash (used in) provided by operating activities	$(8.3)	$2.1	$102.3	$113.6	$150.8

(b)	Adjusted EBITDA is defined as EBITDA adjusted for unrealized (gains) losses on derivative financial instruments, restructuring and other charges, executive separation costs, losses on the early extinguishment of debt, the one-time realized gain associated with the hedge of a portion of the purchase price paid for Corus Aluminum, the non-cash cost of sales impact of the write-up of acquired inventory and other items through purchase accounting, and, in pro forma periods, the annual Sponsor management fee. In addition, pro forma Adjusted EBITDA gives effect to certain anticipated cost savings associated with the closure of our Carson, California rolling facilities. These anticipated savings are based on estimates and assumptions made by us that, although currently considered reasonable by us, are inherently uncertain and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that such savings will be achieved. Adjusted EBITDA is not intended to represent cash flows from operations as defined using U.S. GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. The nature of the unusual items excluded from Adjusted EBITDA generally would not qualify as “nonrecurring” as defined in the SEC’s rules and, accordingly, would not be included in any filing with the SEC. We include Adjusted EBITDA information, however, because we believe a similar measure is used by investors and noteholders to evaluate our ability to service debt. Our measure of Adjusted EBITDA is likely to differ from similarly titled measures of other companies.

Our reconciliation of EBITDA to Adjusted EBITDA is as follows:

	Historical					Pro Forma
	For the year ended December 31,			For the nine months ended September 30,		For the twelve months ended September 30, 2006
	2003	2004	2005	2005	2006
	(unaudited)
	(in millions)
EBITDA	$43.4	$42.6	$170.5	$152.3	$211.2	$364.3
Unrealized (gains) losses on derivative financial instruments	(0.3)	(4.2)	18.6	10.4	7.1	(4.0)
Restructuring, merger-related and executive separation charges (i)	5.9	20.1	29.9	4.8	2.3	35.0
Losses on the early extinguishment of debt	—	—	—	—	53.7	53.7
Realized gains associated with the hedge of the Corus Aluminum purchase price	—	—	—	—	(9.8)	(9.8)
Non-cash cost of sales impact of recording acquired assets at fair value (ii)	—	6.5	11.9	7.9	32.5	36.5
Sponsor management fee	—	—	—	—	—	9.0
Expected cost savings associated with the closure of the Carson, CA rolling facilities (iii)	—	—	—	—	—	5.4

Adjusted EBITDA before the Corus Acquisition synergies and Ormet benefits	$49.0	$65.0	$230.9	$175.4	$297.0	$490.1
Impact of the acquisition of Ormet rolling mill assets (iv)	—	—	—	—	—	5.3
Cost savings from the Corus Acquisition (v)	—	—	—	—	—	25.0

Adjusted EBITDA	$49.0	$65.0	$230.9	$175.4	$297.0	$520.4

(i)	Restructuring, merger-related and executive separation charges include restructuring and other charges as included within our statement of operations as well as $5.2 million primarily related to compensation and other expenses associated with the retirement of our former chairman and chief executive officer in 2004.

(ii)	Represents the impact of applying purchase accounting rules under U.S. GAAP which effectively eliminate the profit associated with acquired work-in-process and finished goods inventories by requiring those inventories to be adjusted to fair value through the purchase price allocation. These amounts also represent the impact of the purchase accounting rules which prevent the recognition of substantially all of the economic benefits of acquired aluminum and currency derivatives that settled during the period.

(iii)	Represents the additional cost savings that would have been realized in the twelve months ended September 30, 2006 had the closure of the Carson, California rolling mill occurred on October 1, 2005, net of additional production costs expected to be incurred at our Lewisport, Kentucky and Richmond, Virginia rolling mills where the Carson production was transferred.

(iv)	In connection with the acquisition of certain assets of Ormet in which we acquired the assets, including certain customer contracts, of the Hannibal rolling mill shutdown by Ormet, we have transferred approximately 125 million pounds of shipped rolled product on an annual basis to our Lewisport, Kentucky rolling mill, which leverages our fixed cost base while expanding our product offering into tread sheet and bright sheet. We expect to realize $21.7 million of additional EBITDA during 2006 as a result of this acquisition and estimate that we realized $16.4 million during the nine months ended September 30, 2006. Pro forma Adjusted EBITDA for the twelve months ended September 30, 2006 includes the incremental $5.3 million expected to be realized during the remainder of 2006 while pro forma Adjusted EBITDA for the year ended December 31, 2005 includes the entire $21.7 million expected to be realized.

(v)	In our integration and planning activities, we have identified certain cost savings that are based upon assumptions related to redundant head count elimination and duplicative cost reductions that we believe are achievable through the integration of Corus Aluminum. We currently estimate that, on a pro forma basis, these annual cost savings would have comprised the following:

Estimated cost savings per annum
(in millions)
Manufacturing	$10.0
Metal sourcing	5.0
Non-metal purchasing	5.0
Shared services	5.0

Total	$25.0

The estimated recurring cost savings above do not give effect to one-time costs we may incur in connection with implementing such shown cost savings and assume that the cost savings had been effected at the start of the period.

(c)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income (loss) before income tax expense (benefit) and minority interest, plus cash dividends received from equity interests less the equity income recorded. Fixed charges consist of interest expense, including amortization of debt issuance costs and interest capitalized and the interest portion of rental expense. For 2003 and 2004, earnings were insufficient to cover fixed charges by approximately $2.3 million and $16.3 million, respectively.

(d)	Cash interest expense is defined as interest expense, including capitalized interest, less amortization of deferred financing costs.

SOURCES AND USES

We will use the net proceeds from the sale of the notes as part of the funding for payments to our stockholders in connection with the merger and to refinance certain of our existing indebtedness. Additional funding will come from initial borrowings under the 2006 credit facilities, equity contributions to be made by the Investors and our cash on hand. Affiliates of certain of the initial purchasers are lenders under our existing credit facilities and will receive a portion of the net proceeds of the notes offering in connection with the repayment of such existing credit facilities.

The following table illustrates the estimated sources and uses of funds relating to the Transactions assuming the Transactions had occurred on September 30, 2006. The actual amounts will differ at the time of the actual consummation of the Transactions.

Sources of Funds	Amount	Uses of Funds	Amount
	(in millions)		(in millions)
New revolving credit facility(1)	$231.0	Consideration paid to existing
New term loan facility(2)	1,100.0	stockholders(5)	$1,712.7
Senior notes	600.0	Repayment of existing credit
Senior subordinated	500.0	facilities(6)	1,542.9
Available cash(3)	63.6	Transaction and debt issuance costs(7)	129.0
Equity investment(4)	890.0

Total Sources of Funds	$3,384.6	Total Uses of Funds	$3,384.6

(1)	As of September 30, 2006, the borrowing base under our new revolving credit facility would have been approximately $700.0 million. We do not expect the amount drawn on our new revolving credit facility to be materially different from the pro forma amount shown above.
(2)	We currently anticipate that we will borrow the full amount available under our new term loan facility.
(3)	As of September 30, 2006, we had $107.6 million of cash on hand. We intend to apply approximately $63.6 million of cash on hand to pay a portion of the consideration to the existing stockholders in the merger.
(4)	Represents equity investments to be made by the Investors in Aurora Acquisition Holdings, LLC, the immediate parent company of Aurora Acquisition Holdings, Inc., and in Aurora Acquisition Holdings, Inc.
(5)	Upon the closing of the Transactions, each holder of outstanding shares of our common stock will receive $52.50 in cash for each share of common stock owned. In addition, the merger agreement provides that:

•	All outstanding stock options issued pursuant to our stock option and incentive plans, whether or not vested or exercisable, will become fully vested and will be cashed out and cancelled (to the extent permitted under the governing plan documents and related agreements) in connection with the Transactions. As a result, each option holder will receive a cash payment, without interest and less applicable withholding taxes, equal to the excess of $52.50 over the exercise price per share of common stock subject to such option.

•	Each outstanding share of restricted stock, the restrictions of which have not lapsed immediately prior to the effective time of the merger, will become fully vested and will be converted into the right to receive $52.50 in cash, without interest and less applicable withholding taxes.

•	Approximately 58% of the outstanding rights to receive, upon achievement of certain performance targets, a payment of a certain number of shares of our common stock or cash equal to or based on the value of our common stock pursuant to a stock unit award under any of our stock or other incentive plans, whether or not such stock unit award is vested, will become vested as if all performance targets had been satisfied, and the holder of the stock unit will be entitled to receive $52.50 in cash, without interest and less applicable withholding taxes, for each share of common stock subject to the stock unit award. The remainder of these stock unit awards will continue to vest and be paid out, if at all, in accordance with the terms of the applicable grant agreement, except that all awards whose terms provide for payment in our common stock shall be paid out in cash at the $52.50 price per share instead of in shares of common stock.

•	We had 33.0 million fully diluted shares outstanding as of September 30, 2006.

(6)	Upon the closing of the Transactions, we expect to repay borrowings under our existing credit facilities, which consisted of the following at September 30, 2006: (i) $391.9 million under the existing revolving credit facility, (ii) $647.0 million under the existing term loan facility and (iii) $504.0 million under the existing senior unsecured facility. We pay interest on our existing revolving credit facility at rates per annum equal to, at our option, either LIBOR plus a margin ranging from 1.25% to 2.00% as determined based on levels of borrowing availability which is reset each quarter, or the prime rate of Deutsche Bank AG NY Branch plus a margin ranging from 0.25% to 1.00% as determined based on levels of borrowing availability which is reset each quarter. At September 30, 2006, the average interest rate on borrowings outstanding under this facility was 6.40%. We pay interest on our existing term loan facility at rates per annum equal to, at our option, either the EURIBOR plus a margin of 2.50% (2.75% for European borrowings), or the higher of (a) the Federal Funds rate plus 0.50% or (b) the prime rate of Deutsche Bank AG NY Branch each plus 1.50%. At September 30, 2006 the weighted average interest rate on outstanding borrowings under this facility was 7.16%. We pay interest on our existing senior unsecured facility at rates equal to LIBOR plus an applicable margin. At September 30, 2006, the weighted average interest rate on borrowings outstanding under this facility was 8.82%.
(7)	Reflects our estimate of fees, expenses and discounts associated with the Transactions, including placement and other financing fees relating to the issuance of the notes and the incurrence of indebtedness under our 2006 credit facilities, advisory fees, the transaction fees to be paid or credited at the closing to the Sponsor (or affiliates thereof) and other transaction costs and professional fees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 30, 2006, and the accompanying notes thereto, have been prepared to illustrate the effects of the Transactions on our historical financial position. The following unaudited pro forma condensed combined statements of operations for the nine and twelve months ended September 30, 2006 and the year ended December 31, 2005, and the accompanying notes thereto, have been prepared to illustrate the effects of the Transactions, the 2005 Acquisitions (other than the acquisition of certain assets of Ormet) and the Corus Acquisition on our historical results of operations. The pro forma condensed combined financial information does not include any adjustments for the acquisition of certain assets of Ormet in December 2005. The Aleris historical amounts include the results of the Corus Acquisition and the 2005 Acquisitions from their respective acquisition dates.

Corus Aluminum’s historical combined financial statements from which these pro forma condensed combined financial statements are, in part, derived were prepared in accordance with IFRS as adopted by the European Union, which differ in certain material respects from U.S. GAAP. The pro forma information for the year ended December 31, 2005 and for the nine and twelve months ended September 30, 2006 were, in part, derived from the combined financial statements, including the reconciliation from IFRS to U.S. GAAP that was included in Note 36 and Note 13 of Corus Aluminum’s audited and unaudited combined financial statements, respectively.

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on September 30, 2006. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2005 and the nine and twelve months ended September 30, 2006 are presented assuming the Transactions, the 2005 Acquisitions (other than the acquisition of certain assets of Ormet) and the Corus Acquisition had each occurred on January 1, 2005. The unaudited pro forma condensed combined financial statements are presented for informational purposes only and do not purport to represent our financial condition or operating results had the Transactions, the 2005 Acquisitions, and the Corus Acquisition occurred as of the respective dates indicated above. In addition, the unaudited pro forma condensed combined financial statements do not purport to project our future financial position or operating results as of any future date or for any future period.

The unaudited pro forma condensed combined financial statements as of and for the nine and twelve months ended September 30, 2006 and for the year ended December 31, 2005 have been derived from the following historical financial statements:

•	our audited consolidated financial statements for the year ended December 31, 2005 and our unaudited consolidated financial statements for the nine months ended September 30, 2006 and 2005;

•	the audited combined financial statements of Corus Aluminum for the year ended December 31, 2005 and the unaudited combined financial statements of Corus Aluminum for the six months ended June 30, 2006 and 2005;

•	the audited financial statements of ALSCO for the nine months ended September 30, 2005; and

•	the unaudited combined financial statements of Corus Aluminum for the nine months ended September 30, 2005 and month of July 2006, the unaudited historical financial statements of Tomra Latasa for the year ended December 31, 2005 and the unaudited historical financial statements of Alumitech for the nine months ended September 30, 2005 and eleven months ended November 30, 2005.

The unaudited pro forma condensed combined financial statements reflect the application of pro forma adjustments related to the 2005 Acquisitions (other than the acquisition of certain assets of Ormet), the Corus Acquisition as well as the Transactions. The pro forma adjustments and certain assumptions underlying these adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed combined financial statements. Upon the consummation of the merger, we will revalue all of our assets and liabilities to fair value. The amounts included in the pro forma financial statements represent the estimated fair values of our assets and liabilities and will be revised as additional information becomes available. Accordingly, the final allocation of purchase price and the resulting effect on operating results will differ from the pro forma amounts included herein, and the differences may be material. In particular, the unaudited pro forma condensed combined financial statements do not include any adjustments as a result of final valuations of our long-lived tangible and intangible assets and in-process research and development. Further, the unaudited pro forma condensed combined statements of operations do not include any adjustments related to restructuring charges, profit improvements, potential cost savings or one-time charges which may result from the merger.

The unaudited pro forma condensed combined financial information, and the accompanying notes thereto, should be read in conjunction with our historical financial statements and related notes thereto, as well as the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

Unaudited Pro forma Condensed Combined Balance Sheet

September 30, 2006

(in millions)

		Pro Forma Adjustments
	Aleris Historical	Merger		Financing Transaction		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$107.6	$(1,712.7	)(a)	$890.0	(h)	$44.0
		(68.2	)(b)	888.1	(i)
				(60.8	)(j)

Accounts receivable, net	736.9					736.9
Inventories	874.4	27.4	(c)			901.8
Deferred income taxes	35.5	(10.4	)(c)			25.1
Derivative financial instruments	56.0					56.0
Other current assets	59.7					59.7

Total Current Assets	1,870.1	(1,763.9)		1,717.3		1,823.5
Property, plant and equipment, net	1,051.9	294.5	(d)			1,346.4
Goodwill	266.4	1,259.9	(a)			1,429.9
		(182.6	)(d)
		6.7	(e)
		68.2	(b)
		28.3	(f)
		(17.0	)(c)
Intangible assets, net	29.7					29.7
Derivative financial instruments	35.8					35.8
Other assets	36.3	(28.3	)(f)	60.8	(j)	68.8

	$3,290.2	(334.2)		$1,778.1		$4,734.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$545.4					$545.4
Accrued liabilities	324.6					324.6
Current maturities of long-term debt	22.4			$4.5	(i)	26.9

Total Current Liabilities	892.4			4.5		896.9
Long-term debt	1,563.6			883.6	(i)	2,447.2

Deferred income taxes	93.8	111.9	(d)			201.6
		(4.1	)(e)
Accrued pension benefits	165.3	9.9	(e)			175.2
Accrued post retirement benefits	57.4	0.9	(e)			58.3
Other long-term liabilities	64.9					64.9

STOCKHOLDERS’ EQUITY	452.8	(452.8	)(g)	890.0	(h)	890.0

	$3,290.2	$(334.2)		$1,778.1		$4,734.1

See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(All dollar amounts, except per share amounts and exchange rates, are in millions)

The unaudited pro forma condensed combined balance sheet reflects the following pro forma adjustments and the preliminary purchase price allocation as further described below:

(a)	To record the preliminary allocation of the purchase price to be paid by the Sponsor as follows:

Cash purchase price	$1,712.7
Historical value of net assets acquired comprised of the following:
Current assets	1,870.1
Property, plant and equipment	1,051.9
Goodwill	266.4
Other assets	101.8
Current liabilities	(892.4)
Long-term debt	(1,563.6)
Deferred income taxes	(93.8)
Accrued pension and post-retirement benefits	(222.7)
Other long-term liabilities	(64.9)

Historical value of net assets acquired	452.8

Acquisition consideration in excess of historical net assets	$1,259.9

The preliminary purchase price allocation is subject to the finalization of the fair values of the net assets acquired. Valuations of inventories, property and equipment, intangible assets, in-process research and development, pensions and deferred income taxes are subject to completion and may materially change the preliminary purchase price allocation.

(b)	We expect to incur approximately $68.2 million of fees associated with the merger. We will expense these costs prior to the consummation of the merger.

(c)	To reflect the estimated increase of the acquired inventories to their fair values and the related deferred income taxes.

(d)	To reflect the estimated increase to the acquired property, plant and equipment to their fair values and the related deferred income taxes.

(e)	To reflect the adjustment to increase the liability for pension and other postretirement benefits to estimated fair value and the related deferred income taxes.

(f)	To reflect the write-off of existing debt issuance costs.

(g)	To eliminate our historical stockholders’ equity.

(h)	To reflect the estimated equity contribution by the Sponsor.

(i)	To reflect the estimated financing transactions as follows:

To eliminate the outstanding amounts under the existing revolving credit facility	$(391.9)
To eliminate the outstanding balance of our existing term loan facility	(647.0)
To eliminate the outstanding balance of our existing senior unsecured credit facility	(504.0)
To record the estimated borrowings under the new revolving credit facility	231.0
To record the borrowings under the new term loan facility	1,100.0
To record the borrowings under the notes	1,100.0

Total net cash received from issuance of new debt and pay-off of existing debt	$888.1
Amount recorded as pro forma increase to current maturities of long-term debt	(4.5)

Amount recorded as pro forma increase to long-term debt	$883.6

(j)	To reflect the estimated direct costs associated with the 2006 credit facilities and the notes.

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2006

(in millions, except per share data)

			Pro Forma Adjustments
	Aleris Historical	Corus Aluminum Historical(a)	Acquisitions		Financing Transactions		Pro Forma Combined(i)
Revenues	$3,255.4	$1,286.0	$(7.1	)(b)			$4,534.3
Cost of sales	2,946.9	1,133.9	(7.1	)(b)			4,103.2
			23.3	(c)
			7.4	(d)
			(1.2	)(d)

Gross profit	308.5	152.1	(29.5)				431.1
Selling, general and administrative expense	108.9	80.4	0.4 6.8	(c) (e)			196.5
Restructuring and other charges	2.3	—	1.2	(d)			3.5
Unrealized losses (gains) on derivative financial instruments	7.1	—	(7.4	)(d)			(0.3)

Operating income	190.2	71.7	(30.5)				231.4
Interest expense	54.3	2.5			$112.6	(h)	169.4
Other expense, net	40.9	—					40.9

Income (loss) from continuing operations before provision for income taxes and minority interests	95.0	69.2	(30.5)		(112.6)		21.1
Provision for (benefit from) income taxes	35.0	19.8	(8.0	)(f)	(42.0	)(f)	4.8	(f)

Income (loss) from continuing operations before minority interests	60.0	49.4	(22.5)		(70.6)		16.3
Minority interests, net of provision for income taxes	0.6	(1.2)	1.2	(g)			0.6

Income (loss) from continuing operations	$59.4	$50.6	$(23.7)		$(70.6)		$15.7

See Notes to Unaudited Pro Forma Condensed Combined Statements of Operations.

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2005

(in millions, except per share data)

					Pro Forma Adjustments
	Aleris Historical	ALSCO Historical	Tomra and Alumitech Historical	Corus Aluminum Historical(a)	Acquisitions		Financing Transactions		Pro Forma Combined(i)
Revenues	$2,429.0	$219.0	$85.4	$1,850.7	$(22.4	)(b)			$4,561.7
Cost of sales	2,170.7	195.3	76.1	1,689.8	(22.4	)(b)			4,119.8
					36.3	(c)
					(10.8	)(d)
					(15.2	)(d)

Gross profit	258.3	23.7	9.3	160.9	(10.3)				441.9
Selling, general and administrative expense	91.1	9.7	6.0	126.6	(1.6	)(j)			241.0
					1.5	(c)
					(2.4	)(k)
					1.1	(c)
					9.0	(e)
Restructuring and other charges	29.9	—	—	—	15.2	(d)			45.1
Unrealized losses on derivative financial instruments	18.6	—	—	—	10.8	(d)			29.4

Operating income	118.7	14.0	3.3	34.3	(43.9)				126.4
Interest expense	41.9	3.9	1.2	8.2			$166.5	(h)	221.7
Other income, net	—	—	—	(1.0)					(1.0)
Equity in net loss of affiliates	1.6	—	—	—					1.6

Income (loss) from continuing operations before provision for income taxes and minority interests	75.2	10.1	2.1	27.1	(43.9)		(166.5)		(95.9)
Provision for (benefit from) income taxes	0.4	3.8	—	2.0	(16.2	)(f)	(64.1	)(f)	(74.1	)(f)

Income (loss) from continuing operations before minority interests	74.8	6.3	2.1	25.1	(27.7)		(102.4)		(21.8)
Minority interests, net of provision for income taxes	0.5	—	—	(3.4)	3.4	(g)			0.5

Income (loss) from continuing operations	$74.3	$6.3	$2.1	$28.5	$(31.1)		$(102.4)		$(22.3)

See Notes to Unaudited Pro Forma Condensed Combined Statements of Operations.

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended September 30, 2006

(in millions, except per share data)

				Pro Forma Adjustments
	Aleris Historical	Alumitech Historical	Corus Aluminum Historical(a)	Acquisitions		Financing Transactions		Pro Forma Combined(i)
Revenues	$3,880.9	$8.8	$1,693.8	$(10.5	)(b)			$5,573.0
Cost of sales	3,506.9	7.7	1,490.7	(10.5	)(b)			5,037.8
				19.3	(d)
				(7.6	)(g)
				31.3	(c)

Gross profit	374.0	1.1	203.1	(43.0)				535.2
Selling, general and administrative expense	135.1	1.0	112.2	0.6	(c)			257.9
				9.0	(e)
Restructuring and other charges	27.4	—	—	7.6	(d)			35.0
Unrealized losses (gains) on derivative financial instruments	15.3	—	—	(19.3	)(d)			(4.0)

Operating income	196.2	0.1	90.9	(40.9)				246.3
Interest expense	66.1	0.2	5.6			$152.6	(h)	224.5
Other expense (income), net	42.2	—	(1.1)					41.1
Equity in net loss of affiliates	1.3	—	—					1.3

Income (loss) from continuing operations before provision for income taxes and minority interests	86.6	(0.1)	86.4	(40.9)		(152.6)		(20.6)
Provision for (benefit from) income taxes	31.6	(0.1)	21.8	(11.8	)(f)	(56.9	)(f)	(15.4	)(f)

Income (loss) from continuing operations before minority interests	55.0	—	64.6	(29.1)		(95.7)		(5.2)
Minority interests, net of provision for income taxes	0.8	—	(2.1)	2.1	(g)			0.8

Income (loss) from continuing operations	$54.2	—	$66.7	$(31.2)		$(95.7)		$(6.0)

See Notes to Unaudited Pro Forma Condensed Combined Statements of Operations.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

The unaudited pro forma condensed combined statements of operations reflect the following pro forma adjustments as further described below:

(a)	The pro forma statement of operations for the nine months ended September 30, 2006 includes the historical combined results of Corus Aluminum for the six months ended June 30, 2006, including the U.S. GAAP adjustments disclosed in the footnotes to Corus Aluminum’s unaudited combined financial statements, as well as the historical results of Corus Aluminum for the month of July 2006, including U.S. GAAP adjustments.

The pro forma statement of operations for the year ended December 31, 2005 includes the historical combined results of Corus Aluminum for that period and reflects the U.S. GAAP adjustments disclosed in the footnotes to Corus Aluminum’s audited combined financial statements. The historical operating results of Corus Aluminum for the year ended December 31, 2005 were converted to U.S. Dollars using an exchange rate of $1.2449, the average exchange rate for the period.

The pro forma statement of operations for the twelve months ended September 30, 2006 includes the historical combined results of Corus Aluminum for the ten months ended July 31, 2006, including U.S. GAAP adjustments, which have been derived from Corus Aluminum’s historical combined results for the year ended December 31, 2005, the six months ended June 30, 2006 and 2005, and the three months ended September 30, 2005 and the month of July 2006.

(b)	To eliminate revenues and cost of sales between the acquired entities and us as follows:

	For the nine months ended September 30, 2006	For the year ended December 31, 2005	For the twelve months ended September 30, 2006
		(in millions)
ALSCO		$(1.9)
Alumitech		(3.6)	$(0.3)
Tomra Latasa		(1.3)
Corus Aluminum	$(7.1)	(15.6)	(10.2)

Total revenues and cost of sales eliminations	$(7.1)	$(22.4)	$(10.5)

(c)	To record the incremental depreciation and amortization expense on the write-up of the property, plant and equipment and intangible assets of the 2005 Acquisitions (other than the acquired assets of Ormet) based upon preliminary or final appraised values and useful lives and to record incremental depreciation on the estimated write-up of the property, plant and equipment for Corus Aluminum and our other facilities as follows:

	For the nine months ended September 30, 2006	For the year ended December 31, 2005		For the twelve months ended September 30, 2006
	Depreciation	Depreciation	Amortization	Depreciation
	(in millions)
Other Aleris entities	$12.3	$15.9		$16.1
Corus Aluminum	11.4	19.4		15.8
ALSCO		2.3	$1.2
Tomra Latasa		(0.2)	0.3

Total incremental depreciation and amortization expense	$23.7	$37.4	$1.5	$31.9

The adjustments above were based upon the final appraised values of the long-lived tangible and intangible assets of Tomra Latasa and ALSCO and the preliminary appraised values of the long-lived tangible and intangible assets of Alumitech. As these businesses were recently acquired, any adjustment to the appraised values used to compute these adjustments resulting from the merger is not expected to be material. However, appraisals for the remainder of Aleris, including Corus Aluminum, are expected to result in increases to the historical values of long-lived tangible and intangible assets. As a result, we have included a pro forma adjustment to increase historical depreciation expense by 30%, our estimate of the potential increase in the value of long-lived tangible assets. While we expect that the appraisal will result in the identification of additional long-lived intangible assets, estimating the fair value associated with these intangible assets or the related amortization expense is not practicable. The actual increases to depreciation and amortization expense are subject to the completion of an appraisal and could differ significantly from the adjustments shown above.

(d)	To reclassify Corus Aluminum’s unrealized losses (gains) on derivative financial instruments and restructuring charges to conform to our presentation.

(e)	Reflects the $9.0 million annual management fee to be paid to our Sponsor in accordance with the management services agreement to be entered into at closing.

(f)	The pro forma income tax expense for each period was determined by computing the pro forma effective tax rates for each period, giving effect to the acquisitions and Transactions. The pro forma income tax adjustments included in the Acquisitions column represent the adjustment to historical income tax expense necessary to state pro forma income tax expense at these rates. The pro forma adjustments to income tax expense included in the Transactions column represent the application of the pro forma statutory tax rates to the pro forma adjustments to interest expense. The overall effective rate used in the pro forma combined column differs from the U.S. statutory rate of 35% primarily due to lower tax rates on non-U.S. earnings for the nine and twelve months ended September 30, 2006 and the reversal of the U.S. valuation allowance for the year ended December 31, 2005.

(g)	To remove the minority interest loss associated with Corus Aluminum’s Canadian operations, 100% of which were acquired by us.

(h)	To reflect the estimated impact of the financing transactions as follows:

	For the nine months ended September 30, 2006	For the year ended December 31, 2005	For the twelve months ended September 30, 2006
	(in millions)
Elimination of historical interest expense:
Aleris interest expense	$(46.8)	$(37.2)	$(57.5)
Aleris deferred financing costs amortization	(3.7)	(3.7)	(4.6)
Corus Aluminum interest expense	(2.5)	(8.2)	(5.6)
ALSCO interest expense		(3.9)
Alumitech interest expense		(1.0)	(0.2)
Tomra interest expense		(0.2)

Total historical interest expense	$(53.0)	$(54.2)	$(67.9)

Estimated interest expense on new indebtedness:
New term loan facility	$63.4	$84.5	$84.3
New revolving credit facility	10.3	13.6	13.6
Notes:
$600.0 million senior notes	44.4	59.3	59.3
$500.0 million senior subordinated notes	41.3	55.0	55.0
Deferred financing costs amortization	6.2	8.3	8.3

Total interest expense on new indebtedness	$165.6	$220.7	$220.5

Incremental interest expense	$112.6	$166.5	$152.6

The incremental interest expense calculations for the new term loan facility, the new revolving credit facility, the senior notes and the senior subordinated notes are based on interest rates of 7.682%, 5.889%, 9.875% and 11.0%, respectively. Each 0.125% variance in assumed interest rates would amount to a change in pro forma cash interest expense of $2.6 million for the twelve months ended September 30, 2006 based on our pro forma debt level. The pro forma debt level consists of the new revolving credit facility ($231.0 million), the new term loan facility ($1,100.0 million) and the notes ($1,100.0 million).

(i)	We expect to incur additional charges associated with the merger. These costs, which are not included in the amounts shown above, are anticipated to be incurred during the fourth quarter of 2006 and first quarter of 2007 and total approximately $95.6 million. Approximately $27.4 million related to the cost of sales impact of the write-up of acquired inventories to fair value will be incurred subsequent to the merger and approximately $68.2 million of acquisition related fees and expenses will be incurred prior to the merger.

(j)	To eliminate the non-recurring parent company expenses associated with the acquired businesses, primarily management fees paid by ALSCO to their former owner as these fees have not been incurred by Aleris.

(k)	To record cost savings related to employees of ALSCO to be terminated as a result of our plans to integrate the acquired business. The associated severance and other benefits have been accounted for pursuant to Emerging Issues Task Force Issue No. 95-3 “Recognition of Liabilities assumed in a Business Combination.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations is intended to help you understand our operations as well as the industry in which we operate. These discussions should be read in conjunction with our audited and unaudited consolidated financial statements and notes and other financial information appearing elsewhere, or incorporated by reference, in this Report. Our discussions of our financial condition and results of operations also include various forward-looking statements about our industry, the demand for our products and services, and our projected results. These statements are based on certain assumptions that we consider reasonable. For information about these assumptions and other risks relating to our businesses and our company, you should refer to “Forward-Looking Statements,” “Risk Factors” and elsewhere in this Report.

Overview

The Transactions

The following discussion and analysis of our historical financial condition and results of operations covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of such periods do not reflect the significant impact these transactions will have on us. After the consummation of the Transactions, our high leverage will result in significant additional liquidity requirements. Other factors relating to the Transactions and the Corus Acquisition, including, for example, increased depreciation and amortization and increased cost of sales related to the write-up of acquired inventory to fair value as a result of purchase accounting, will significantly affect our financial condition, results of operations and liquidity going forward. See “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Information” and “—Liquidity and Capital Resources” for a description of the impact of these transactions on us.

Our Business

We are a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. We are also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. We generate substantially all of our revenues from the manufacture and sale of these products. We operate 50 production facilities in North America, Europe, South America and Asia. We possess a combination of low-cost, flexible and technically advanced manufacturing operations supported by an industry-leading research and development platform. Our facilities are strategically located and well positioned to service our customers, which include a number of the world’s largest companies in the aerospace, building and construction, containers and packaging, metal distribution and transportation industries.

The Corus Acquisition increased the size and scope of our international operations substantially, and, as a result, management has re-aligned our reporting structure into global business units. Our new reportable segments consist of global rolled and extruded products, global recycling and global zinc.

Global rolled and extruded products. Our global rolled and extruded products operations utilize both scrap and prime aluminum to produce rolled aluminum sheet, plate and billets for use in the aerospace, building and construction, distribution and transportation industry segments. We generally have not competed in the aluminum can sheet, foil, and certain other industry segments where more exacting tolerances are required, although the Corus Acquisition has expanded our product offerings into the aerospace industry segment where exacting tolerances are also required. In the nine months ended September 30, 2006, our global rolled and extruded products business generated approximately 54% of our consolidated revenues and consolidated segment income. In 2005, approximately 51% of our consolidated revenues and approximately 72% of our consolidated segment income were generated by this segment of our business.

Global recycling. Our global recycling segment consists of our U.S. and international recycling operations. This segment melts either company-owned or customer-owned aluminum scrap for use in the automotive, can sheet and other industries. In the nine months ended September 30, 2006, the global recycling segment generated approximately 34% of our consolidated revenues and approximately 27% of our consolidated segment income. In 2005, the global recycling segment generated approximately 40% of our consolidated revenues and approximately 19% of our consolidated segment income.

Global zinc. Our global zinc segment processes zinc scrap as well as primary zinc into various value-added zinc products, including zinc oxide used by tire and other rubber-based manufacturers, zinc dust used by specialty chemicals and paint companies as a corrosion deterrent, and zinc metal used by steel companies in the galvanizing process. We also supply our customers with unprocessed primary zinc for use in their operations. In the nine months ended September 30, 2006, the global zinc segment generated approximately 12% of our consolidated revenues and approximately 19% of our consolidated segment income. In 2005, approximately 10% of our consolidated revenues and approximately 9% of our consolidated segment income were generated by this segment of our business.

The Aluminum Industry

We participate in select segments of the aluminum industry, including rolled and extruded products and recycling. The aluminum industry is highly cyclical and is affected by global economic conditions, industry competition, product development and commercialization. Compared to several substitute metals, aluminum is light weight, has a high strength-to-weight ratio and is resistant to corrosion. Aluminum’s greatest advantage, however, is that it can be recycled again and again without any material decline in performance or quality.

Aluminum prices are determined by worldwide market forces of supply and demand, and, as a result, prices are volatile. The overall aluminum industry consists of primary aluminum producers, aluminum casters, extruders and sheet producers and aluminum recyclers. Primary aluminum is a commodity traded and priced daily on the LME. Most primary aluminum producers are engaged in the mining of bauxite ore and refining of the ore into alumina. Alumina is then smelted to form aluminum ingots and billets. Aluminum recyclers produce aluminum in molten or ingot form. Ingots and billets are further processed by aluminum sheet manufacturers and extruders to form plate, sheet and foil and extrusions profiles, or they are sold to aluminum traders or to the commodity markets.

We do not mine bauxite, refine alumina, or smelt primary aluminum as part of our business.

Critical Measures of Our Financial Performance

In addition to analyzing our consolidated operating performance based upon revenues, net income and earnings before interest, taxes, depreciation and amortization, or EBITDA, we measure the performance of our operating segments utilizing segment income. Segment income is defined as gross profits less plant and business specific other expense (income) and selling, general and administrative expense. Corporate other expense (income), corporate general and administrative expenses, unrealized gains and losses on derivative financial instruments, restructuring and other charges, interest expense, interest income, losses on the early extinguishment of debt, amortization of capitalized debt issuance costs and provisions for income taxes are not allocated to individual segments. Segment income of each segment is the result of several factors, the most critical of which are as follows:

Global rolled and extruded products. The critical measures of the performance of our global rolled and extruded products segment include the following:

•	pounds shipped;

•	rolling margin;

•	scrap spreads;

•	material margin; and

•	cash conversion costs.

The profitability of our global rolled and extruded products segment is primarily determined by the difference between the per pound selling price and per pound metal cost (including any coating). We refer to this as “material margin.” We price our rolled products using a conversion fee-based model, in which we charge customers the prevailing market price for the metal content of their order plus a fee to convert the metal, called the “rolling margin.” Included in our material margin is the impact of differences between changes in the prices of primary and scrap aluminum. As we price our product using the prevailing price of primary aluminum but purchase large amounts of scrap aluminum to produce our products, we benefit when primary aluminum price increases exceed scrap price increases. Conversely, when scrap price increases exceed primary aluminum price increases, our material margin will be negatively impacted. The difference between the price of primary aluminum and scrap prices is referred to as the “scrap spread” and is impacted by the effectiveness of our scrap purchasing activities, our furnace recovery of aluminum from scrap and by the supply of scrap available. The capital intensive nature of our operations as well as the significant amount of energy (primarily natural gas) required to re-heat and roll aluminum ingot into rolled sheet results in a significant amount of fixed and variable overhead costs. We measure the effectiveness of our rolling operations by determining the per pound cash conversion costs.

Global recycling. The profitability of our global recycling segment is largely dependent on the level of demand for our recycling services. Increased production will result in lower per unit costs and increased profitability. In addition, recoveries are a key financial measure which we track for this segment. As in the global rolled and extruded products segment, energy costs are a significant expenditure and have a significant impact on this segment’s profitability. Revenues and margin percentages in this segment are subject to fluctuations based upon the percentage of customer-owned pounds processed. Historically, increased processing under such tolling agreements has resulted in lower revenues while not affecting segment income and generally has also resulted in higher percentages of gross profit and segment income. Tolling agreements subject us to less risk of changing metal prices and reduce our working capital requirements. Although tolling agreements are beneficial to us in these ways, the percentage of our pounds able to be processed under these agreements is limited by the amount of metal our customers own and their willingness to enter into such arrangements. Segment profitability may also be impacted by changes in the price of primary aluminum, although the impact of changes in primary aluminum prices is mitigated due to the higher percentage of tolling and short time period from order entry to order fulfillment that characterize this segment. However, changing scrap spreads can significantly impact segment performance.

Global zinc. Our zinc products are priced primarily as a percentage of or at a premium over the LME price of zinc. However, as with aluminum scrap prices, zinc scrap price movements do not necessarily match those of the primary market. Therefore, as the LME price increases in excess of the purchase price of zinc scrap, segment income will also increase. Thus, both the level of the LME and scrap spreads are key drivers of segment performance.

Results of Operations

Note Relating to Information Provided in Our Form 10-Q for the Quarterly Period Ended September 30, 2006

In our discussion of the segment income for our global rolled and extruded products segment in our Form 10-Q for the quarterly period ended September 30, 2006, we disclosed that certain economic benefits from the Corus Acquisition, totaling $23.6 million of cash in the nine months ended September 30, 2006, were not reflected as realized gains in the global rolled and extruded products segment income for the three months ended September 30, 2006. We are hereby revising this number to $21.3 million.

Highlights of the Year Ended December 31, 2005

We achieved record levels of revenues and net income in 2005, due primarily to the inclusion of the global rolled and extruded products segment in our consolidated results for the entire year and the achievement of synergies and production efficiencies resulting from the acquisition of Commonwealth. The global rolled and extruded products segment was created from the acquisition of Commonwealth in December 2004 and also includes the operations of ALSCO since its acquisition in October 2005 as well as certain of the assets acquired from Ormet since their acquisition in December 2005. See Note B of our audited consolidated financial statements included elsewhere in this Report. The global rolled and extruded products segment represented 51% of our consolidated revenues and 72% of our consolidated segment income in 2005. On a pro forma basis, assuming that the results of Commonwealth had been included in our consolidated results for 2004, our consolidated revenues in 2005 would have increased 8% and our consolidated segment income would have increased 84% compared to 2004.

The following discusses the significant financial achievements of 2005:

•	we significantly improved the rolling margins for our global rolled and extruded products due to strong demand for sheet products;

•	material margins improved 41% as a result of higher rolling margins and improved scrap spreads. Scrap spreads improved due to a greater supply of scrap and higher primary aluminum prices;

•	zinc prices increased by 32% from 2004 to 2005. Our global zinc segment’s results benefited from the increased price of primary zinc, with segment income increasing 76% compared to 2004;

•	we continued to pursue strategic acquisitions to grow our sales and expand our product offerings. During 2005, we acquired the following businesses or assets:

•	ALSCO, a manufacturer and fabricator of aluminum sheet products for the building and construction industry;

•	certain assets of Ormet, including rolling mill assets, a recycling operation and an aluminum blanking operation;

•	Alumitech, an aluminum recycler and salt cake processor. Salt cake is a by-product of the recycling process that can be processed to recover additional amounts of aluminum; and

•	Tomra Latasa, a Brazilian aluminum recycler supplying Brazil’s largest can sheet manufacturer.

These acquisitions expanded our customer base and, through our integration plans, will allow us to more efficiently produce our products.

•	we announced the planned closure of our Carson, California rolling mill in the fourth quarter of 2005 as we began to implement our integration plans related to the purchase of ALSCO. We incurred restructuring charges of $24.3 million in the fourth quarter of 2005, of which $16.3 million was related to non-cash asset impairment charges;

•	we generated operating cash flows of $102.3 million in 2005, allowing us to pay down $50.8 million of revolver debt, fund U.S. capital spending requirements of $31.6 million, acquire Tomra Latasa and partially pay for the acquisition of ALSCO. As of December 31, 2005, our revolver borrowings were $263.3 million, of which approximately $257.0 million was used to partially pay for the acquisition of ALSCO and to fully fund the purchases of Alumitech and certain assets of Ormet;

•	our focus on synergy benefits and productivity improvements led to the realization of approximately $39.0 million of annualized cost reductions since the acquisition of Commonwealth, primarily through reduced shared services expense, lower manufacturing costs and reduced procurement costs for metal and non-metal purchases; and

•	we completed our new recycling facility in Deizisau, Germany in the fourth quarter of 2005 and production began in the first quarter of 2006. The facility supplies molten aluminum primarily to DaimlerChrysler.

The year also presented challenges, which included the following:

•	an inventory correction by our North American distribution and building and construction customers served by our global rolled and extruded products segment resulted in a period of destocking that lasted for most of the second half of 2005. Although global rolled and extruded products shipments, excluding the impact of businesses acquired in 2005, decreased by 12% from pro forma 2004, the substantial improvement in material margins more than offset the impact of the volume decline;

•	a reduction of our global recycling segment income as operations at our German recycling facilities were negatively impacted by tighter scrap spreads as a result of higher European scrap demand from China. Sluggish automotive production and the overall slowdown of the European economy also contributed to the decreased financial performance of the segment; and

•	increasing natural gas and fuel costs. Although we attempt to mitigate our exposure to rising natural gas prices by entering into derivative financial instruments that fix the purchase price of natural gas, we remain susceptible to year-over-year price changes as our hedges are, generally, for terms of one year.

Operations Review For the Years Ended December 31, 2003, 2004 and 2005

The following provides comparative historical and pro forma financial and operating data. The acquisition of Commonwealth had a dramatic impact on our operating performance and limited the comparability of our historical operating results. As a result, we have provided pro forma financial information for 2004. The unaudited pro forma information for 2004 has been prepared assuming that Aleris and Commonwealth had been operating together on a consolidated basis since January 1, 2004, and gives effect to the financing transactions related to the acquisition of Commonwealth as if they had occurred at that time.

For the year ended December 31,	2003	2004	2005	Percent Change			Unaudited Pro Forma Information
				2004 vs. 2003	2005 vs. 2004		2004	Percent Change 2005 vs. 2004
	(in millions, except per share data and percentages)
Revenues	$892.0	$1,226.6	$2,429.0	38%	98%		$2,244.7	8%
Cost of sales	833.8	1,148.7	2,170.7	38	89		2,091.7	4

Gross profit	58.2	77.9	258.3	34	232		153.0	69
Gross profit as a percentage of revenues	7%	6%	11%				7%
Selling, general and administrative expense	38.8	54.5	91.1	40	67		92.2	(1)
Restructuring and other charges	5.9	14.9	29.9	*		*	37.9		*
Unrealized (gains) losses on derivative financial instruments	(0.3)	(4.2)	18.6	*		*	(5.0)		*

Operating income	13.8	12.7	118.7	(8)	835		27.9	325
Interest expense	15.8	28.8	41.9	82	45		44.4	(6)
Equity in net (earnings) loss of affiliates	(0.8)	0.2	1.6	*		*	0.3	433
Interest and other income, net	(0.5)	(0.2)	—	(60)		*	(1.9)		*
Fees on receivables sale	0.8	—	—	*		*	—		*

(Loss) income before income taxes and minority interests	(1.5)	(16.1)	75.2	(973)		*	(14.9)		*
(Benefit from) provision for income taxes	(1.2)	7.5	0.4	*	(95)		7.5	(95)

(Loss) income before minority interests	(0.3)	(23.6)	74.8	*		*	(22.4)		*
Minority interests, net of provision for income taxes	0.5	0.2	0.5	(60)	150		0.3	150

Net (loss) income	$(0.8)	$(23.8)	$74.3	*		*	$(22.7)		*

Net (loss) earnings per share:
Basic	$(0.06)	$(1.51)	$2.44	*		*	$(0.80)		*
Diluted	(0.06)	(1.51)	2.38	*		*	(0.80)		*

Total Segment Income	$40.4	$55.0	$223.4
Unallocated general and administrative expenses	(20.9)	(32.2)	(58.2)
Unallocated restructuring and other charges	(5.9)	(14.9)	(29.9)
Unallocated interest expense	(15.8)	(28.8)	(41.9)
Unrealized gains (losses) from derivative financial instruments	0.3	4.2	(18.6)
Unallocated interest and other income, net	1.2	0.6	0.4
Fees on receivables sale	(0.8)	—	—

(Loss) income before income taxes and minority interests	$(1.5)	$(16.1)	$75.2

Total pounds processed, global recycling and global zinc (unaudited)	2,956.0	3,379.2	3,365.9	14%	—
Total percentage tolled (unaudited)	44%	49%	50%	5%	1%
Total pounds shipped, global rolled and extruded products (unaudited)	—	76.8	922.3	*		*	1,006.4	(8)%

*	Calculation is not meaningful.

Revenues and Production

The following table shows revenues by segment, shipment data for our global rolled and extruded products segment, processing data for our global recycling and global zinc segments and the percentage changes from the prior period:

For the year ended December 31	2003	2004	2005	2004 over 2003 % change	2005 over 2004 % change
	(in millions, except percentages)
Revenues:
Global rolled and extruded products	$—	$95.1	$1,246.7	*	*
Global recycling	736.0	926.5	967.9	26%	4%
Global zinc	156.0	206.9	244.1	33	18
Intersegment revenues	—	(1.9)	(29.7)	*	*

Consolidated revenues	$892.0	$1,226.6	$2,429.0	38%	98%

Pounds shipped:
Global rolled and extruded products pounds produced	—	76.8	922.3	*	*

Pounds processed:
Global recycling	2,717.6	3,133.1	3,137.5	15%	0%
Global zinc	238.4	246.1	228.4	3	(7)

Total pounds processed	2,956.0	3,379.2	3,365.9	14%	0%

*	Calculation is not meaningful.

Our consolidated revenues nearly doubled in 2005, primarily as a result of the acquisition of Commonwealth and our 2005 Acquisitions. In addition, our revenues increased due to the rising price of zinc throughout 2005.

For the year ended December 31, 2005, approximately 50% of the aggregate recycling volumes in our global recycling and global zinc segments consisted of products tolled for our customers. Tolling revenues reflect only our processing costs and profit margin. Our recycling activities also involve processing, recovery and alloying of company-owned aluminum and zinc metal and the production of value-added zinc products for sale by us. The revenues from these sales transactions, which we refer to as “product sales,” include the cost of the metal, as well as the processing cost and our profit margin. Accordingly, our tolling business produces lower revenues and costs of sales than our product sales business. Variations in the mix between our tolling and product sales businesses could cause revenue amounts to change significantly from period to period while not significantly affecting gross profit.

On a pro forma basis, our consolidated revenues would have increased by 8% from 2004. The following indicates, on a percentage basis, the estimated impact of key factors resulting in significant increases in revenues from the 2004 pro forma period to 2005:

	Global rolled and extruded products	Global recycling	Global zinc	Consolidated
Price	17%	3%	30%	13%
Volume/mix	(14)	(2)	(13)	(10)
Acquisitions*	6	3	—	4
Currency and other	(1)	—	1	1

Total percentage increase	8%	4%	18%	8%

*	Represents the following operations acquired as a result of the 2005 Acquisitions: Tomra Latasa in August 2005, ALSCO in October 2005, Alumitech in December 2005 and certain assets of Ormet in December 2005.

Revenue increased from 2003 to 2004 due in large part to the acquisition of the remaining 50% interest in our German recycling operation in March 2003, the acquisition of Commonwealth in December 2004 and both higher volumes and rising primary aluminum prices within the global recycling and global zinc segments in 2004.

Global rolled and extruded products revenues. Segment revenues for global rolled and extruded products in 2004 include only the revenue generated from the date of the acquisition of Commonwealth on December 9, 2004 to December 31, 2004. As 2005 includes the Commonwealth operations for the entire year, comparisons of 2005 and 2004 on a reported basis are not meaningful. Revenues from our global rolled and extruded products segment increased $94.1 million, or approximately 8%, in 2005 as compared to pro forma 2004. The increase resulted from the following:

•	increased selling prices per pound which resulted in a 17% increase in revenues. This increase was due to a 30% increase in rolling margins charged to customers as a result of new customer agreements which began in January 2005 as well as a 12% increase in the price of primary aluminum which was passed on to our customers through our metal plus conversion fee pricing model;

•	a 12% decrease in volumes, excluding the impact of the 2005 Acquisitions. The decline in volume reduced revenues by 14% and was the result of customer destocking that occurred during much of the third and fourth quarters of 2005. This destocking was the result of high inventory levels built up by our North American distribution and building and construction customers during the first half of 2005; and

•	the acquired operations of ALSCO, which contributed $64.9 million of revenues to the segment in 2005, resulting in a 6% increase in segment revenues.

Global recycling revenues. Revenues from our global recycling segment increased 4% from 2004 to 2005 primarily as a result of the acquisition of Tomra Latasa in August 2005 which increased segment revenues by approximately 3%. Higher volumes in Germany as a result of the completion of a magnesium recycling facility also contributed to the increase in segment revenues. In the United States, reduced volumes from the automotive industry as well as a slight shift from product sales to toll sales and the resultant lower gross revenue were offset by the higher underlying aluminum value of product sales caused by the increased price of primary aluminum. The shift to toll agreements, as well as a reduction in total product sales, was a deliberate response to the reduced availability of scrap in certain geographic areas and reduced demand from the U.S. automotive industry. The reduced availability of scrap resulted in higher scrap prices during the first half of 2005. In order to limit our exposure to the rising price of scrap aluminum, we shifted a higher percentage of our business to toll sales.

Revenues from the global recycling segment increased 26% in 2004 as compared to 2003. This increase was due to the acquisition of the remaining 50% interest in our Germany recycling operation in March 2003 as well as increases in volumes processed at our U.S. recycling facilities and higher aluminum prices in 2004 compared to 2003. The 15% increase in production from 2003 to 2004 resulted from the acquisition of the remaining 50% interest in our German recycling operation and the overall recovery of the U.S. manufacturing sector, which rebounded from a prolonged low level of industrial activity. In addition, scrap availability increased in 2004 due to a decrease in foreign buying.

Global zinc revenues. Revenues from our global zinc segment increased 18% in 2005 as compared to 2004, driven by a 30% increase in selling prices, which more than offset a 13% decrease in revenues due to lower production volumes. The increase in selling price was the result of a 32% increase in the LME price of zinc. The 7% reduction in pounds processed was due, in part, to reduced automotive demand during the first half of 2005 as well as the closure of our Hillsboro, Illinois facility and management’s decision to forego lower margin business.

Global zinc segment revenues increased 33% in 2004 as compared to 2003. This increase was due almost entirely to the overall increase in the LME price of zinc. The price of zinc increased approximately 27% during 2004 and production increased 3%.

Segment income and gross profit

The following table shows the total income for our segments, the percentage change from the prior period and a reconciliation of segment income to our consolidated gross profit:

For the year ended December 31,	2003	2004	2005	2004 over 2003 % change	2005 over 2004 % change
	(in millions, except percentages)
Segment income:
Global rolled and extruded products	$—	$(3.1)	$160.6	*	*
Global recycling	35.5	46.1	41.8	30%	(9)%
Global zinc	4.9	12.0	21.0	145	75

Total segment income	$40.4	$55.0	$223.4	36%	306%
Items not included in gross profit:
Segment selling, general and administrative expense	$17.9	$22.3	$32.9	25%	48%
Equity in (earnings) loss of affiliates	(0.8)	0.2	1.6	*	*
Other expense	0.7	0.4	0.4	(43)	—

Gross profit	$58.2	$77.9	$258.3	34%	232%

*	Calculation is not meaningful.

Global rolled and extruded products segment income. As with revenue from the global rolled and extruded products segment, segment income for 2004 includes the operating results of Commonwealth from December 9, 2004 to December 31, 2004. As a result, comparisons to 2005 segment performance are not meaningful. On a pro forma basis, segment income from global rolled and extruded products was $63.1 million in 2004. The $97.5 million, or 155%, increase in segment income from pro forma 2004 to 2005 was due primarily to a 41% increase in material margins in 2005, which increased segment income by an estimated $145.0 million. The material margin increase was driven by improved rolling margins as a result of new customer agreements as well as widening scrap spreads. Productivity improvements and synergistic benefits from the acquisition further improved segment operating results by an estimated $12.0 million in 2005. These improvements and benefits related to reduced procurement, insurance and employee costs. Partially offsetting these increases were a 12% decrease in volume, which resulted in a $48.2 million reduction in segment income in 2005, as well as higher natural gas and freight costs, which reduced segment income by $8.4 million. The requirement to write-up acquired inventories to fair value through purchase accounting for the Commonwealth and ALSCO acquisitions reduced segment income by approximately $6.2 million in 2005 and $5.4 million in 2004.

Global recycling segment income. The decrease in global recycling segment income from 2004 to 2005 was primarily the result of the increasing cost of scrap aluminum in Germany which decreased segment income by an estimated $10.4 million, rising natural gas costs in the United States which reduced segment income by approximately $5.8 million and a $1.2 million write-down of a recycling joint venture investment. These items more than offset the $1.2 million of segment income contributed by the acquisition of Tomra Latasa since its acquisition, the impact of a customer bankruptcy that reduced segment income by $3.2 million in 2004 and productivity improvements and merger related synergies relating to improved gas usage, operational efficiencies and cost savings related to insurance and workers compensation.

In 2004, the global recycling segment benefited from favorable scrap spreads in the U.S., an 8% increase in U.S. production volume compared to 2003 as a result of the overall recovery of the U.S. manufacturing sector which rebounded from a prolonged low level of industrial activity, and improved operating results from our Latin American recycling operations.

Global zinc segment income. Our global zinc segment reported significantly higher profitability in 2005 compared to 2004 as a result of the increase in the LME price of zinc. Our global zinc segment prices its product at a premium to the prevailing LME price and, as LME prices rise, our zinc operations benefit. The higher zinc prices increased segment income by an estimated $14.1 million in 2005 as compared to 2004 and more than offset lower production volumes. Productivity and recovery improvements further improved segment operating results in 2005.

In 2004, zinc prices rose throughout the year increasing the overall margins for our zinc products as compared to 2003. In 2004, we closed our Hillsboro, Illinois oxide facility and transferred some production of zinc oxide to our Clarksville and Millington, Tennessee facilities.

Other expense and income items

For the year ended December 31,	2003	2004	2005	2004 over 2003 % change	2005 over 2004 % change
	(in millions, except percentages)
Selling, general and administrative expense	$38.8	$54.5	$91.1	40%	67%
Interest expense	15.8	28.8	41.9	82	45
Restructuring and other charges	5.9	14.9	29.9	153	101

Selling, general and administrative expense. As a percentage of revenues, SG&A expense decreased from 4.4% in 2004 to 3.8% in 2005 due, in part, to $3.7 million of compensation expense related to 2004 executive severance and the elimination of duplicative general and administrative positions as part of our restructuring and integration plans. Partially offsetting these items were higher accruals related to compliance with the Sarbanes-Oxley Act and incentive compensation accruals under our management and employee incentive plans. On a pro forma basis, SG&A expenses in 2005 were comparable to 2004 with higher incentive compensation accruals and Sarbanes-Oxley Act costs offset by the elimination of redundant positions.

SG&A expense increased significantly in 2004 compared to 2003 but remained at a constant 4.4% of revenues. Executive severance costs, the inclusion of one month’s expenses of Commonwealth, the increased costs of compliance with the Sarbanes-Oxley Act and the inclusion of our German recycling operations within our consolidated results for the entire year in 2004 accounted for the increase.

Interest expense. Interest expense increased in 2005 compared to 2004 primarily due to higher levels of debt resulting from the acquisition of Commonwealth and the acquisitions of ALSCO, certain assets of Ormet, Alumitech and Tomra Latasa. Our average debt outstanding increased from $267.8 million in 2004 to $421.1 million in 2005. Interest expense was higher in 2004 as compared to 2003 primarily due to the October 2003 refinancing of substantially all of our debt and because of the addition of debt related to the acquisition of Commonwealth. In connection with the acquisition of Commonwealth, in November 2004 we sold $125.0 million of 9% senior unsecured notes and amended and expanded the borrowing capacity of our senior secured revolving credit facility. See Note I of our audited consolidated financial statements included elsewhere in this Report.

Restructuring and other charges. The restructuring charges of $29.9 million recorded in 2005 relate primarily to the planned closure of our rolled products facility in Carson, California. The closure relates to our acquisition of ALSCO and resulted from our determination that the rolling operations at ALSCO’s Richmond, Virginia facility are more efficient and cost effective. The impairment charge totaled $24.3 million and consisted of non-cash asset impairment charges of $16.3 million, severance and other employee related benefit costs of $5.5 million and other exit costs of $2.5 million. We based the determination of the impairment of the machinery and equipment on the discounted cash flows expected to be realized from the assets to be scrapped. No impairment charge was recorded for assets that will be moved to our other facilities as the expected undiscounted cash flows of those assets is sufficient to recover their carrying value.

We recorded the following additional restructuring and impairment charges in 2005:

•	a non-cash asset impairment charge of $0.8 million to write down previously idled assets at our closed Wendover, Utah recycling facility to their estimated fair value. The charge was the result of management’s determination that the assets would not be relocated and utilized at our other operations;

•	severance and other termination benefits totaling $2.8 million related to the acquisition of Commonwealth. As part of the acquisition, we eliminated certain administrative positions at both the former Commonwealth headquarters and at our headquarters. As of September 30, 2006, all of the Aleris employees to be severed had left their positions; and

•	lease termination costs of $1.2 million and non-cash asset impairment charges of $0.4 million related to the closure of our former headquarters in Irving, Texas.

In 2004, we recorded $14.9 million of charges primarily related to our initial plans to integrate Commonwealth. The charges consisted of employee severance and benefit costs, and accelerated vesting of non-vested shares and share units. In addition, we recorded asset impairment charges totaling $4.2 million related to certain of our recycling facilities.

In 2003, we recorded asset impairment charges of $5.9 million to adjust long-lived assets at certain of our aluminum recycling sites, including assets held for sale, to their estimated fair value.

We evaluate the performance of our reportable operating segments exclusive of restructuring and other charges. As a result, the amounts discussed above have not been included in segment income but have been recorded at the corporate level. See Note C of our audited consolidated financial statements included elsewhere in this Report.

Provision for (benefit from) income taxes

Income tax expense was $0.4 million in 2005 compared to $7.5 million in 2004. The 2005 income tax expense consisted of a provision of $0.1 million from international jurisdictions and $0.3 million in the United States. A significant portion of the federal valuation allowance was reversed in 2005 as federal net operating losses were utilized to offset taxable income. Management released the majority of the remaining federal valuation allowance at the end of 2005 based upon positive evidence that it was more likely than not that our future taxable income, including reversals of taxable temporary differences, would be substantial enough to realize our net U.S. deferred tax assets. This positive evidence included a change from an overall U.S. net deferred tax asset position to an overall net deferred tax liability position at the end of 2005. The change was primarily the result of the utilization of federal net operating losses during the year along with a deferred tax liability of approximately $17.2 million from the acquisition of ALSCO. Additionally, we were no longer in a cumulative loss position for the current and prior two years, which together with strong projections of future taxable income, including the reversal of taxable temporary differences, led management to conclude that it was more likely than not that the deferred tax assets will be realized. The reversal of valuation allowance in the U.S. decreased income tax expense by $27.9 million. At December 31, 2005, we had $30.7 million of valuation allowance remaining, which consisted of $0.9 million related to U.S. federal deferred tax assets, $21.5 million related to state deferred tax assets (net of federal benefit) and $8.3 million related to our international operations.

Income tax expense was $7.5 million in 2004 compared to a benefit of $1.2 million in 2003. The 2004 income tax expense consisted of a provision of $8.4 million from international jurisdictions and a $0.9 million domestic tax benefit. Management determined the need at year end 2004 for a valuation allowance against the U.S. net deferred tax assets that existed prior to the acquisition of Commonwealth. This determination was based on the fact that we changed from a net deferred tax liability position to a net deferred tax asset position as of the end of 2004, combined with the negative evidence of current year tax losses and cumulative losses in recent years. Even though we were projecting future taxable income, management did not believe that this subjective positive evidence was enough to overcome the objective negative evidence of current year tax losses and cumulative losses in recent years to conclude that it was more likely than not that our future taxable income would be substantial enough to realize our net U.S. deferred tax assets. The acquisition of Commonwealth resulted in $21.4 million of additional net deferred tax assets. We recorded a full valuation allowance against these net deferred tax assets through purchase accounting, again due to Commonwealth’s historical cumulative losses in recent years prior to the acquisition.

In establishing valuation allowances for our net deferred tax asset position and the net deferred tax assets resulting from the Commonwealth acquisition, management also considered federal income tax regulations regarding change in ownership which serve to limit the amount of net operating loss and tax credit carry forwards, which can be utilized in any given year.

At December 31, 2004, except for deferred tax assets related to a portion of the foreign tax credit that can be carried back against prior year taxes, all of our U.S. net deferred tax assets were offset by these valuation allowances.

Liquidity and Capital Resources

In conjunction with the Corus Acquisition, we entered into the existing revolving credit facility, the existing term loan facility and the existing senior unsecured facility. In addition to funding the purchase price of the Corus Acquisition, we used the proceeds from these facilities to refinance substantially all of our existing indebtedness and pay fees and expenses associated with the acquisition and refinancing. We also completed a tender offer to redeem substantially all of the outstanding 10 3/8% notes and 9% notes and repaid all of the amounts outstanding under our German recycling operation’s credit facilities and $59.0 million of Corus Aluminum’s outstanding indebtedness. We incurred charges during the nine months ended September 30, 2006 of $37.3 million related to prepayment premiums associated with the 10 3/8% notes and 9% notes and $16.4 million related to the non-cash write-off of existing debt issuance costs and discounts.

Following the consummation of the Transactions, we expect to finance our operations and capital expenditures from internally generated cash and amounts available under our 2006 credit facilities. We have traditionally financed our acquisitions and capacity expansions from a combination of cash on hand, funds from long-term borrowings and equity issuances. The Transactions will significantly increase our level of indebtedness. Our ability to pay principal and interest on our debt (including the notes), fund working capital and make anticipated capital expenditures depends on our future performance, which is subject to general economic conditions and other factors, some of which are beyond our control. We believe that based on current and anticipated levels of operations and conditions in our industry and markets, a combination of cash on hand, internally generated funds and borrowings available to us will be adequate to fund our current level of operational needs and to make required payments of principal and interest on our debt for the foreseeable future.

New revolving credit facility. Our new revolving credit facility will provide senior secured financing of up to $750.0 million. We and certain of our domestic and Canadian subsidiaries, as well as Aleris Switzerland GmbH, will be borrowers under the new revolving credit facility. The availability of funds to the borrowers located in each jurisdiction will be subject to a borrowing base for that jurisdiction, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S. and Canadian inventory, less certain reserves. Foreign borrowers, however, will also have the ability to borrow under the new revolving credit facility based on excess availability under the borrowing base applicable to U.S. borrowers, subject to sublimits to be agreed. Our new revolving credit facility will include capacity for letters of credit and borrowings on same-day notice, referred to as swingline loans, and will be available in U.S. Dollars, Canadian Dollars, Euros and certain other currencies. We may borrow a limited amount under our new revolving credit facility on the closing date of the Transactions. We currently estimate that, at the closing of the Transactions, availability under the borrowing bases will be at least $700.0 million and that we will utilize approximately $251.0 million of this facility at closing for loans and letters of credit.

The new revolving credit facility will provide that we have the right at any time to request up to $100.0 million of additional commitments. The lenders will not have any obligation to provide any such additional commitments, and any increase in commitments will be subject to the absence of a default. If we were to request, and the lenders agreed to provide, any such additional commitments, the facility size could be increased to up to $850.0 million, but our ability to borrow would still be limited by the applicable borrowing bases.

Borrowings under our new revolving credit facility will bear interest at a rate equal to, at our option:

•	in the case of borrowings in U.S. Dollars, either (a) a base rate determined by reference to the higher of (1) Deutsche Bank’s prime lending rate and (2) the overnight federal funds rate plus 0.5%, plus an applicable margin or (b) a Eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank, plus an applicable margin;

•	in the case of borrowings in Euros, a Euro LIBOR rate determined by Deutsche Bank, plus an applicable margin;

•	in the case of borrowings in Canadian Dollars, a Canadian prime rate, plus an applicable margin; or

•	in the case of borrowings in other available currencies, a EURIBOR rate, plus an applicable margin.

The initial applicable margin will be 0.5% with respect to base rate and Canadian prime rate borrowings and 1.5% with respect to Eurodollar, Euro LIBOR and EURIBOR borrowings. The applicable margin will be subject in each case to adjustment based on the historical availability under our new revolving credit facility.

In addition to paying interest on outstanding principal under our new revolving credit facility, we will be required to pay a commitment fee in respect of unutilized commitments of 0.25%, if the average utilization is 50% or more for any applicable period, or 0.375%, if the average utilization is less than 50% for the applicable period. We must also pay customary letter of credit fees and agency fees.

The new revolving credit facility will be subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuances of debt, other than debt permitted under the new revolving credit facility; and (iii) 100% of the net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights. Mandatory prepayments with such proceeds will only be required to the extent necessary to achieve a threshold liquidity level to be agreed.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under our new revolving credit facility exceed the applicable borrowing base in effect at such time, we will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under our new revolving credit facility is less than the greater of (x) $65.0 million and (y) 10% of the total commitments under the facility or an event of default is continuing, we will be required to repay outstanding loans with the cash we are required to deposit in collection accounts maintained with the agent under the new revolving credit facility.

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar, Euro LIBOR and EURIBOR loans.

There is no scheduled amortization under our new revolving credit facility. The principal amount outstanding will be due and payable in full at maturity, five years from the date of closing of the Transactions.

The new revolving credit facility will be secured, subject to certain exceptions, by (i) a first-priority security interest in substantially all of our current assets and related intangible assets located in the United States, substantially all of the current assets and related intangible assets of substantially all of our wholly-owned domestic subsidiaries located in the United States, substantially all of our assets located in Canada as well as the assets of Aleris Switzerland GmbH (other than its inventory and equipment), (ii) a second-priority security interest in substantially all our fixed assets located in the United States and substantially all of the fixed assets of substantially all of our wholly-owned domestic subsidiaries located in the United States, and (iii) the equity interests of Aleris Deutschland Holding GmbH, Aleris Switzerland GmbH and their direct and indirect Dutch parent entities, our domestic subsidiaries and any foreign subsidiaries directly held by any of our wholly-owned domestic subsidiaries with a priority to be agreed among the lenders under the new revolving credit facility and the lenders under the new term loan facility. The borrowers’ obligations under the new revolving credit facility will be guaranteed by certain of our existing and future direct and indirect subsidiaries. In addition, we will guarantee the obligations of the other borrowers under the new revolving credit facility.

Our new revolving credit facility will contain a number of covenants that, among other things and subject to certain exceptions, will restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

Although the credit agreement governing our new revolving credit facility generally will not require us to comply with any financial ratio maintenance covenants, if the amount available under the facility is less than the greater of (x) $65.0 million and (y) 10% of the total commitments under the facility at any time, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply.

The credit agreement governing our new revolving credit facility will also contain certain customary affirmative covenants and events of default.

New term loan facility. Our new term loan facility will be a $1,100.0 million, seven-year credit facility, which permits borrowings by us in U.S. Dollars and by Aleris Deutschland Holding GmbH in Euros on the closing date of the Transactions.

Borrowings under our new term loan facility will bear interest, at our option, at:

•	in the case of borrowing in U.S. Dollars, either (a) a base rate determined by reference to the higher of (1) Deutsche Bank’s prime lending rate and (2) the overnight federal funds rate plus 0.5%, plus an applicable margin or (b) a Eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank, plus an applicable margin; or

•	in the case of borrowings in Euros, a Euro LIBOR rate determined by Deutsche Bank, plus an applicable margin.

The applicable margin for borrowings by us in U.S. Dollars under our new term loan facility will be 1.75% with respect to base rate borrowings and 2.75% with respect to Eurodollar borrowings. The applicable margin for loans made to Aleris Deutschland Holding GmbH in Euros will be 3.00%.

The new term loan facility will be subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuances of debt, other than debt permitted under the new term loan facility; (iii) 100% of the net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights; and (iv) up to 50% (subject to reductions to be agreed) of annual excess cash flow (as defined in the credit agreement for the new term loan facility).

We may voluntarily repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar and Euro LIBOR loans.

The new term loan facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount during the first 6 3/4 years thereof, with the balance payable on the maturity date.

The new term loan facility will be secured, subject to certain exceptions, by (i) a first-priority security interest in substantially all our fixed assets located in the United States, substantially all of the fixed assets of substantially all of our wholly-owned domestic subsidiaries located in the United States and substantially all of the assets of Aleris Deutschland Holding GmbH and certain of its subsidiaries, (ii) a second-priority security interest in all collateral pledged by us and substantially all of our wholly-owned domestic subsidiaries on a first-priority basis to lenders under the new revolving credit facility located in the United States and (iii) the equity of Aleris Deutschland Holding GmbH, Aleris Switzerland GmbH and their direct and indirect Dutch parent companies, our domestic subsidiaries and any foreign subsidiaries directly held by any of our wholly-owned domestic subsidiaries with a priority to be agreed among the lenders under the new revolving credit facility and the lenders under the new term loan facility. The borrowers’ obligations under the new term loan facility will be guaranteed by certain of our existing and future direct and indirect subsidiaries. In addition, we will guarantee the obligations of Aleris Deutschland Holding GmbH under the new term loan facility.

The credit agreement governing our new term loan facility will contain a number of negative covenants that are substantially similar to those governing the senior notes and certain other customary covenants and events of default. However, we will not be required to comply with any financial ratio covenants, including the minimum fixed charge coverage ratio applicable to our new revolving credit facility.

Secured Hedging

The guarantors of our 2006 credit facilities will also guarantee our obligations under various interest rate swaps, foreign currency swaps, commodities hedges or similar agreements, which we refer to collectively as the secured hedging agreements, on a basis to be agreed. The collateral securing our 2006 credit facilities will also secure the secured hedging agreements on a basis to be agreed.

Cash Flows from Operations

Cash flows generated from our operating activities were $150.8 million in the nine months ended September 30, 2006 and $113.6 million in the nine months ended September 30, 2005. Operating cash flows primarily reflect our strong operating performance in the nine months ended September 30, 2006. Negatively impacting operating cash flows were higher accounts receivable balances primarily due to a $164.6 million increase in revenues during the month of September 2006, excluding Corus Aluminum, as compared to December 2005. Our consolidated days sales outstanding have decreased from 43 days at December 31, 2005 to 39 days at September 30, 2006. The rising price of primary metals contributed to the $105.0 million increase in accounts payable and accrued expenses. However, the impact of the rising metal prices on inventory was mitigated by reduced volumes at September 30, 2006 as compared to December 31, 2005.

Cash generated from operating activities increased significantly in 2005 compared to 2004 as a result of our improved operating results. The positive impact of our improved operations was partially offset by significant payments for restructuring liabilities which totaled approximately $9.7 million in 2005 and the rising LME prices of zinc and aluminum, which increased inventories and receivables. In anticipation of the closure of the Carson rolling mill, our global rolled and extruded products segment increased production during the fourth quarter of 2005, resulting in higher inventory levels as of December 31, 2005. As with the increase in inventories and receivables, accounts payable increased primarily due to the higher prices of raw materials purchased in December 2005.

One of our key internal performance indicators is the number of our days sales outstanding as it provides an indication of the overall quality of our receivables portfolio as well as the effectiveness of our collection efforts. The following table shows the days sales outstanding:

	December 31,			September 30, 2006
	2003	2004	2005
Days sales outstanding	46	41	43	39

Cash Flows from Investing Activities

Cash flows from investing activities primarily reflect the Corus Aluminum cash purchase price of $825.1 million, net of cash acquired, and capital expenditures. During the nine months ended September 30, 2006, cash used for capital expenditures totaled $53.5 million compared to $38.9 million in the comparable period of 2005. Capital expenditures in 2006 relate primarily to expansions at our rolling mills in Lewisport, Kentucky and Uhrichsville, Ohio.

During the year ended December 31, 2005, net cash used in investing activities was $373.9 million compared to a use of cash of $38.9 million in 2004. The difference between these two periods was primarily due to the acquisitions of ALSCO, certain assets of Ormet, Alumitech and Tomra Latasa. In addition, capital spending increased in 2005 compared to 2004. The increase was primarily due to the inclusion of a full year of capital spending for our global rolled and extruded products segment as well as the completion of our third German recycling facility in Deizisau, Germany. Capital spending for the global rolled and extruded products segment was $11.1 million compared to less than $2.0 million for one month of 2004 and spending on our German recycling facility totaled $26.6 million in 2005. The majority of our spending in 2004 was in our global recycling segment as we began construction on the Deizisau recycling facility and constructed a magnesium recycling facility in Töging, Germany. In addition, we neared completion of our Saginaw expansion and began an addition to our Morgantown landfill.

Capital expenditures for 2006 are anticipated to be approximately $100.0 million and will primarily be financed through available cash and amounts available under our 2006 credit facilities.

Cash Flows from Financing Activities

Cash flows from financing activities generally reflect changes in our borrowings and debt obligations, including our debt refinancing in August 2006. Net cash provided by our financing activities was $826.0 million for the nine months ended September 30, 2006, compared to $15.7 million of cash used by financing activities for the nine months ended September 30, 2005. Cash of $1.5 million was received during the nine months ended September 30, 2006 from the exercise of 148,220 employee stock options.

During 2005, we repaid the amounts outstanding as of January 1, 2005 under our amended and restated $425.0 million senior credit facility and, in the fourth quarter, we used funds from that facility to partially pay for the acquisition of ALSCO, fully fund the acquisition of Alumitech and certain of the assets of Ormet as well to fund our increasing working capital. See Note I of our audited consolidated financial statements included elsewhere in this Report.

Due to the significant increase in our share price, as well as the fact that many former employees of Aleris and Commonwealth were required to exercise their options within six months of the termination of their employment, 1,257,635 options were exercised during 2005, resulting in cash proceeds to us of $13.6 million.

In 2004, we issued $125.0 million of 9% notes and amended our revolving credit agreement to increase the borrowing capacity from $325.0 million to $425.0 million in connection with the acquisition of Commonwealth. We used these funds to purchase properties from Commonwealth, which, in turn, used the funds to redeem or purchase its existing $125.0 million 10 3/4% subordinated notes and to purchase receivables previously sold under the terms of Commonwealth’s receivables financing agreement. In 2003, we refinanced almost all of our long-term international and domestic debt obligations and settled our redemption liability related to the acquisition of the remaining interest in our German recycling operation using proceeds from the issuance of $210.0 million of 10 3/8% notes. In 2004, we also used $15.7 million of restricted cash available for capital spending purposes. See Note I of our audited consolidated financial statements included elsewhere in this Report.

We are in compliance with the terms and conditions of all of our debt obligations.

EBITDA

We report our financial results in accordance with U.S. GAAP. However, our management believes that certain non-U.S. GAAP performance measures, which we use in managing the business, may provide investors with additional meaningful comparisons between current results and results in prior periods. EBITDA is an example of a non-U.S. GAAP financial measure that we believe provides investors and other users of our financial information with useful information. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs.

Our EBITDA calculations represent net income, before interest income and expense, provision for income taxes, depreciation and amortization and minority interests, net of provision for income taxes. EBITDA is also used for internal analysis purposes and is a component of the fixed charge coverage financial covenants under our 2006 credit facilities and the notes offering. EBITDA should not be construed as an alternative to net income as an indicator of our performance, or cash flows from our operating activities, investing activities or financing activities as a measure of liquidity, in each case as such measure is determined in accordance with U.S. GAAP. EBITDA as we use it may not be comparable to similarly titled measures used by other entities. Historical EBITDA as presented below is likely to differ from EBITDA as defined under the indentures for the notes and the credit agreements for our 2006 credit facilities.

Our reconciliation of EBITDA to net income and cash (used in) provided by operating activities is as follows:

	For the year ended December 31,			For the nine months ended September 30,
	2003	2004	2005	2005	2006
				(unaudited)
	(in millions)
EBITDA	$43.4	$42.6	$170.5	$152.3	$211.2
Interest expense	(15.8)	(28.8)	(41.9)	(30.1)	(54.3)
Interest income	0.6	0.7	1.6	1.2	1.5
Benefit from (provision for) income taxes	1.2	(7.5)	(0.4)	(3.8)	(35.0)
Depreciation and amortization	(29.7)	(30.6)	(55.0)	(39.8)	(63.4)
Minority interest, net of provision for income taxes	(0.5)	(0.2)	(0.5)	(0.3)	(0.6)

Net (loss) income	$(0.8)	$(23.8)	$74.3	$79.5	$59.4
Depreciation and amortization	29.7	30.6	55.0	39.8	63.4
(Benefit from) provision for deferred income taxes	(4.1)	0.2	(5.7)	(13.4)	(2.9)
Excess income tax benefits from exercise of stock options	—	—	—	—	(3.6)
Restructuring and other charges:
Charges	5.9	14.9	29.9	4.8	2.3
Payments	—	(5.1)	(5.9)	(3.9)	(5.9)
Non-cash loss on early extinguishment of debt	—	—	—	—	16.4
Stock-based compensation expense	0.8	2.2	3.5	2.3	7.1
Equity in earnings of affiliates	(0.8)	0.2	1.6	0.3	—
Unrealized (gains) losses on derivative financial instruments	(0.3)	(4.2)	18.6	10.4	7.1
Other non-cash charges	3.3	8.8	4.5	3.7	3.7
Net change in working capital	(42.0)	(21.7)	(73.5)	(9.9)	3.8

Cash (used in) provided by operating activities	$(8.3)	$2.1	$102.3	$113.6	$150.8

Exchange Rates

During 2005, the overall strengthening of the U.S. Dollar against other currencies resulted in unrealized currency translation losses that decreased our equity by $6.6 million. Currency translation adjustments are the result of the process of translating an international entity’s financial statements from the entity’s functional currency to U.S. Dollars. Currency translation adjustments accumulate in consolidated equity until the disposition or liquidation of the international entities.

During 2005, the currency most responsible for unrealized currency translation losses was the Euro, which decreased in value against the U.S. Dollar by approximately 13%.

The Euro is the functional currency of our European-based operations other than in the U.K. In the future, our results of operations will be impacted to a greater degree by the exchange rate between the U.S. Dollar and the Euro. In addition, we have other operations where the functional currency is not our reporting currency, the U.S. Dollar, and our results of operations are impacted by currency fluctuations between the U.S. Dollar and such other currencies. The Pound sterling is the functional currency of our Wales facility. The Brazilian Real is the functional currency of our Brazil facility, and the Mexican Peso is the functional currency of our Mexican facility.

Contractual Obligations

We are obligated to make future payments under various contracts such as debt agreements, lease agreements and unconditional purchase obligations. The following table summarizes our estimated significant contractual cash obligations and other commercial commitments at December 31, 2005:

	Cash payments due by period
	Total	2006	2007-2008	2009-2010	After 2010
	(in millions)
Long-term debt obligations	$651.8	$20.8	$9.8	$476.8	$144.4
Interest on long-term debt obligations	217.5	34.1	68.1	63.0	52.3
Estimated post-retirement benefit payments	43.0	4.0	8.3	8.7	22.0
Estimated pension funding	14.9	14.9	—	—	—
Operating lease obligations	19.4	8.0	8.5	2.6	0.3
Estimated payments for asset retirement obligations	17.5	3.7	5.2	2.7	5.9
Raw material purchase obligations	1,479.3	441.9	261.9	258.6	516.9
Natural gas purchase obligations	56.4	55.0	1.4	—	—

Total	$2,499.8	$582.4	$363.2	$812.4	$741.8

Our estimated funding for our U.S. pension and other post-retirement benefit plans is based on actuarial estimates using benefit assumptions for discount rates, expected long-term rates of return on assets, rates of compensation increases, and health care cost trend rates. Estimated funding of our pension plans beyond 2006 will depend upon the performance of the plans’ investments, among other things. As a result, estimating pension funding beyond 2006 is not practicable.

Operating lease obligations are payment obligations under leases classified as operating. Most leases are for a period of less than one year, but some extend for up to five years, and are primarily for items used in our manufacturing processes.

Our estimated payments for asset retirement obligations are based on management’s estimates of the timing and extent of payments to be made to fulfill legal or contractual obligations associated with the retirement of certain long-lived assets. Amounts presented represent the future value of expected payments.

Our purchase obligations are agreements to purchase goods or services that are enforceable and legally binding on us that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations include the pricing of anticipated metal purchases using contractual metal prices or, where pricing is dependent upon the prevailing LME metal prices at the time of delivery, market metals prices as of December 31, 2005, as well as natural gas purchases using contractual prices. As a result of the variability in the pricing of many of our metals purchasing obligations, actual amounts paid may vary substantially from the amounts shown above.

As a result of the Corus Acquisition and the related refinancing, our contractual obligations related to long-term debt and raw material purchase obligations have changed substantially from those existing at December 31, 2005, as shown above. For further information related to long-term debt obligations, see Note E of our unaudited consolidated financial statements included elsewhere in this Report. Substantially all of our long-term debt obligations now carry variable interest rates for which estimating future interest payments is not practicable.

The following presents our present long-term debt obligations as well as those raw material purchase obligations associated with Corus Aluminum:

	Total	2007	2008-2009	2010-2011	After 2011
	(in millions)
Long-term debt obligations	$1,574.1	$14.1	$16.2	$15.4	$1,528.4
Raw material purchase obligations associated with Corus Aluminum	2,807.4	846.8	1,537.9	422.7	—

Environmental Contingencies

Our operations, like those of other basic industries, are subject to federal, state, local and international laws, regulations and ordinances. These laws and regulations (1) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as waste handling and disposal practices and (2) impose liability for costs of cleaning up, and certain damages resulting from, spills, disposals or other releases of regulated materials. It can be anticipated that more rigorous environmental laws will be enacted that could require us to make substantial expenditures in addition to those described in this Report. See “Business—Environmental.”

From time to time, our operations have resulted, or may result, in certain non-compliance with applicable requirements under such environmental laws. To date, any such non-compliance with such environmental laws have not had a material adverse effect on our financial position or results of operations. See Note N of our audited consolidated financial statements included elsewhere in this Report.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to the valuation of inventory, property and equipment and goodwill, the effectiveness of our derivative instruments under SFAS No. 133, allowances related to doubtful accounts, workers’ compensation liabilities, income taxes, pensions and other post-retirement benefits and environmental liabilities. Our management bases its estimates on historical experience, actuarial valuations and other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates. Our accounting policies are more fully described in Note A of our audited consolidated financial statements included elsewhere in this Report. There have been no significant changes to our critical accounting policies or estimates during the nine months ended September 30, 2006.

The following critical accounting estimates are used to prepare our consolidated financial statements.

Inventories

Inventories are stated at the lower of cost or market. We review our inventory values on a regular basis to ensure that their carrying values can be realized. Cost is determined using either a specific identification method or a weighted average cost per product sold, and includes an allocation of average manufacturing labor and overhead costs to work-in-process and finished goods. In assessing the ultimate realization of inventories, we are required to make judgments as to future demand requirements and compare that with the current or committed inventory levels. As the ultimate realizable value of most of inventories is based upon the LME price of aluminum and zinc, future changes in those prices may lead to the determination that the cost of some or all of our inventory will not be realized and we would then be required to record the appropriate adjustment to inventory values.

Long-lived assets and amortizable intangible assets

We review the carrying value of property and equipment to be held and used as well as amortizable intangible assets when events or circumstances indicate that their carrying value may not be recoverable. Factors that we consider important that could trigger an impairment include current period operating or cash flow losses combined with a history of operating or cash flow losses, a projection or forecast that demonstrates continuing losses, significant adverse changes in the business climate within a particular business or current expectations that a long-lived asset will be sold or otherwise disposed of significantly before the end of its estimated useful life. To test for impairment, we compare the estimated undiscounted cash flows expected to be generated from the use and disposal of the asset or asset group to its carrying value. If these undiscounted cash flows are less than their respective carrying values, an impairment charge would be recognized to the extent that the carrying values exceed estimated fair values. Although third-party estimates of fair value are utilized when available, the estimation of undiscounted cash flows and fair value requires us to make assumptions regarding future operating results, as well as appropriate discount rates, where necessary. The results of our impairment testing are dependent on these estimates, which may be affected by the occurrence of certain events, including changes in economic and competitive conditions.

Goodwill

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we are required to perform impairment tests of our goodwill annually and more frequently in certain circumstances. The goodwill impairment test is a two-step process, which requires us to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which include allocated goodwill. These projections include assumptions about aluminum and zinc prices, material margins, as well as natural gas and other operating costs. Due to the inherent volatility of commodity prices, actual results may vary from these projections, and could require an adjustment to be recorded. Other key assumptions used to determine the fair value of our reporting units include estimated cash flow periods, terminal values based on our anticipated growth rate and the discount rate used, which is based on our current cost of capital, adjusted for the risks associated with our operations.

If the determined fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill, which requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value.

Based on our calculations, none of our recorded goodwill was determined to be impaired at December 31, 2005. However, we cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the overall economic environment on our customer base, and a material negative change in our relationships with significant customers. In addition to the overall assumptions used to determine each reporting unit’s cash flows, the estimates of terminal year growth rates and the discount rate can have a dramatic impact on the determination of the discounted cash flows of each reporting unit. Our determination of these rates represents management’s best estimate but they are subject to change over time.

Credit Risk

We recognize our allowance for doubtful accounts based on our historical experience of customer write-offs as well as specific provisions for customer receivable balances. In establishing the specific provisions for uncollectible accounts, we make assumptions with respect to the future collectibility of amounts currently owed to us. These assumptions are based upon such factors as each customer’s ability to meet and sustain its financial commitments, its current and projected financial condition and the occurrence of changes in its general business, economic or market conditions that could affect its ability to make required payments to us in the future. In addition, we provide reserves for customer rebates, claims, allowances, returns and discounts based on, in the case of rebates, contractual relationships with customers, and, in the case of claims, allowances, returns and discounts, our historical loss experience and the lag time between the recognition of the sale and the granting of the credit to the customer. Our level of reserves for our customer accounts receivable fluctuates depending upon all of these factors. Significant changes in required reserves may occur in the future if our evaluation of a customer’s ability to pay and assumptions regarding the relevance of historical data prove incorrect. We currently provide no significant reserves for sales to our U.S. automotive customers as we believe amounts currently included in our consolidated balance sheet to be collectible. However, should the recent poor financial performance and economic conditions experienced by the U.S. automotive industry continue, we may be required to record significant additional reserves which may have a material impact on our financial condition, results of operations and cash flows. At September 30, 2006, approximately $64.9 million of our consolidated accounts receivable were payable by U.S. automobile manufacturers or their direct suppliers.

Environmental Liabilities

Our environmental engineers and consultants review and monitor environmental issues at our existing operating sites. This process includes investigation and remedial action selection and implementation, as well as negotiations with other potentially responsible parties and governmental agencies. Based on the results of this process, we provide reserves for environmental liabilities when and if environmental assessment and/or remediation cost are probable and can be reasonably estimated. We often cannot predict with certainty the total costs or the timing of the ultimate disposition of these matters. Due to these uncertainties, the precision of the estimated liabilities may be subject to significant changes.

Deferred Income Taxes

We record deferred income taxes to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are regularly reviewed for recoverability. A valuation allowance is provided to reduce certain deferred tax assets to amounts that, in our estimate, are more likely than not to be realized.

In determining the adequacy of recorded valuation allowances, management assesses our profitability by taking into account the present and anticipated amounts of earnings or losses as well as the anticipated taxable income as a result of the reversal of future taxable temporary differences. We maintain recorded valuation allowances until sufficient positive evidence (for example, cumulative positive earnings and future taxable income) exists to support their reversal. In the event that our future income is more or less than estimated, our future tax expense could increase or decrease to reflect the change in these estimated valuation allowances.

Market Risk Management Using Financial Instruments

The procurement and processing of aluminum and zinc in our industry involve many risks. Some of these risks include changes in metal and fuel prices, changes in currency rates, and, to a lesser degree, changes in interest rates. We attempt to manage these risks by the use of financial instruments and long-term contracts.

In addition, the selling prices of most of our rolled and extruded products are fixed at the time orders are received. As the scrap and primary aluminum to produce these products is usually purchased several months later, we are exposed to fluctuations in the LME price of aluminum (which, in part, drives the purchase price we pay for our raw materials) during that time period. In order to mitigate this exposure, we enter into LME future purchase contracts which serve as an economic substitute for the purchase of actual physical metal. However, while these financial instruments minimize, they do not eliminate these risks.

Our deferred gains and losses related to cash flow hedges that are considered effective under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” accumulate in our balance sheet (in other comprehensive income (loss)) until the maturity of our respective hedging agreements. Gains and losses on the ineffective portion of our hedges are marked to market and recorded in the statement of operations in the current period. Our global rolled and extruded products and global recycling segments’ metal hedging activities have not met SFAS No. 133’s requirements for the election to defer gains and losses. As a result, all of the related gains and losses on these hedges are reflected in current period earnings. In addition, certain portions of our zinc metal hedges have, at times, been determined to be ineffective.

In order to manage our price exposure for natural gas purchases, we have fixed the future price of a portion of our natural gas requirements by entering into financial hedge agreements. Under these agreements, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange, or NYMEX, and the actual hedge price. These forward contracts are accounted for as cash flow hedges, with all gains and losses recognized in cost of sales when the gas is consumed. In addition, we have cost escalators included in some of our long-term supply contracts with our customers, which limit our exposure to natural gas price risk.

The counterparties to the financial hedge agreements and futures contracts discussed above expose us to losses in the event of non-performance; however, our management currently does not anticipate any non-performance by existing counterparties. The counterparties are evaluated for creditworthiness and risk assessment prior to initiating trading activities. Typically, we do not require collateral to support counterparty transactions.

We use what we believe are reasonable assumptions and, where applicable, established valuation techniques, in making our determination of the effectiveness of our derivative instruments for financial reporting purposes. However, such determinations are subject to change as movements in the hedged items may not correspond with the movements in the hedge instruments with enough precision to allow us to continue to defer gains and losses on the hedge instruments. Alternatively, it is also possible that hedges that currently are not eligible for deferral of gains and losses may reach a level of correlation that permits the deferral of some or all of these gains and losses. As a result, we are subject to unexpected and potentially significant changes in our operating results to the extent we are unable to defer these gains and losses.

Pension and Post-retirement Benefits

Our pension and post-retirement benefit costs are accrued based on annual analyses performed by our actuaries. These analyses are based on assumptions such as an assumed discount rate and an expected rate of return on plan assets. Both the discount rate and expected rate of return on plan assets require estimates and projections by management and can fluctuate from period to period. Our expected rate of return on plan assets is a long-term assumption based upon our target asset mix. Our objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, we look at rates of return on high-quality fixed-income investments currently available and expected to be available during the period to maturity of the benefits. This process includes a review of the Moody’s Aa bond index, as adjusted for specific items, including the difference between the average maturity dates of the bonds comprising the Moody’s portfolio and the underlying duration of the plans’ liabilities, as well as the construction of a hypothetical bond portfolio whose cash flow matches the year-by-year projected benefit cash flows from our pension and retiree health plans. The resulting yields serve as the basis for determining our best estimate of the effective settlement rate. A decrease or increase in the discount rate or the rate of return on plan assets by 0.5% would not have resulted in a material change in our reported net periodic benefit costs.

Unrecognized actuarial gains and losses relating to changes in our assumptions and actual experiences differing from them will be recognized over the expected remaining service life of the employee group, to the extent they are significant enough to require amortization under the provisions of SFAS No. 87, “Employees’ Accounting for Pensions.”

The actuarial assumptions used to determine pension and other post-retirement benefits may differ from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. We do not believe differences in actual experience or changes in assumptions will materially affect our financial position or results of operations.

Off-Balance Sheet Transactions

We had no off-balance sheet arrangements at September 30, 2006.

Recently Issued Accounting Standards

On January 1, 2006, we adopted SFAS No. 123 (R), “Share-Based Payments,” issued by the Financial Accounting Standards Board (“FASB”) in December 2004. The provisions of SFAS No. 123(R) are similar to those of SFAS No. 123; however, SFAS No. 123(R) requires all share based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation based on their fair value on the date of grant. The fair value of share-based awards will be determined using option pricing models (e.g., Black-Scholes or binomial models) and assumptions that appropriately reflect the specific circumstances of the awards. Compensation cost will be recognized over the vesting period based on the fair value of awards that actually vest.

We elected to adopt the modified prospective transition method of SFAS No. 123(R). Under this method, stock-based compensation expense beginning as of January 1, 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated under the provisions of SFAS No. 123 and previously used to value the awards for the pro forma footnote disclosures required by SFAS Nos. 123 and 148. Compensation expense also includes the grant-date fair value for all stock-based compensation awards granted subsequent to December 31, 2005 estimated in accordance with SFAS No. 123(R). In addition, all remaining unamortized stock-based compensation expense previously included as a separate component of stockholders’ equity was reversed against additional paid-in-capital on January 1, 2006.

As a result of adopting SFAS No. 123(R), income before income taxes and minority interests decreased by $2.1 million, and net income decreased by $1.3 million for the nine months ended September 30, 2006. Basic and diluted earnings per share decreased by $.04 for the nine months ended September 30, 2006. Total stock-based compensation expense for the nine months ended September 30, 2006 was $7.1 million, and included $4.6 million related to non-vested shares and share units, the accounting for which was not impacted by SFAS No. 123(R). In accordance with SFAS No. 123(R), the consolidated statement of cash flows reports the excess tax benefits from the stock-based compensation as cash flows from financing activities. Total stock-based compensation expense for the nine months ended September 30, 2005 was $2.5 million. For the nine months ended September 30, 2006, $3.6 million of excess tax benefits were reported as cash flows from financing activities. At September 30, 2006, unamortized compensation expense related to those stock options and non-vested shares and share units expected to vest totaled $12.4 million and will be recognized over a weighted average period of 1.9 years.

In July 2006, the FASB issued Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” FIN No. 48 clarifies the recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We will adopt this interpretation as required. We are currently evaluating the impact of this interpretation on our financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires companies to recognize the funded status of a benefit plan as the difference between plan assets at fair value and the projected benefit obligation. Unrecognized gains or losses and prior service costs, as well as the transition asset or obligation remaining from the initial application of SFAS Nos. 87 and 106 will be recognized in the balance sheet, net of tax, as a component of other comprehensive income and will subsequently be recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of those Statements. In addition, SFAS No. 158 requires additional disclosures about the future effects on net periodic benefit cost that arise from the delayed recognition of gains or losses, prior service costs or credits, and transition asset or obligation. SFAS No. 158 also requires that defined benefit plan assets and obligations be measured as of the date of the employer’s fiscal year-end balance sheet. The recognition and disclosure provisions of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end balance sheet is effective for fiscal years ending after December 15, 2008. We are currently evaluating the impact of SFAS No. 158 on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are exposed to potential losses arising from changes in the prices of aluminum, zinc and natural gas. Changes in currency values and the level of interest rates also expose us to potential losses. We use derivative instruments, such as futures, options, swaps and interest rate caps to manage the effect of such changes. Because of the use of swap and forward contract hedging instruments, we are limited in our ability to take advantage of potential changes in aluminum, gas and zinc prices. The hedging instruments require us to exercise the hedging instrument at the settlement date regardless of the market price at that time. Therefore, in an effort to offset the effect of increasing prices, we have also limited our potential benefit of declining prices.

All derivative contracts are held for purposes other than trading and are used primarily to mitigate uncertainty and volatility and cover underlying exposures. Our commodity and derivative activities are subject to the management, direction and control of our Risk Management Committee, which is composed of our chief executive officer, chief financial officer and other officers and employees that the chief executive officer designates. The Risk Management Committee reports to our Board of Directors, which has supervisory authority over all of its activities.

We are exposed to losses in the event of non-performance by the counterparties to the derivative contracts discussed below. Although non-performance by counterparties is possible, we do not currently anticipate any nonperformance by any of these parties. Counterparties are evaluated for creditworthiness and risk assessment prior to our initiating contract activities. The counterparties’ creditworthiness is then monitored on an ongoing basis, and credit levels are reviewed to ensure that there is not an inappropriate concentration of credit outstanding to any particular counterparty.

Commodity Price Risk

Aluminum and zinc ingots are internationally produced, priced and traded commodities, with their principal trading market being the LME. As part of our efforts to preserve margins, we enter into futures and options contracts. In our global zinc segment, most of the unrealized future gains and losses on these futures and options contracts qualify for deferred treatment under SFAS No. 133. As a result, unrealized gains and losses related to the effective portions of these hedges are recorded in other comprehensive (loss) income within our consolidated balance sheet until the underlying transaction impacts earnings. The futures and options contracts entered into by our global rolled and extruded products and global recycling segments have not met the requirements for the election to defer unrealized gains and losses under SFAS No. 133, resulting in immediate recognition of the unrealized gains and losses in the income statement. The unrealized gains and losses recognized in the income statement are not included in management’s determination of segment profit and loss.

Aluminum Hedging. The global rolled and extruded products segment conducts a substantial amount of hedging activity in an effort to eliminate the impact of movements in the price of aluminum from the time of order entry and acceptance through product shipment. These cash flow hedges do not meet the required effectiveness criteria established in SFAS No. 133 for deferral of gains and losses, although management believes that the majority of the derivative contracts assumed in the Corus Acquisition, or subsequently entered into on Corus Aluminum’s behalf, will meet the effectiveness tests in the future as the systems to designate and document the hedging relationship and monitor the ongoing assessments of effectiveness are put into place. As a result, all cash flow hedges entered into by the global rolled and extruded products segment are marked-to-market each reporting period with the corresponding unrealized gains and losses reflected in the statement of operations.

In addition, the global rolled and extruded products segment has entered into future sales contracts to protect the fair value of a portion of its aluminum inventory against a potential decline in aluminum selling prices. We have designated these futures contracts as fair value hedges. Like the cash flow hedges, the fair value hedges do not meet the required effectiveness criteria established in SFAS No. 133. As a result, gains and losses on fair value hedges are marked-to-market each reporting period with the corresponding unrealized gains and losses reflected in the statement of operations with no offset to the carrying value of the hedged inventory.

Global rolled and extruded products segment income included realized (losses) gains of $(5.9) million and $4.1 million in the nine months ended September 30, 2006 and 2005, respectively, related to settled metal hedging contracts. For the years ended December 31, 2005 and 2004, global rolled and extruded products segment income included realized gains of $9.3 million and $2.1 million, respectively, for settled metal hedging contracts.

The global recycling segment enters into LME high-grade and alloy aluminum forward sales and purchase contracts to mitigate the risk associated with changing metal prices. These forward contracts are settled in the month of pricing of shipments. The unrealized gains and losses on the majority of the global recycling segment’s forward contracts do not qualify for deferred treatment under SFAS No. 133. As a result, these derivative contracts are recorded at fair value with unrealized gains and losses recognized currently in the statement of operations.

For the nine months ended September 30, 2006 and 2005, global recycling segment income included realized (losses) gains of $(3.3) million and $0.5 million, respectively, related to settled metal hedging contracts. For the years ended December 31, 2005 and 2004, our global recycling segment income was not impacted by settled metal hedging contracts. For the years ended December 31, 2004 and 2003, our global recycling segment included realized gains (losses) of $2.6 million, and $(1.9) million, respectively, for settled metal hedging contracts.

Zinc Hedging. In the normal course of business, the global zinc segment enters into fixed-price sales and purchase contracts with a number of its customers and suppliers. In order to hedge the risk of changing LME zinc prices, we enter into LME forward sale and future purchase contracts. The effective portions of these hedges are included within other comprehensive (loss) income while the ineffective portions are included within unrealized (gains) losses on derivative financial instruments. These contracts are settled in the month of the corresponding production or shipment.

For the nine months ended September 30, 2006 and 2005, global zinc segment income included realized gains (losses) of $0.3 million and $(0.3) million, respectively, related to settled metal hedging contracts. In 2005, 2004 and 2003, our zinc segment’s income was lower by $0.4 million, higher by $0.7 million and lower by $0.3 million, respectively, due to settled zinc metal hedging contracts.

Natural Gas Hedging. Natural gas is the principal fuel used in the production of our rolled aluminum products as well as in the processing of aluminum and zinc. Natural gas prices are volatile, and we attempt to manage this volatility through the use of derivative commodity instruments. Our natural gas financial derivatives are traded in months forward, and settlement dates are scheduled to coincide with gas purchases during those future periods. These contracts reference physical natural gas prices or appropriate NYMEX futures contract prices. These contracts are accounted for as cash flow hedges, with gains and losses recognized in cost of sales in the same period as the underlying gas purchases. Gains on the settlement of these contracts totaled $2.7 million and $8.0 million, respectively, for the nine months ended September 30, 2006 and 2005 and were included within cost of sales. Gains on the settlement of these contracts totaled $22.1 million, $3.7 million and $3.4 million for years ended December 31, 2005, 2004 and 2003, respectively, and were included within cost of sales.

Financial Risk

Currency. The Corus Acquisition has increased our exposure to fluctuations in currencies as certain of the purchases and sales entered into by Corus Aluminum are denominated in currencies other than their functional currency. We have assumed and entered into foreign currency forward contracts to mitigate the impact of currency fluctuations associated with these transactions. As with the acquired aluminum derivatives, the foreign currency forward contracts do not currently meet the effectiveness tests of SFAS No. 133 and, as a result, the changes in their fair value are recorded within unrealized gains and losses on derivative financial instruments within the statement of operations until settlement. Realized gains on settled currency derivatives totaled approximately $9.8 million and resulted from the settlement of option contracts used to hedge a portion of the purchase price paid for Corus Aluminum.

Interest Rates. We have historically funded, and intend to continue to fund, our operations from our credit facilities. After the refinancing discussed above, substantially all of our indebtedness bears interest at variable rates. As a result we may elect to enter into derivative financial instruments, such as interest rate swaps, to mitigate our exposure to fluctuations in these rates.

Fair Values and Sensitivity Analysis

The following table shows the fair values of outstanding derivative contracts at September 30, 2006:

Derivative instrument	Fair value	Deferred gain, net
	(in millions)
Aluminum cash flow hedges	$71.7	$—
Aluminum fair value hedges	(1.5)	—
Zinc	1.3	0.8
Natural gas	1.8	0.4
Currency forward contracts	6.9	—

The following table shows the fair values of outstanding derivative contracts at December 31, 2005 and the effect on the fair value of a hypothetical adverse change in the market prices that existed at December 31, 2005:

Derivative instrument	Fair value	Deferred gain (loss), net	Impact of 10% adverse price change
	(in millions)
Aluminum cash flow hedges	$(6.5)	$—	$(13.5)
Zinc	0.4	0.2	(1.0)
Natural gas	28.1	15.3	(7.2)

The disclosures above do not take into account the underlying commitments or anticipated transactions. If the underlying items were included in the analysis, the gains or losses on our derivative instruments would be offset by gains and losses realized on the purchase of the physical commodities. Actual results will be determined by a number of factors outside of our control and could vary significantly from the amounts disclosed. For additional information on derivative financial instruments, see Note A and Note P of our audited consolidated financial statements included elsewhere in this Report.

ALERIS INTERNATIONAL, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Aleris International, Inc.

We have audited the accompanying consolidated balance sheet of Aleris International, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aleris International, Inc. at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Aleris International, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 7, 2006, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 7, 2006,

except for Note O, as to which the date is November 17, 2006

ALERIS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

(in millions, except share and per share data)

	December 31
	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$6.8	$17.8
Accounts receivable (net of allowances of $5.8 and $3.2 at December 31, 2005 and 2004, respectively)	325.1	229.0
Inventories	404.8	263.5
Deferred income taxes	35.2	3.9
Prepaid expenses	8.7	11.5
Derivative financial instruments	28.0	17.3
Other current assets	2.2	0.2

Total Current Assets	810.8	543.2
Property, plant and equipment, net	537.8	432.8
Goodwill	152.8	63.9
Intangible assets, net	22.9	—
Restricted cash	6.2	16.0
Other assets	23.6	25.2

	$1,554.1	$1,081.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$200.8	$178.9
Accrued liabilities	135.4	88.4
Current maturities of long-term debt	20.8	0.1

Total Current Liabilities	357.0	267.4
Long-term debt	631.0	412.3
Deferred income taxes	51.8	11.3
Accrued pension benefits	41.7	51.2
Accrued post-retirement benefits	48.6	38.2
Other long-term liabilities	30.2	18.0

Stockholders’ Equity
Preferred stock; par value $.10; 8,000,000 shares authorized; none issued	—	—
Common stock; par value $.10; 80,000,000 shares authorized; 31,237,685 and 30,769,423 issued at December 31, 2005 and 2004, respectively	3.1	3.1
Additional paid-in capital	295.7	277.8
Deferred stock compensation	(5.9)	(3.8)
Retained earnings	95.9	21.6
Accumulated other comprehensive income (loss)	5.3	(4.2)
Treasury stock, at cost; 13,007 and 1,110,623 shares at December 31, 2005 and 2004, respectively	(0.3)	(11.8)

Total Stockholders’ Equity	393.8	282.7

	$1,554.1	$1,081.1

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except share and per share data)

	For the year ended December 31
	2005	2004	2003
Revenues	$2,429.0	$1,226.6	$892.0
Cost of sales	2,170.7	1,148.7	833.8

Gross profit	258.3	77.9	58.2
Selling, general and administrative expense	91.1	54.5	38.8
Restructuring and other charges	29.9	14.9	5.9
Unrealized losses (gains) on derivative financial instruments	18.6	(4.2)	(0.3)

Operating income	118.7	12.7	13.8
Interest expense	41.9	28.8	15.8
Interest income	(1.6)	(0.7)	(0.6)
Other expense (income), net	1.6	0.5	0.1
Equity in net loss (earnings) of affiliates	1.6	0.2	(0.8)
Fees on receivables sale	—	—	0.8

Income (loss) before income taxes and minority interests	75.2	(16.1)	(1.5)
Provision for (benefit from) income taxes	0.4	7.5	(1.2)

Income (loss) before minority interests	74.8	(23.6)	(0.3)
Minority interests, net of provision for income taxes	0.5	0.2	0.5

Net income (loss)	$74.3	$(23.8)	$(0.8)

Net earnings (loss) per common share:
Basic	$2.44	$(1.51)	$(0.06)
Diluted	2.38	(1.51)	(0.06)
Weighted average shares outstanding:
Basic	30,448,229	15,793,182	14,472,884
Diluted	31,252,832	15,793,182	14,472,884

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

	For the year ended December 31
	2005	2004	2003
Operating activities:
Net income (loss)	$74.3	$(23.8)	$(0.8)
Depreciation and amortization	55.0	30.6	29.7
(Benefit from) provision for deferred income taxes	(5.7)	0.2	(4.1)
Equity in net loss (earnings) of affiliates	1.6	0.2	(0.8)
Restructuring and other charges:
Expenses	29.9	14.9	5.9
Payments	(5.9)	(5.1)	—
Deferred compensation expense	3.5	2.2	0.8
Unrealized losses (gains) on derivative financial instruments	18.6	(4.2)	(0.3)
Other non-cash charges	4.5	8.8	3.3
Changes in operating assets and liabilities, excluding effects of acquired businesses:
Accounts receivable	(23.4)	(2.9)	11.9
Accounts receivable sold	—	—	(61.3)
Inventories	(56.9)	(23.3)	(12.6)
Other assets	9.6	(3.2)	0.7
Accounts payable and accrued liabilities	(2.8)	7.7	19.3

Net cash provided by (used in) operating activities	102.3	2.1	(8.3)
Investing activities:
Payments for property and equipment	(62.1)	(44.8)	(20.8)
Proceeds from sale of property and equipment	5.4	0.1	0.1
Purchase of businesses, net of cash acquired	(317.7)	6.0	14.5
Other	0.5	(0.2)	1.0

Net cash used in investing activities	(373.9)	(38.9)	(5.2)
Financing activities:
Net proceeds from (payments on) long-term revolving credit facility	212.4	17.8	(61.0)
Proceeds from issuance of long-term debt	29.1	137.4	145.5
Payments on long-term debt	(1.2)	(125.0)	—
Change in restricted cash	9.8	13.0	(24.8)
Settlement of VAW—IMCO redemption liability	—	—	(26.0)
Minority interests	(0.7)	(0.4)	(0.9)
Debt issuance costs	(1.8)	(10.4)	(11.6)
Proceeds from exercise of stock options	13.6	6.1	—
Other	0.1	0.2	(0.5)

Net cash provided by financing activities	261.3	38.7	20.7
Effect of exchange rate differences on cash and cash equivalents	(0.7)	1.1	0.7

Net (decrease) increase in cash and cash equivalents	(11.0)	3.0	7.9
Cash and cash equivalents at beginning of period	17.8	14.8	6.9

Cash and cash equivalents at end of period	$6.8	$17.8	$14.8

Supplementary information:
Cash payments for interest	$38.4	$25.1	$8.4
Cash payments for income taxes, net of refunds received	10.7	9.6	4.2

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(in millions)

	Common stock	Additional paid-in capital	Deferred compensation	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total stockholders’ equity
Balance at January 1, 2003	$1.7	$104.0	$(3.1)	$46.2	$(9.8)	$(22.1)	$116.9
Comprehensive income:
Net loss	—	—	—	(0.8)	—	—	(0.8)
Other comprehensive income (loss):
Deferred hedging gain/(loss), net of tax of $0.9	—	—	—		1.4	—	1.4
Currency translation adjustments	—	—	—		3.6	—	3.6

Comprehensive income							4.2
Issuance of common stock for services	—	0.1	—	—	—	—	0.1
Exercise of stock options	—	—	—	—	—	—	—
Issuance of non-vested stock	—	(0.8)	(1.8)	—	—	2.6	—
Deferred compensation expense	—	0.1	0.7	—	—	—	0.8
Stock issued in connection with ESPP	—	(0.1)	—	—	—	0.2	0.1
Other	—	—	—	—	—	(0.4)	(0.4)

Balance at December 31, 2003	$1.7	$103.3	$(4.2)	$45.4	$(4.8)	$(19.7)	$121.7
Comprehensive loss:
Net loss	—	—	—	(23.8)	—	—	(23.8)
Other comprehensive income (loss):
Deferred hedging gain/(loss), net of tax of $0.8	—	—	—	—	(4.1)	—	(4.1)
Minimum pension liability adjustment, net of tax of $1.0	—	—	—	—	(1.5)	—	(1.5)
Currency translation adjustments	—	—	—	—	6.2	—	6.2

Comprehensive loss							(23.2)
Issuance of common stock for services	—	0.1	—	—	—	—	0.1
Exercise of stock options	—	(1.3)	—	—	—	7.4	6.1
Issuance of common stock for vested stock units	—	0.4	—	—	—	1.8	2.2
Forfeiture of non-vested stock	—	0.8	0.8	—	—	(1.6)	—
Deferred compensation expense	—	—	3.5	—	—	—	3.5
Stock issued in connection with ESPP	—	(0.1)	—	—	—	0.3	0.2
Acquisition of Commonwealth Industries, Inc.	1.4	174.6	(3.9)	—	—	—	172.1

Balance at December 31, 2004	$3.1	$277.8	$(3.8)	$21.6	$(4.2)	$(11.8)	$282.7
Comprehensive loss:
Net income	—	—	—	74.3	—	—	74.3
Other comprehensive income (loss):
Deferred hedging gain/(loss), net of tax of $9.2	—	—	—	—	17.7	—	17.7
Minimum pension liability adjustment, net of tax of $0.8	—	—	—	—	(1.6)	—	(1.6)
Currency translation adjustments	—	—	—	—	(6.6)	—	(6.6)

Comprehensive income							83.8
Issuance of common stock for services	—	0.2	—	—	—	—	0.2
Exercise of stock options, including tax benefits of $9.6	—	14.2	—	—	—	9.0	23.2
Deferred compensation expense	—	—	3.5	—	—	—	3.5
Stock issued in connection with ESPP	—	0.1	—	—	—	0.1	0.2
Unearned compensation related to issuance of non-vested common stock	—	3.4	(5.6)	—	—	2.2	—
Purchase of common stock for treasury	—	—	—	—	—	(0.3)	(0.3)
Other	—	—	—	—	—	0.5	0.5

Balance at December 31, 2005	$3.1	$295.7	$(5.9)	$95.9	$5.3	$(0.3)	$393.8

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share data)

A. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The principal business of Aleris International, Inc. (“Aleris”) involves the production of rolled aluminum products as well as the recycling of aluminum and production of specification alloys. We are also involved in the recycling of zinc and the manufacture of zinc oxide and zinc dust. Our aluminum sheet products are sold to distributors and customers serving the transportation, construction, and consumer durables end-use industry segments. Our aluminum and zinc recycling operations consist primarily of purchasing scrap metal on the open market, recycling the metal and selling it in molten or ingot form as well as recycling customer-owned aluminum scrap for a fee (tolling). Our recycling customers are some of the world’s largest aluminum, steel and automotive companies.

Basis of Presentation and Use of Accounting Estimates

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our most significant estimates relate to the valuation of property and equipment and goodwill, assumptions and methodology for assessing hedge effectiveness regarding aluminum, zinc and natural gas futures contracts, forward contracts and options, assumptions for computing pension and postretirement benefits, workers’ compensation, medical and environmental liabilities as well as deferred tax valuation allowances and allowances for uncollectible accounts receivable.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Aleris and our entire majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation. Investments in affiliated companies, owned 50% or less, are accounted for using the equity method.

Reclassifications

In 2005, we changed the presentation of the unrealized gains and losses on derivative financial instruments to reflect these amounts as a separate line item within our consolidated statement of operations. Prior periods have been adjusted to conform to this presentation. We have also reclassified prior period asset impairment charges from depreciation and other (income) expense to restructuring and other charges in our consolidated statement of operations.

Certain other reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

Business Combinations

All business combinations are accounted for using the purchase method. The purchase price paid, including direct expenses, is allocated to the assets acquired and liabilities assumed based on their estimated fair market values. Any excess purchase price over the fair value of the net assets acquired is recorded as goodwill.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition and Shipping and Handling Costs

Revenues are recognized when title transfers and risk of loss passes to the customer in accordance with the provisions of Staff Accounting Bulletin 104, “Revenue Recognition.” In the case of rolled aluminum product and certain zinc sales, title and risk of loss do not pass until the product reaches the customer. For material that is tolled, revenue is recognized upon the performance of the tolling services for customers. Shipping and handling costs are included within cost of sales in the consolidated statement of operations.

Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

Restricted Cash

Cash we have that is not free and clear of encumbrances is classified as restricted cash. As a result of our refinancing activities in the fourth quarter of 2003, we had $9.1 of restricted cash at December 31, 2004 in a custodial account held by the indenture trustee for the benefit of the holders of our Senior Secured Notes. See Note I for additional information. In addition, the proceeds from our 2004 variable rate Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds are restricted as to use and must be expended for capital improvements at our Morgantown recycling facility. At December 31, 2005 and 2004, $2.0 and $2.7, respectively, of these proceeds had not been expended and remain classified as restricted cash. We also have $4.1 of restricted cash at both December 31, 2005 and 2004 associated with our workers’ compensation programs.

Accounts Receivable Allowances and Credit Risk

We extend credit to our customers based on an evaluation of their financial condition; generally, collateral is not required. We maintain an allowance against our accounts receivable for the estimated probable losses on uncollectible accounts and sales returns and allowances. The valuation reserve is based upon our historical loss experience, current economic conditions within the industries we serve as well as our determination of the specific risk related to certain customers. Accounts receivable are charged off against the reserve when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt. The movement of the accounts receivable allowances is as follows:

For the year ended December 31	2005	2004	2003
Balance at beginning of the year	$3.2	$1.2	$1.4
Expenses for uncollectible accounts	0.2	1.0	1.5
Expenses for sales returns and allowances	9.8	0.8	—
Receivables written off against the valuation reserve, net of recoveries	(10.2)	(0.9)	(1.7)
Acquisitions	2.8	1.1	—

Balance at end of year	$5.8	$3.2	$1.2

Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers in various industry segments comprising our customer base. No single customer accounted for more than 10% of consolidated revenues in 2005, 2004 or 2003. However, our aluminum recycling and zinc segments sell product to and provide tolling services for customers in the U.S. automotive industry. In 2005, sales to these customers comprised approximately 13% of our consolidated revenues and, at December 31, 2005, approximately $41.3 of our trade accounts receivable was due from U.S. automotive producers or their direct suppliers. Although management currently believes that substantially all of the receivables due from these customers remain collectible, there can be no assurances that future results of operations and cash flows will not be negatively impacted if the current economic conditions facing the U.S. automotive industry do not improve.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined primarily on the average cost or specific identification method and includes material, labor and overhead related to the manufacturing process.

Property and Equipment

Property and equipment are stated at cost. The fair value of asset retirement obligations is capitalized to the related long-lived asset at the time the obligation is incurred and depreciated over the remaining useful life of the related asset. Major renewals and improvements are capitalized, while normal maintenance and repairs are expensed when incurred. Depreciation is primarily computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings and improvements	5-39 years
Production equipment and machinery	2-20 years
Office furniture, equipment and other	3-10 years

The construction costs of landfills used to store by-products of the recycling process are depreciated as space in the landfills is used based on the unit of production method. Additionally, used space in the landfill is determined periodically either by aerial photography or engineering estimates.

Interest is capitalized in connection with the construction of major facilities. Capitalized interest costs are as follows:

For the year ended December 31	2005	2004	2003
Capitalized interest	$1.3	$0.4	$0.2

Intangible Assets

Intangible assets are primarily related to trade names and customer relationships associated with our acquired businesses. Acquired intangible assets are recorded at their estimated fair value in the allocation of the purchase price paid and are amortized over their estimated useful lives, ranging from 5 to 30 years. See Note F for additional information.

Impairment of Long-Lived Assets

We review our long-lived assets, including amortizable intangible assets, for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of the assets exceeds the future undiscounted cash flows expected from the asset. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset and are included in restructuring and other charges in the consolidated statement of operations. Fair value estimates of land and buildings are primarily made based on third party valuation assessments or quoted market prices while fair value estimates of machinery and equipment are based on the expected discounted cash flows of the impacted assets. See Note C for additional information.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Financing Costs

The costs related to the issuance of debt are capitalized and amortized over the lives of the related debt as interest expense using the effective interest method.

Goodwill

Goodwill is tested for impairment annually as of December 31 of each year and may be tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. We evaluate goodwill based upon eight reporting units. Reporting units are defined as operating segments or, in certain situations, one level below the operating segment. The goodwill impairment test is a two-step process. The first step consists of estimating the fair value of each reporting unit based on a discounted cash flow model and comparing those estimated fair values with the carrying values, which includes allocated goodwill. If the determined fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill, which requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is recognized. Discounted cash flow models are used to determine the current fair value of the reporting units. The development of these models requires management to make significant assumptions and estimates to forecast future operating cash flows. Future actual operating results could differ from the estimates currently used and may result in the impairment of goodwill in future periods. See Note F for additional information.

Stock-Based Compensation

We follow Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for our employee stock options. Under APB No. 25’s intrinsic value method, if the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. For grants of non-vested shares and units, compensation expense is determined based upon the fair value of the underlying stock at the date of grant and is recognized over the vesting period using the straight-line method. We have adopted the pro forma disclosure features of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.”

The fair value of our outstanding stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	2005	2004	2003
Expected option life in years	6.0	4.8	4.0
Risk-free interest rate	4.2%	3.4%	4.9%
Volatility factor	0.585	0.459	0.460
Dividend yield	0.0%	0.0%	0.0%

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The pro forma information below is presented as if we had applied the fair value recognition provisions of SFAS No. 123.

For the year ended December 31	2005	2004	2003
Net income (loss), as reported	$74.3	$(23.8)	$(0.8)
Add: stock-based compensation expense included in reported net income (loss), net of tax	3.5	5.8	0.5
Less: compensation cost determined under the fair value method, net of tax	(6.9)	(6.9)	(0.7)

Pro forma net income (loss)	$70.9	$(24.9)	$(1.0)

Basic earnings (loss) per share:
As reported	$2.44	$(1.51)	$(0.06)
Pro forma	2.33	(1.57)	(0.07)
Diluted earnings (loss) per share:
As reported	$2.38	$(1.51)	$(0.06)
Pro forma	2.27	(1.57)	(0.07)

Derivatives and Hedging

We are engaged in activities that expose us to various market risks, including the effects of natural gas price changes, future selling prices of aluminum and zinc, changes in interest rates and fluctuations in currencies. These financial exposures are managed as an integral part of our risk management program, which seeks to reduce the potentially adverse effects that the volatility of the markets may have on operating results. We do not hold or issue financial instruments for trading purposes. We maintain a natural gas pricing strategy to minimize significant fluctuations in earnings caused by the volatility of gas prices. We also maintain a metal pricing strategy to minimize significant, unanticipated fluctuations in cash flows and earnings caused by the volatility of aluminum and zinc prices. From time to time we will enter into interest rate swap agreements to manage exposure to fluctuations in interest rates on our long-term debt and currency contracts to hedge certain future purchases of metal to be made in other currencies. In December 2005, our German recycling subsidiary, VAW-IMCO, entered into four interest rate swaps to fix a portion of its variable rate debt and also held one currency exchange contract. The fair value of these cash flow hedges was not material at December 31, 2005.

All derivative financial instruments are recorded at fair value. We measure the effectiveness of these hedges by formally assessing, at least quarterly, the historical and probable future high correlation of changes in the expected cash flows of the hedged items. For contracts qualifying as cash flow hedges, the effective portions of the changes in fair value are recorded on the consolidated balance sheet in other comprehensive income and are reclassified to cost of sales at the time the underlying transaction impacts income while the ineffective portions of the changes in fair value are recorded on the statement of operations in unrealized losses (gains) on derivative financial instruments until settlement, at which time realized losses (gains) are recognized in cost of sales and previously recorded unrealized (gains) losses are reversed. For contracts qualifying as fair value hedges, the changes in fair value are recorded in unrealized (gains) losses on derivative financial instruments along with the changes in the effective portions of underlying hedged item. All realized gains and losses are included within cash flows provided by (used in) operating activities in the consolidated statement of cash flows. See Note P for additional information.

Our company is exposed to losses in the event of non-performance by counterparties to derivative contracts. Although non-performance by counterparties is possible, we do not currently anticipate any non-performance by any of these parties. Counterparties are evaluated for creditworthiness and risk assessment prior to our initiating contract activities. The counterparties’ creditworthiness is then monitored on an ongoing basis, and credit levels are reviewed to ensure that there is not an inappropriate concentration of credit outstanding to any particular counterparty.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Currency Translation

Our international subsidiaries use the local currency as their functional currency. Adjustments resulting from the translation of the assets and liabilities of our international operations into U.S. Dollars at the fiscal year end exchange rates are reflected as a separate component of stockholders’ equity, except for current intercompany accounts, which along with currency transaction gains and losses are reflected in the consolidated statement of operations. Currency translation adjustments accumulate in consolidated equity until the disposition or liquidation of the international entities. (Losses) gains related to the translation of current intercompany accounts (decreased) increased other income by $(0.1), $0.1 and $1.9 in 2005, 2004 and 2003, respectively.

Self Insurance

We are substantially self-insured for losses related to workers’ compensation and health care claims. Losses are accrued based upon estimates of the aggregate liability for claims incurred based on experience and certain actuarial assumptions. Under the terms of certain of the workers’ compensation programs, we are required to maintain pre-determined amounts of cash security, restricted as to use. At December 31, 2005 and 2004, we had $4.1 of restricted cash related to these programs.

Income Taxes

We account for income taxes using the liability method, whereby deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In valuing deferred tax assets, we use judgment in determining if it is more likely than not that some portion or all of a deferred tax asset will not be realized and the amount of the required valuation allowance.

Environmental and Asset Retirement Obligations

Environmental obligations that are not legal or contractual asset retirement obligations and that relate to existing conditions caused by past operations with no benefit to future operations are expensed while expenditures that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent future environmental contamination are capitalized in property and equipment. Obligations are recorded when their incurrence is probable and the associated costs can be reasonably estimated in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 96-1, “Environmental Remediation Liabilities.” While our accruals are based on management’s current best estimate of the future costs of remedial action, these liabilities can change substantially due to factors such as the nature and extent of contamination, changes in the required remedial actions and technological advancements. Our existing environmental liabilities are not discounted to their present values as the amount and timing of the expenditures are not fixed or reliably determinable.

In contrast to environmental remediation liabilities which result from the improper operation of a long-lived asset (for example, ground water contamination or pollution arising from a past act), asset retirement obligations represent legal obligations associated with the retirement of tangible long-lived assets. Asset retirement obligations recorded by Aleris relate primarily to the requirement to cap our two landfills as well as costs to remove underground storage tanks. The costs associated with such legal obligations are accounted for under the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. The fair value of such obligations is based upon the present value of the future cash flows expected to be incurred to satisfy the obligation. Estimates of future cash flows are obtained primarily from independent engineering consulting firms. The present value of the obligations is accreted over time while the capitalized cost is depreciated over the useful life of the related asset.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Retirement and Postemployment Benefits

Our defined benefit pension plans are accounted for in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.” Other post-retirement benefits, such as retiree medical benefits, are accounted for in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Pension and post-retirement benefit obligations are actuarially calculated using management’s best estimates of assumptions which include the expected return on plan assets, the rate at which plan liabilities may be effectively settled (discount rate), health care cost trend rates and rates of compensation increases.

Benefits provided to employees after employment but prior to retirement are accounted for under SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.” Postemployment benefits include severance and medical continuation benefits that are offered pursuant to an ongoing benefit arrangement and do not represent a one-time benefit termination arrangement. Under SFAS No. 112, liabilities for postemployment benefits are recorded at the time the obligations are probable of being incurred and can be reasonably estimated. This is typically at the time a triggering event occurs, such as the decision by management to close a facility. Substantially all severance benefits recognized by us during 2005 were pursuant to existing benefit arrangements and, therefore, have been accounted for under SFAS No. 112. Benefits related to the relocation of employees and certain other termination benefits have been accounted for under SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” and have been expensed as incurred.

General Guarantees and Indemnifications

It is common in long-term processing agreements for us to agree to indemnify customers for tort liabilities that arise out of, or relate to, the processing of their material. Additionally, we typically indemnify such parties for certain environmental liabilities that arise out of or relate to the processing of their material.

In our equipment financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the equipment and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to equipment we lease and material we process.

In financing transactions that include loans from banks in which the interest rate is based on LIBOR, we typically agree to reimburse the lenders for certain increased costs that they incur in carrying these loans as a result of any change in law and for any reduced returns with respect to these loans due to any change in capital requirements. We had $303.1 of floating rate debt outstanding at December 31, 2005.

Although we cannot estimate the potential amount of future payments under the foregoing indemnities and agreements, amounts paid under these guarantees and indemnifications have not been significant.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payments,” that, upon implementation, will impact our net income and earnings per share, and change the classification of certain elements of the statement of cash flows. The provisions of SFAS No. 123(R) are similar to those of SFAS No. 123, however, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation cost based on their fair value on the date of grant. Fair value of share-based awards will be determined using option-pricing models (e.g. Black-Scholes or binomial models) and assumptions that appropriately reflect the specific circumstances of the awards. Compensation cost will be recognized over the vesting period based on the fair value of awards that actually vest.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2005, the Securities and Exchange Commission adopted a rule which amended the compliance dates for SFAS No. 123(R) such that public companies are required to implement SFAS No. 123 (R) by their first fiscal year beginning after June 15, 2005. Consistent with the provisions of the new standard, we adopted SFAS No.123(R) on January 1, 2006 and are implementing it under the modified-prospective basis. Under the modified-prospective basis, awards that are granted, modified, repurchased or cancelled after the date of adoption will be measured and accounted for in accordance with SFAS No. 123(R). Awards granted prior to January 1, 2006 will be accounted for using the assumptions previously used to value the awards for the pro forma footnote disclosures required by SFAS Nos. 123 and 148 with the resulting fair value associated with the unvested portion of these awards recognized in the statement of operations.

We anticipate utilizing the Black-Scholes option pricing model to value options granted in 2006 and are evaluating the assumptions to be used in the model. We currently anticipate that the impact of the adoption of SFAS No. 123(R) on a full year basis for 2006 will result in compensation expense related to the fair value of equity awards of approximately $3.1, or $0.10 per share, however, results will be impacted by the value of additional stock option grants.

In May 2005, the FASB issued SFAS No. 154, “Accounting for Changes and Error Corrections,” which replaces APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 is effective for accounting changes and corrections made in fiscal years beginning after December 15, 2005 and requires retrospective application of voluntary changes in accounting principles to prior period financial statements, unless it is impractical to determine either the period-specific or the cumulative effect of the change. Any future changes in accounting principles or error corrections will be accounted for in this manner.

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 requires companies to recognize a liability for the fair value of a legal obligation to perform asset retirement activities that are conditional on a future event if the amount can be reasonably estimated. The Interpretation was effective for the year ended December 31, 2005. The Company adopted FIN 47 during the fourth quarter of 2005. The effect of adoption was not material to our consolidated financial position, results of operations or cash flows.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials should be recognized as current-period charges and require the allocation of fixed production overhead to inventory to be based on the normal capacity of the underlying production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2004. We adopted the provisions of this statement effective January 1, 2006.

In December 2004, the FASB issued FASB Staff Position (FSP) No. 109-1, “Application of FASB Statement No. 109 (SFAS No. 109), ‘Accounting for Income Taxes,’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2005.” FSP No. 109-1 provides that the manufacturer’s deduction created in the American Jobs Creation Act of 2004 (the Act) should be accounted for as a special deduction in accordance with SFAS No. 109 and not as a tax rate reduction. The manufacturer’s deduction had no effect on our 2005 results since the company had no taxable income in the US.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2004, the FASB issued FSP No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision Within the American Jobs Creation Act of 2004.” The Act introduced a temporary incentive for U.S. multinationals to repatriate earnings accumulated outside the U.S. by providing a one time tax deduction of 85 percent for certain international earnings from controlled international corporations. FSP No. 109-2 provides accounting and disclosure guidance for the repatriation provision. We did not elect to apply this provision in 2004 or 2005.

B. ACQUISITIONS

2005 Acquisitions

On October 3, 2005, we acquired all of the issued and outstanding stock of ALSCO Holdings, Inc. (ALSCO), the parent company of ALSCO Metals Corporation. ALSCO Metals Corporation is headquartered in Raleigh, North Carolina and is one of North America’s largest suppliers of aluminum building products with an aluminum rolling facility in Richmond, Virginia and coating and fabrication facilities located in Roxboro, North Carolina, Ashville, Ohio and Beloit, Wisconsin. The acquisition of the ALSCO facilities, which have been included in the global rolled and extruded products segment, broadens the spectrum of products offered by that segment. As part of the integration of the ALSCO facilities, we have announced plans to close the Carson, California rolled products facility. See Note C for additional information.

The aggregate preliminary purchase price was approximately $145.0, which consisted of $100.0 of additional borrowings under our senior credit facility, $44.4 of cash paid, and various acquisition costs of $0.6. The determination of the purchase price is subject to adjustment based upon the working capital delivered.

The consolidated financial statements include the results of ALSCO from the date of acquisition. Pro forma financial information for the acquisition of ALSCO and Commonwealth has been provided below. The purchase price has been allocated based on estimated fair values as of the acquisition date. The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made upon the completion of an independent appraisal of the fair value of acquired long-lived assets, the determination of the fair value of certain other acquired assets and liabilities, the completion of our integration plans and the final determination of the acquired deferred tax assets and liabilities. The resulting goodwill will not be deductible for tax purposes. The following presents the preliminary allocation of the purchase price:

Current assets	$89.0
Property and equipment	49.0
Intangible assets	23.3
Goodwill	53.5
Current liabilities	(31.6)
Long-term debt	(1.3)
Accrued pension and post-retirement benefits	(12.7)
Other long-term liabilities	(24.2)

Cash paid	$145.0
Less: Cash acquired	1.2

Cash paid, net of cash acquired	$143.8

On August 23, 2005, we acquired Tomra Latasa Reciclagem (Tomra Latasa), an aluminum recycler located in Sao Paulo, Brazil. The acquisition is expected to provide greater access to aluminum scrap, complementary manufacturing operations and stronger customer relationships. The purchase price paid, net of acquired cash, totaled $17.4. The preliminary purchase price allocation resulted in goodwill of $8.2. This goodwill has been attributed to our global recycling reportable segment and will not be deductible for tax purposes. The purchase price is subject to the finalization of the working capital delivered and the purchase price allocation is subject to the completion of an appraisal of the acquired long-lived assets and deferred income tax assets and liabilities. Pro forma financial information has not been provided as the results of operations of Tomra Latasa would not materially impact our consolidated results of operations.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 12, 2005, we acquired Alumitech, Inc., an aluminum recycler and processor of salt cake, a by-product of the recycling process which contains additional aluminum concentrates. The acquisition of Alumitech provides us access to additional recycling capacity for the processing of the saltcake generated by our recycling and rolled products operations as well as additional aluminum recycling capacity. The purchase price paid, net of acquired cash, totaled $29.7. The preliminary purchase price allocation resulted in goodwill of $13.7, which will not be deductible for tax purposes, recorded in the global recycling reportable segment. The purchase price is subject to the finalization of the working capital delivered and the purchase price allocation is subject to the completion of an appraisal of the acquired long-lived assets and our integration plans as well as the determination of the acquired deferred tax assets and liabilities. Pro forma financial information has not been provided as the results of operations of Alumitech would not materially impact our consolidated results of operations.

On December 20, 2005, we acquired certain assets of Ormet Corporation. The acquired assets included the inventory, accounts receivable and certain long-lived assets of Ormet’s closed aluminum rolling operations in Hannibal, Ohio, an aluminum blanking operation in Terre Haute, Indiana and an aluminum recycling facility in Friendly, West Virginia. The purchase price totaled $126.8 and is subject to adjustment based on the finalization of the value of the accounts receivable and inventory delivered. The preliminary purchase price allocation resulted in goodwill of $13.8 which has been recorded in the global rolled and extruded products operating segment and is expected to be deductible for tax purposes. The purchase price allocation is subject to the completion of an appraisal of the acquired long-lived assets and the fair value determination of acquired inventories. Pro forma financial information has not been provided as the results of operations would not materially impact our consolidated results of operations.

2004 Acquisition

On December 9, 2004, we acquired all of the shares of outstanding common stock of Commonwealth Industries, Inc. (“Commonwealth”). The aggregate purchase price was approximately $183.9, which consisted of $170.9 of our common stock, $1.2 in net fair value of our stock options and $11.8 of transaction costs, which primarily consisted of fees paid for financial advisory, legal and accounting services. We issued approximately 13,608,274 shares of our common stock in exchange for the shares of Commonwealth then outstanding using an exchange ratio of 0.815 share of our common stock for each Commonwealth share. The fair value of the shares issued was based on a five-day average of the closing price two days before and two days after the terms of the acquisition were agreed to and publicly announced on June 17, 2004. We also assumed the outstanding stock options of Commonwealth using the above exchange ratio, which evidenced options to purchase up to 940,257 shares of our common stock. The fair value of the stock options assumed was estimated using a Black-Scholes option pricing model. The intrinsic value allocated to the unvested options and non-vested stock assumed in the transaction that had yet to be earned as of the transaction date was approximately $3.9 and was recorded as deferred compensation, a component of stockholders’ equity.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The consolidated financial statements include the results of Commonwealth from the date of acquisition. The purchase price has been allocated based on the estimated fair values as of the acquisition date. The following represents the allocation of the purchase price:

Current assets	$289.4
Property and equipment	214.8
Other long-term assets	4.7
Current liabilities	(113.2)
Long-term debt	(125.0)
Other long-term liabilities	(86.8)

Total purchase price	$183.9

In connection with the acquisition of Commonwealth, we developed a plan to relocate our corporate headquarters and consolidate the customer service functions of the global rolled and extruded products segment which resulted in the involuntary termination or relocation of certain Commonwealth employees. We recorded a $7.8 liability for involuntary termination and relocation benefits in the preliminary allocation of the purchase price and an additional $1.1 in 2005 as our integration plans, primarily the restructuring of the global rolled and extruded products segment’s customer service function, were finalized. The liability for involuntary termination benefits covered 69 rolled products employees, primarily in general and administrative functions. As of December 31, 2005, 56 employees had left their positions with the remaining employees to be severed by March 31, 2006. A movement of these restructuring liabilities recorded in the allocation of purchase price is presented in Note C.

Unaudited Pro Forma Information

The following table summarizes unaudited pro forma financial information assuming the ALSCO and Commonwealth acquisitions had occurred as of the beginning of 2004 and does not give effect to the other businesses acquired in 2005. The unaudited pro forma information is not necessarily indicative of the operating results that would have occurred had the acquisitions been made at the beginning of the periods presented nor are they necessarily indicative of any future operating results.

	Unaudited pro forma year ended December 31
	2005	2004
Revenues	$2,646.7	$2,502.6
Gross profits	279.6	171.2
Net income (loss)	76.7	(20.6)
Net earnings (loss) per common share	2.52	(0.73)

The pro forma operating results include $25.2 of restructuring and other charges recorded by Commonwealth in 2004 related to their efforts to improve profitability by eliminating under-performing operations and streamlining overhead, as well as costs associated with the merger.

C. RESTRUCTURING AND OTHER CHARGES

2005 Restructuring Activities

During the fourth quarter of 2005, we announced the closure of our rolled products facility located in Carson, California as the first phase of our plan to integrate ALSCO. Charges related to the closure included the following: $16.3 for impairments of machinery and equipment; $5.5 for employee severance, health care continuation and outplacement costs associated with approximately 157 hourly and salaried employees; and $2.5 for exit costs related to environmental remediation. All employees are expected to leave their positions by June 30, 2006. We based the determination of the impairment of the machinery and equipment on the discounted cash flows expected to be realized from the assets to be scrapped. No impairment charge was recorded for assets that will be moved to other Aleris facilities as the expected undiscounted cash flows of those assets are sufficient to recover their carrying value.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the first quarter of 2005, management determined that certain idled assets at our Wendover, Utah recycling facility would not be relocated and utilized at another Aleris recycling facility. As a result, we determined that the book value of these assets was not supportable by the estimated future cash flows and we recorded an $0.8 non-cash impairment charge to reduce the assets to their estimated fair values.

As a result of the acquisition of Tomra Latasa, we incurred restructuring charges of $0.4 related to employee severance costs. All affected employees have left their positions as of December 31, 2005.

The activity and reserve balances for the 2005 restructuring programs for the year ended December 31, 2005 is as follows:

For the year ended December 31	Employee severance and benefit costs	Asset impairments	Exit costs	Total
Initial Provision	$5.9	$17.1	$2.5	$25.5
Cash payments	(0.3)	—	—	(0.3)
Non-cash charges	—	(17.1)	—	(17.1)

Balance at December 31, 2005	$5.6	$—	$2.5	$8.1

2004 Restructuring Activities

As a result of the acquisition of Commonwealth, we relocated our corporate headquarters from Irving, Texas to Beachwood, Ohio in 2004 to restructure and consolidate certain duplicative administrative functions. The charges related to these restructuring initiatives, including the termination of certain executives of Aleris concurrent with the acquisition, totaled $10.8 in 2004 for severance and medical continuation benefits as well as the acceleration of the vesting of outstanding non-vested shares and share units. The charges cover the reduction of 47 corporate personnel, including our former interim chief executive officer and former chief financial officer. Of those 47 individuals, approximately 35 have left their positions as of December 31, 2005 with the remaining individuals expected to leave their positions by March 31, 2006. In 2005, we incurred additional charges related to the resignation of the former president of our aluminum recycling business, the relocation of certain Aleris personnel incidental to the acquisition and severance costs which were not accruable at December 31, 2004. During the third quarter of 2005, we terminated the operating lease agreement at our former Irving, Texas headquarters and incurred lease termination and asset impairment charges totaling $1.6.

Due to the continuing operating losses experienced by our Shelbyville, Tennessee facility, we performed an impairment evaluation of the related assets in the fourth quarter of 2004. As a result, we recorded a $3.7 impairment charge to write down the assets to their estimated fair values at December 31, 2004. We based fair value on appraisals of the land and buildings and a discounted cash flow analysis of the machinery and equipment. Also during the fourth quarter of 2004, we decided to permanently close our Rockwood, Tennessee facility, which had been idled since August 2003. We recorded a $0.4 impairment charge to write down the affected assets to their estimated fair values.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The activity and reserve balances for the 2004 restructuring programs, including those established in the allocation of the purchase price of Commonwealth as described in Note B, for the years ended December 31, 2004 and 2005 is as follows:

Year ended December 31, 2004	Employee severance and benefit costs	Accelerated vesting of non-vested shares and units	Asset impairments	Lease termination costs	Total
Charges recorded in the statement of operations	$7.2	$3.5	$4.2	$—	$14.9
Charges recorded in the allocation of the Commonwealth purchase price	7.8	—	—	—	7.8
Cash payments	(9.2)	—	—	—	(9.2)
Non-cash charges	—	(3.5)	(4.2)	—	(7.7)

Balance at December 31, 2004	$5.8	$—	$—	$—	$5.8

Year ended December 31, 2005	Employee severance and benefit costs	Accelerated vesting of non-vested shares and units	Asset impairments	Lease termination costs	Total
Balance at December 31, 2004	$5.8	$—	$—	$—	$5.8
Charges recorded in the statement of operations	2.8	—	0.4	1.2	4.4
Charges recorded in the allocation of the Commonwealth purchase price	1.0	—	—	—	1.0
Cash payments	(8.2)	—	—	(1.2)	(9.4)
Non-cash charges	—	—	(0.4)	—	(0.4)

Balance at December 31, 2005	$1.4	$—	$—	$—	$1.4

2003 Restructuring Activities

During the fourth quarter of 2003, we decided to permanently close our Wendover, Utah facility due to the continued shutdown of primary smelter capacity in the Pacific Northwest. As a result we evaluated the assets associated with this facility for impairment. We recorded a $3.1 non-cash impairment charge to write-down the Wendover, Utah assets to fair value. We based fair value upon the fact that certain assets would be relocated to other aluminum recycling operations.

Due to adverse market conditions in the domestic aluminum segment, in the fourth quarter of 2003 management commenced a review of our assets held for sale. Based upon the net book value of certain of the assets reviewed exceeding their estimated fair value, we recorded non-cash impairment charges of $2.8 the fourth quarter of 2003.

None of the restructuring charges have been considered in the determination of segment income as management does not base its evaluation of segment performance inclusive of such charges.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

D. INVENTORIES

The components of our consolidated inventories are:

December 31	2005	2004
Finished goods	$126.7	$88.3
Raw materials	145.6	89.8
Work in process	113.8	63.2
Supplies	18.7	22.2

	$404.8	$263.5

E. PROPERTY, PLANT AND EQUIPMENT

The components of our consolidated property and equipment are:

December 31	2005	2004
Land	$74.3	$64.7
Buildings and improvements	171.1	138.3
Production equipment and machinery	541.8	429.9
Office furniture, equipment and other	31.2	33.2

	$818.4	$666.1
Accumulated depreciation	(280.6)	(233.3)

	$537.8	$432.8

Our depreciation, including amortization of capital leases, and repair and maintenance expense was as follows:

For the year ended December 31	2005	2004	2003
Depreciation expense	$54.6	$30.6	$29.7
Repair and maintenance expense	56.1	34.8	27.0

F. GOODWILL AND OTHER INTANGIBLE ASSETS

The following table details the changes in the carrying amount of goodwill:

	Global recycling	Global zinc	Global rolled and extruded products	Total
Goodwill balance at January 1, 2004	$41.7	$21.9	$—	$63.6
Translation and other adjustments	0.3	—	—	0.3

Balance at December 31, 2004	$42.0	$21.9	$—	$63.9
Acquisitions	21.8	—	67.3	89.1
Translation and other adjustments	(0.2)	—	—	(0.2)

Balance at December 31, 2005	$63.6	$21.9	$67.3	$152.8

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table details other intangible assets as of December 31, 2005:

	Gross carrying amount	Accumulated amortization	Total	Average life
Trade name and trademarks	$7.9	$(0.1)	$7.8	30 years
Technology	0.4	—	0.4	20 years
Customer contracts	1.6	(0.1)	1.5	5 years
Customer relationships	13.4	(0.2)	13.2	13 years

	$23.3	$(0.4)	$22.9

Our intangible assets were acquired with the purchase of ALSCO. The fair value of these assets is subject to the completion of a third party appraisal and may differ from the amounts shown herein. Amortization expense for the next five years will total approximately $1.6 per year.

G. ACCRUED LIABILITIES

Accrued liabilities at December 31, 2005 and 2004 consisted of the following:

December 31	2005	2004
Employee related costs	$38.8	$29.1
Current portion of accrued pension benefits	14.9	3.0
Current portion of accrued post-retirement benefits	4.0	3.7
Derivative financial instruments	11.3	0.9
Restructuring accruals	7.0	6.4
Accrued taxes	8.7	11.8
Accrued interest	7.2	6.8
Other liabilities	43.5	26.7

	$135.4	$88.4

H. ASSET RETIREMENT OBLIGATIONS

Effective January 1, 2003, we adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement establishes standards for accounting for obligations associated with the retirement of tangible long-lived assets. Under the provisions of this Statement, we recorded the estimated fair value of liabilities for existing asset retirement obligations, as well as associated asset retirement costs, which were capitalized as increases to the carrying amounts of related long-lived assets. The amounts recorded are primarily for legal obligations associated with the closure of our active landfills and also include costs to remove underground storage tanks and other legal or contractual obligations associated with the ultimate closure of our manufacturing facilities. During 2005, we revised the estimated costs to close our landfills and increased the liability for these obligations by $4.6. In addition, we recorded liabilities of $1.7 for asset retirement obligations related to businesses acquired.

The changes in the carrying amount of asset retirement obligations are as follows:

For the year ended December 31	2005	2004	2003
Balance at beginning of year	$5.7	$5.3	$5.2
Revisions and liabilities incurred	7.4	—	—
Accretion expense	0.6	0.5	0.4
Payments	(0.9)	(0.1)	(0.3)

Balance at end of year	$12.8	$5.7	$5.3

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

I. LONG-TERM DEBT

Our long-term debt is summarized as follows:

December 31	2005	2004
Amended and restated senior secured credit facility, expiring in December 2009	$263.3	$50.8
9% Senior Notes, due November 15, 2014	125.0	125.0
10 3/8% Senior Secured Notes, due October 6, 2010, net	207.9	208.9
VAW-IMCO credit facilities	34.8	8.1
7.65% Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds—1996 Series, due May 1, 2016	5.7	5.7
7.45% Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds—1997 Series, due May 1, 2022	4.6	4.6
6% Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds—1998 Series, due May 1, 2023	4.1	4.1
Morgantown, Kentucky Solid Waste Disposal Facilities Revenue Bonds—2004 Series, due May 1, 2027 bearing interest at 3.76% at December 31, 2005	5.0	5.0
Other	1.4	0.2

Subtotal	$651.8	$412.4
Less current maturities	20.8	0.1

Total	$631.0	$412.3

Amended and Restated Senior Credit Facility

In conjunction with the acquisition of certain assets of Ormet, we amended and restated our Senior Credit Facility to increase the borrowing capacity from $325.0 to $425.0, reduce the margin spread for borrowings under the federal funds rate and to extend the term of the facility to December 2009. Under the amended terms of the Senior Credit Facility, we pay interest, at our option, at rates per annum equal to: (1) the greater of (a) the prime rate or (b) a federal funds rate plus 1/2%, in each case plus an applicable margin spread; or (2) a LIBOR-based rate plus an applicable margin spread. The applicable margin spread will range for base rate and federal funds rate loans, from 25 to 100 basis points, for LIBOR-based loans, from 125 to 200 basis points, and for letters of credit, from 125 to 200 basis points. At December 31, 2005, the weighted average interest rate was 6.33%.

We are also subject to a borrowing base limitation based on eligible domestic inventory and receivables. As of December 31, 2005, we estimated that our borrowing base would have supported additional borrowings of $89.6 after giving effect to outstanding borrowings of $263.3 and outstanding letters of credit of $16.7. As of December 31, 2005, our total borrowing base was approximately $369.6.

Fees and expenses associated with amending the terms of the Senior Credit Facility totaled $1.5 and $5.4 in 2005 and 2004, respectively, and are being amortized to interest expense over the amended term.

The amended terms of our Senior Credit Facility include, among other covenants, (i) prohibitions against incurring certain indebtedness and granting liens, (ii) limitations on dividends and repurchases of shares of capital stock, and (iii) limitations on capital expenditures, investments and acquisitions. Under the amended terms of the Senior Credit Facility, we are permitted to pay dividends of up to $5.0 per year. The indebtedness under the senior secured credit facility is secured by the Company’s and its co-borrowers’ inventories, receivables, general intangibles and the proceeds thereof. If at any time during specified periods, our undrawn availability under this facility is less than $50.0, we will also be required to maintain a minimum fixed coverage ratio of 1.1 to 1.0, calculated based on our parent entity and wholly-owned domestic subsidiaries.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Borrowings under the facility must be repaid at the termination date of the facility in 2009. However, upon the occurrence of certain events, including a continuing “event of default”, as defined, and a reduction of our undrawn availability under the revolver to $65.0 for five consecutive days or $60.0 on any day, all of our cash receipts would be deposited into a lockbox that would be applied against outstanding borrowings.

9% Senior Notes

In November 2004, we issued $125.0 of 9% senior unsecured notes (“Senior Notes”) in anticipation of the acquisition of Commonwealth. The proceeds from the offering were used to repay an equivalent amount of senior secured notes of Commonwealth, as required under the “change of control” provisions of that indenture, upon the consummation of the acquisition on December 9, 2004. Interest is payable semi-annually, on November 15 and May 15 of each year. Fees and expenses of the senior notes were $0.4 and $5.0 in 2005 and 2004, respectively, and are being amortized as additional interest expense over the term of the senior notes.

The Senior Notes are guaranteed, jointly and severally, by certain of our existing and future domestic subsidiaries on a senior unsecured basis. The Senior Notes are not guaranteed by our international subsidiaries. The Senior Notes and the guarantees are effectively subordinated to our existing 10 3/8% Senior Secured Notes and will be subordinated to our and our guarantor subsidiaries’ future secured debt and rank equal in right of payment with all of our other senior indebtedness.

We cannot redeem the Senior Notes until November 15, 2009. Thereafter, we may redeem some or all of the Senior Notes at any time, and from time to time, on or after November 15, 2009 at redemption prices ranging from 104.5% in 2009 to 100% in 2012 and thereafter plus accrued interest. On or before November 15, 2007, up to 35% of the Senior Notes may be redeemed with the proceeds of one or more equity offerings of our common shares at a redemption price of 109% of the principal amount plus accrued interest.

Upon the occurrence of a “change of control” (as defined under the indenture governing the Senior Notes), we are required to offer to purchase the Senior Notes at a price equal to 101% of the principal amount of the outstanding Senior Notes plus accrued interest.

The indenture governing the Senior Notes, among other things, contains covenants limiting our ability and the ability of our restricted subsidiaries to incur additional debt or grant preferred stock; grant liens; make restricted payments, including paying dividends or making investments; sell or otherwise dispose of assets, including capital stock of subsidiaries; and consolidate merge or transfer all of our or our subsidiaries’ assets.

10 3/8% Senior Secured Notes

In October 2003, we issued $210.0 principal amount of 10 3/8% Senior Secured Notes (“Senior Secured Notes”) as part of a refinancing of our debt facilities. The issue was priced at 99.383% to yield 10.50% and provided $208.7 of gross proceeds, after offering discount. Interest is payable semi-annually, on April 15 and October 15 of each year. In addition, in October 2004 we established a new four-year $120.0 senior secured revolving credit facility (“Senior Credit Facility”). Our former senior credit facility and former receivables sale facility, which were both scheduled to expire by their terms in the fourth quarter of 2004, were replaced by the senior secured notes and the new Senior Credit Facility.

The proceeds from the Senior Secured Note offering and initial borrowings under the new Senior Credit Facility were used as follows: repayment of the former credit facility, $122.5; repurchase of receivables outstanding under the receivables sales facility and termination of such facility, $46.3; repayment of certain Brazilian loans, $7.5. Additionally, approximately $51.4 in proceeds were applied toward outstanding loans and obligations owed by VAW-IMCO to commercial banks and to Hydro Aluminium Deutschland GmbH (Hydro), our former joint venture partner, with regard to VAW-IMCO’s redemption liability.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Of the approximately $51.4 in proceeds referred to above, $27.4 was used to pay all amounts owed under the VAW-IMCO redemption liability. We paid €23.8 (approximately $28.3) to Hydro for the share redemption liability and an aluminum recycling furnace and related assets and real estate located at, and adjacent to, a VAW-IMCO facility.

Fees and expenses of the Senior Secured Note offering and the establishment of the new Senior Credit Facility were $11.6. The fees are being amortized as additional interest expense over the terms of the Senior Secured Notes and the amended term of the Senior Credit Facility. During the fourth quarter of 2004, we wrote-off $0.8 of unamortized deferred financing costs related to our former senior credit facility.

The Senior Secured Notes are redeemable at our option, in whole or in part, at any time after October 15, 2007. At any time prior to October 15, 2006, we may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes with the proceeds of one or more equity offerings of our common shares at a redemption price of 110.375% of the principal amount of the Senior Secured Notes, together with accrued and unpaid interest, if any, to the date of the redemption.

The Senior Secured Notes are jointly and severally, unconditionally guaranteed on a senior basis by all of our existing 100% owned domestic subsidiaries that are co-borrowers under the Senior Credit Facility and by any future domestic restricted subsidiaries. The Senior Secured Notes are not guaranteed by any of our current international subsidiaries. See Note R for additional information. The Senior Secured Notes and guarantees are secured by first-priority liens, subject to permitted liens, on the real property, fixtures and equipment relating to our wholly-owned domestic operating plants and on the fixtures and equipment relating to substantially all of our leased domestic operating plants. The liens securing the senior secured notes do not extend to any of our inventory, accounts receivable and related property (which secure the senior credit facility) or to any of our international real or personal property.

Upon the occurrence of a “change of control” (as defined under the indenture governing the Senior Secured Notes), we are required to offer to purchase the Senior Secured Notes at a price equal to 101% of the principal amount of the outstanding Senior Secured Notes plus accrued interest.

The indenture governing the Senior Secured Notes, among other things, contains covenants limiting our ability and the ability of our restricted subsidiaries to incur additional debt; grant liens; make restricted payments, including paying dividends or making investments; sell or otherwise dispose of assets, including capital stock of subsidiaries; engage in sale-leaseback transactions; create liens on our or our subsidiaries’ assets; receive distributions; engage in transactions with affiliates; and merge or sell substantially all of our or our subsidiaries’ assets.

VAW-IMCO Credit Facilities

VAW-lMCO, has two lines of credit available for its working capital needs and four additional term loan facilities for the recently completed manufacturing facility in Deizisau, Germany. The total amount of credit available under these facilities is €20.0 for working capital and €16.0 for capital needs. The working capital lines of credit expire in March and April 2006. The term loan facilities expire in April 2009, December 2009, October 2010 and November 2010. They require quarterly payments totaling €1.0 beginning in 2006, decreasing in the third quarter of 2009 to €0.6. All of these facilities bear interest based on EURIBOR pricing plus a margin of 1.15%. As of December 31, 2005, €13.7 (approximately $16.2) were outstanding under the working capital lines of credit and €15.7 (approximately $18.6) were outstanding under the term loans, bearing interest at an average rate of 3.46%.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other

As a result of the significant increase in the LME price of aluminum during the fourth quarter of 2005, VAW-IMCO recorded unrealized losses on its derivative financial instruments totaling €7.6. This resulted in VAW-IMCO failing to meet the required interest coverage calculations related to each of its credit facilities. The lenders have waived the violation and we believe that we will be in compliance with the covenants for all of 2006. The debt remains classified as long-term, with the exception of the amounts due within one year based on the terms of the agreements. We are in compliance with the terms and conditions of our remaining debt obligations.

In February 2004, VAW-IMCO paid Aleris approximately €20.0 ($24.8, including interest), repaying in full its indebtedness owed to Aleris under an intercompany note that Aleris had pledged in October 2004 as part of the collateral security for the Senior Secured Notes. The prepayment of this intercompany note, which was denominated in U.S. Dollars, resulted in a recognized gain of $0.3 for the first quarter of 2004. The funds were deposited in a collateral account held by the trustee under the indenture governing the Senior Secured Notes, which permitted us to use these funds through January 2005 for acquisitions and construction of assets and properties to be used in our domestic business, which were added to the collateral security for the Senior Secured Notes. Because the funds were designated for additional property and equipment, the funds were classified as non-current restricted cash on our balance sheet as of December 31, 2004. During 2004, we utilized approximately $15.7 of these restricted funds to acquire property and equipment. In February 2005, we made an offer to repurchase outstanding Senior Secured Notes in an amount of up to $5.5, the extent of the amount of the unused funds remaining in the collateral account. This offer resulted in our repurchase of $1.2 in Senior Secured Notes. The remaining unused funds were freed of restriction and were used for our general corporate purposes.

Scheduled maturities of our long-term debt subsequent to December 31, 2005 are as follows:

2006	$20.8
2007	5.0
2008	4.8
2009	267.3
2010	209.5
After 2010	144.4

Total	$651.8

J. EMPLOYEE BENEFIT PLANS

Defined Contribution Pension Plans

We sponsor a profit-sharing retirement plan covering most of our employees in the aluminum recycling and zinc segments as well as certain corporate employees who meet defined service requirements. Contributions are determined annually by the Board of Directors and may be as much as 15% of covered salaries. Our profit sharing contributions are as follows:

For the year ended December 31	2005	2004	2003
Company profit sharing contributions	$2.2	$1.9	$0.9

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Subject to certain dollar limits, our employees may contribute a percentage of their salaries to this plan, and we match a portion of the employees’ contributions. Our match of employee’s contributions was as follows:

For the year ended December 31	2005	2004	2003
Company match of employee contributions	$1.4	$1.6	$1.6

In addition, as part of the acquisitions of Commonwealth, ALSCO and Alumitech, we sponsor defined contribution plans covering certain employees of the rolled products and aluminum recycling segments as well as certain corporate employees. Our match of employees’ contributions under these was approximately $1.1 for the year ended December 31, 2005 and $0.1 for the period from acquisition to December 31, 2004.

Employee Stock Purchase Plan

Effective July 1, 1999, we adopted a qualified, non-compensatory employee stock purchase plan, which allows employees to acquire shares of common stock through payroll deductions over a six-month period. The purchase price is equal to 85% of the fair market value of the common stock on either the first or last day of the offering period, whichever is lower. Purchases under the plan are limited to 15% of an employee’s eligible compensation. A total of 800,000 shares are available for purchase under the plan. We issued 16,826, 20,431 and 23,547 shares under the plan in 2005, 2004 and 2003, respectively. The plan was suspended effective January 1, 2006.

Defined Benefit Pension Plans

Our non-contributory defined benefit pension plans cover substantially all salaried and non-salaried employees formerly employed by Commonwealth and ALSCO. The plan benefits are based primarily on years of service and employees’ compensation during employment for all employees not covered under a collective bargaining agreement and on stated amounts based on job grade and years of service prior to retirement for non-salaried employees covered under a collective bargaining agreement.

VAW-IMCO maintains a defined benefit pension plan for its employees. This plan is based on final pay and service, but some VAW-IMCO senior officers are entitled to receive enhanced pension benefits. The plan is a book reserve plan, i.e. no plan assets are provided and the employer sets up a book reserve (pension accrual) for payment of the benefits. Under SFAS No. 87, “Employers’ Accounting for Pensions,” a book reserve plan under German law is an unfunded plan and a liability has to be recognized as an unfunded accrued pension cost. This amount is covered by a German pension insurance association under German law if VAW-IMCO is unable to fulfill its obligations. Benefit payments are financed, in part, by contributions to a relief fund which establishes a life insurance contract to secure future pension payments.

Components of the net periodic benefit expense were as follows:

	U.S. pension benefits		European pension benefits
For the year ended December 31	2005	2004	2005	2004	2003
Service cost	$3.0	$0.2	$0.6	$0.5	$0.3
Interest cost	6.8	0.6	0.9	0.9	0.6
Amortization of net (gain) loss	—	—	0.2	0.1	—
Expected return on plan assets	(7.2)	(0.6)	—	—	—

Net periodic benefit cost	$2.6	$0.2	$1.7	$1.5	$0.9

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The changes in projected benefit obligation and plan assets during the year, using December 31 and September 30 measurement dates for the U.S. and European pension plans, respectively, are as follows.

	U.S. pension benefits		European pension benefits
	2005	2004	2005	2004
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$125.7	$—	$20.2	$16.0
Acquisitions	3.7	125.7	—	—
Service cost	3.0	0.2	0.6	0.5
Interest cost	6.8	0.6	0.9	0.9
Actuarial loss	1.9	—	2.7	1.6
Benefits paid	(9.8)	(0.8)	(0.4)	(0.3)
Translation and other	—	—	(2.7)	1.5

Projected benefit obligation at end of year	$131.3	$125.7	$21.3	$20.2
Change in plan assets
Fair value of plan assets at beginning of year	$89.6	$—	$0.2	$—
Acquisitions	2.1	88.8	—	—
Employer contributions	3.1	—	0.7	0.5
Actual return on plan assets	5.5	1.6	—	—
Benefits paid	(9.8)	(0.8)	(0.4)	(0.3)
Translation and other	—	—	—	—

Fair value of plan assets at end of year	$90.5	$89.6	$0.5	$0.2
Funded status
Fair value of plan assets less than projected benefit obligation	$(40.8)	$(36.1)	$(20.8)	$(20.0)
Unrecognized net actuarial loss (gain)	2.7	(1.0)	7.2	5.5

Net amount recognized	$(38.1)	$(37.1)	$(13.6)	$(14.5)

Amounts recognized in the consolidated balance sheet consist of:
Accrued benefit liability	$(39.0)	$(37.1)	$(17.6)	$(17.1)
Accumulated other comprehensive loss	0.6	—	2.6	1.6
Deferred income tax asset	0.3	—	1.4	1.0

Net amount recognized	$(38.1)	$(37.1)	$(13.6)	$(14.5)

The accumulated benefit obligation of the U.S. and European pension plans was $128.6 and $17.6, respectively, at December 31, 2005.

Assumptions

We are required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service cost and interest cost. For our domestic pension plans, we base the discount rate used on Moody’s Aa bond index. This rate is adjusted for the underlying duration of the plans’ liabilities. The rates of return on assets used are determined based upon an analysis of the plans’ historical performance relative to the overall markets and mix of assets. The Company assesses the expected long-term rate of return on plan assets assumptions for each plan based on relevant market conditions and makes adjustments to the assumptions as appropriate.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted average assumptions used to determine benefit obligations at December 31 are as follows:

	U.S. pension benefits		European pension benefits
December 31	2005	2004	2005	2004
Discount rate	5.50%	5.50%	4.50%	5.00%
Rate of compensation increase, if applicable	3.75	3.75	3.00	3.00
Cost-of-living increases for pension	—	—	2.00	2.00

The weighted average assumptions used to determine the net periodic benefit cost for the years ended December 31 are as follows:

	U.S. pension benefits		European pension benefits
For the year ended December 31	2005	2004	2005	2004	2003
Discount rate	5.49%	5.50%	5.00%	5.00%	5.5%
Expected return on plan assets	8.23	8.50	3.50	3.50	—
Rate of compensation increase	3.75	3.75	3.00	3.00	3.0

The U.S. pension plans’ assets consist primarily of equity securities, guaranteed investment contracts and fixed income pooled accounts. The Company’s plan asset allocation at December 31, 2005 and 2004 and the target allocations are as follows:

	Percentage of plan assets
	2005	2004	Target Allocation
Asset Category:
Equity securities	57%	57%	50%
Debt securities	43	43	50

Total	100%	100%	100%

Cash Flows

The Company’s policy for the U.S. pension plans is to make contributions equal to or greater than the requirements prescribed by the Employee Retirement Income Security Act of 1974. We expect to make $14.9 of contributions in the year ending December 31, 2006. This amount has been classified as a current accrued liability in the consolidated balance sheet.

The following benefit payments for the U.S. pension plans, which reflect expected future service, as appropriate, are expected to be paid for the periods indicated:

2006	$7.2
2007	6.7
2008	8.1
2009	8.3
2010	10.1
2011 – 2015	52.6

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Postretirement Benefit Plans

As a result of the acquisitions of Commonwealth and ALSCO, we maintain health care and life insurance benefit plans covering certain employees hired by Commonwealth on or before September 1, 1998 and certain employees hired by ALSCO. The Company accrues the cost of postretirement benefits within the covered employees’ active service periods. The financial status of the plan at December 31, using a December 31 measurement date for the Commonwealth and ALSCO plans, respectively, is as follows:

December 31	2005	2004
Change in benefit obligation
Benefit obligation at beginning of year	$42.1	$—
Acquisitions	11.2	42.2
Service cost	0.5	—
Interest cost	2.4	0.2
Actuarial loss	0.8	0.1
Benefits paid	(3.5)	(0.4)

Benefit obligation at end of year	$53.5	$42.1
Change in plan assets
Fair value of plan assets at beginning of year	$—	$—
Actual return on plan assets	—	—
Employer contribution	3.5	0.4
Benefits paid	(3.5)	(0.4)

Fair value of plan assets, end of year	$—	$—
Funded status	$(53.5)	$(42.1)
Unrecognized net actuarial loss	0.9	0.1

Net amount recognized	$(52.6)	$(42.0)

The components of net postretirement benefit expense are as follows:

For the year ended December 31	2005	2004
Service Cost	$0.5	$—
Interest cost	2.4	0.2

Net postretirement benefit expense	$2.9	$0.2

We are required to make an assumption regarding the discount rate applied to determine service cost and interest cost. We base our discount rate used on Moody’s Aa bond index. This rate is adjusted for the underlying duration of the plans’ liabilities.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted average assumptions used to determine net postretirement benefit expense and benefit obligations are as follows:

	2005	2004
Discount rate used to determine fiscal year expense	5.50%	5.50%
Discount rate used to determine December 31 benefit obligations	5.50	5.50
Health care cost trend rate assumed for next year:
Retirees under age 65	8.40	8.50
Retirees 65 and older	9.90	10.00
Ultimate trend rate	5.00	5.00
Year rate reaches ultimate trend rate:
Retirees under age 65	2008 – 2011	2011
Retirees 65 and older	2010 – 2014	2014

For measurement purposes, there is an employer cap on the amount paid for retiree medical benefits. At December 31, 2005, the employer cap had not yet been reached for salary employees but had been reached for hourly employees.

Assumed health care cost trend rates have an effect on the amounts reported for postretirement benefit plans. A one-percentage change in assumed health care cost trend rates would have the following effects:

	1% increase	1% decrease
Effect on total service and interest components	$1.5	$(1.2)
Effect on postretirement benefit obligations	—	—

Cash flows

Our policy for the plan is to make contributions equal to the benefits paid during the year. Expected contributions for the succeeding twelve months have been included in other current liabilities in the consolidated balance sheet.

The following benefit payments, net of the annual average Medicare Part D subsidy of approximately $0.2 beginning in 2006, are expected to be paid for the periods indicated:

2006	$4.0
2007	4.1
2008	4.2
2009	4.3
2010	4.4
2011 – 2015	22.0

Multi-Employer Plan

As a result of the acquisition of Commonwealth, we also contribute to a union sponsored defined benefit multi-employer pension plan for certain of Commonwealth’s non-salaried employees. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employers Pension Plan Amendment Act of 1980, imposes certain liabilities upon employers who are contributors to multi-employer plans in the event of the employers’ withdrawal from such a plan or upon a termination of such a plan. Management does not intend to take any action that would subject the Company to any such liabilities. Our expense relating to the multi-employer pension plan was approximately $2.7 and $0.2 for the years ended December 31, 2005 and 2004, respectively.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

K. STOCKHOLDERS’ EQUITY

On December 8, 2004, an amendment to our Certificate of Incorporation was approved by our stockholders that increased the number of our authorized shares from 40 million to 80 million shares.

In December 2004, our stockholders approved the 2004 Equity Incentive Plan, as amended, (“2004 Plan”). The 2004 Plan provides for the grant of stock options and other stock awards to eligible employees, officers, consultants and non-employee directors. There are 1,100,000 shares of common stock reserved for issuance pursuant to awards granted under this plan. No awards may be granted under this plan after September 22, 2014. All options granted under this plan, once vested, are exercisable for a period of up to 10 years from the date of grant, although options may expire earlier because of termination of employment or service.

We granted 90,000 and 243,700 stock options to purchase our common stock to certain employees in 2005 and 2004, respectively, under the 2004 Plan. These options vest in one-third increments over a three year period from the date of grant.

We granted 126,086 and 52,400 non-vested shares of our common stock subject to vesting restrictions to certain employees and our non-employee directors in 2005 and 2004, respectively, under the 2004 Plan. One-half of the restricted shares of common stock granted in 2004 and up through September 2005 will vest three years from the date of grant; the remaining restricted shares of common stock will vest in five years but may vest in three years if certain goals are attained. The restricted shares of common stock granted in December 2005 will cliff vest three years from the date of grant.

We granted 155,500 performance share units in 2005 under the 2004 Plan. These performance share units are payable in common stock. A portion will vest to the extent of the attainment of target levels of merger synergies achieved as a result of the acquisition of Commonwealth that are attained through December 31, 2008. Another portion will vest to the extent of the attainment of certain return on capital targets through December 31, 2008.

We also granted performance units in 2005 under the 2004 Plan. These performance units are payable in cash and up to 29,448 shares of common stock. These performance units will vest to the extent of the attainment of specific levels of annualized synergies in each of 2006 and 2007 attributable to the acquisitions made in 2005. The grant date fair value is being amortized over the vesting period.

In connection with the acquisition of Commonwealth, we have assumed the historical stock option plans of Commonwealth. These plans, as amended and restated, cover certain officers, key employees and directors. The plans provide for the grant of options to purchase common stock, the award of non-vested shares and, in the case of non-employee directors, the award of shares of common stock. The total number of shares authorized under the plans is 2,404,250. We granted 8,800 stock options and 2,200 non-vested shares of our common stock subject to vesting restrictions in 2005 under these plans. The 1995 Stock Incentive Plan expired on March 27, 2005 and no further grants of options or non-vested shares may be made under this plan. In December 2004, we granted 565,700 stock options and 115,200 non-vested shares of our common stock to certain employees under these plans. 13,603 shares under the 1997 Stock Incentive Plan were available for grants and awards at December 31, 2005. This plan will also expire in April 2007 and no further grants of options or non-vested shares may be made.

In 1990, we adopted an Amended and Restated Stock Option Plan. This plan expired in 1997 and no further grants of options may be made under the plan. This plan provided for the granting of nonqualified and incentive stock options. The number of shares of common stock authorized for issuance under the plan was 1,200,000 shares. Options granted under the plan had various vesting periods and are exercisable for a period of 10 years from the date of grant, although options may expire earlier because of termination of employment.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 1992, we adopted the 1992 Stock Option Plan, which provides for the granting of nonqualified and incentive stock options to employees, officers, consultants and non-employee members of the Board of Directors. This plan expired in December 2002 and no further grants of options may be made under the plan.

In 1996, we adopted our Annual Incentive Program, which provided certain of our key employees with annual incentive compensation tied to the achievement of pre-established and objective performance goals. This plan, as amended, also provides for the granting of stock options to key management employees on a discretionary basis. Nonqualified and incentive stock options may be granted. Options granted to employees under this plan have various vesting periods. All options granted under this plan, once vested, are exercisable for a period of up to 10 years from the date of grant, although options may expire earlier because of termination of employment or service.

The 1992 Stock Option Plan, as amended, and the 1996 Annual Incentive Program, as amended, allow for the payment of all or a portion of the exercise price and tax withholding obligations in shares of our common stock delivered and/or withheld. Such payment or withholding will be valued at fair market value as of the date of exercise. Participants making use of this feature will automatically be granted a reload stock option to purchase a number of shares equal to the number of shares delivered and/or withheld. When a reload stock option is granted, a portion of the shares issued to the participant will be designated as restricted stock for a period of five years, although the restrictions may lapse earlier under certain circumstances. Reload stock options have an exercise price equal to the fair market value of the underlying stock as of the date of grant (i.e., the date of exercise of the original options) and will expire on the same date as the original options.

Transactions under these plans are as follows:

	2005		2004		2003
Stock Options	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of the year	2,960,520	$11.80	2,133,177	$10.26	2,319,500	$10.45
Assumed Commonwealth options	—	—	940,527	10.19	—	—
Granted	98,800	21.49	905,080	13.85	4,000	7.50
Exercised	(1,257,635)	10.77	(691,228)	8.52	(3,001)	5.33
Cancelled	(85,921)	12.34	(327,036)	12.68	(187,322)	12.63

Outstanding at end of the year	1,715,764	$13.07	2,960,520	$11.80	2,133,177	$10.26

Exercisable end of the year	850,705	$11.35	1,671,194	$10.43	1,571,682	$11.27

	2005	2004	2003
Non-vested Shares and Performance Units
Awarded and not vested at beginning of year	439,100	930,000	850,000
Assumed Commonwealth non-vested shares	—	212,100	—
Awarded	313,234	363,000	80,000
Vested	(35,348)	(859,000)	—
Forfeited	(38,900)	(207,000)	—

Awarded and not vested at end of year	678,086	439,100	930,000

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted average grant date fair value per share of all stock option awards granted in 2005, 2004, and 2003 was $12.56, $6.48, and $3.13, respectively.

The weighted average grant date fair value of all non-vested stock and performance unit awards granted in 2005, 2004 and 2003 was $30.89, $14.51 and $7.50, respectively. Compensation expense is recognized over the vesting periods for these awards. Total compensation expense recognized in selling, general and administrative expense was $3.5, $2.2 and $0.8 in 2005, 2004 and 2003, respectively. In addition, $3.6 of compensation expense was recognized during 2004 related to the accelerated vesting of non-vested shares and share units held by certain executives whose employment terminated upon the consummation of the merger. This amount has been classified in restructuring and other charges in the consolidated statement of operations.

Information related to options outstanding at December 31, 2005, is summarized below:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options	Weighted average remaining contractual life	Weighted average exercise price	Options	Weighted average exercise price
$ 2.55 – $ 5.10	9,966	5.1	$4.39	9,966	$4.39
$ 5.10 – $ 7.66	111,843	5.7	$6.12	111,843	$6.12
$ 7.66 – $10.21	221,233	6.9	$8.38	192,177	$8.31
$10.21 – $12.76	477,470	8.1	$11.44	237,539	$11.49
$12.76 – $15.31	25,100	2.4	$13.22	25,100	$13.22
$15.31 – $17.86	781,656	8.6	$15.46	267,784	$15.47
$17.86 – $20.42	30,652	8.6	$18.89	2,852	$18.91
$20.42 – $22.97	11,244	6.5	$20.89	3,444	$21.19
$22.97 – $25.52	46,600	9.3	$24.81	—	$—

	1,715,764			850,705

	Common stock share activity
	Outstanding Shares	Treasury Shares
Balance at January 1, 2003	17,142,404	(2,049,941)
Issuance of common stock for services	12,807	—
Exercise of stock options	—	3,001
Issuance of non-vested stock	—	240,000
Stock issued in connection with ESPP	—	23,547
Other	—	(60,010)

Balance at December 31, 2003	17,155,211	(1,843,403)
Issuance of common stock for services	5,938	—
Exercise of stock options	—	693,349
Issuance of common stock for vested stock units	—	169,000
Forfeiture of non-vested stock	—	(150,000)
Stock issued in connection with ESPP	—	20,431
Acquisition of Commonwealth Industries, Inc.	13,608,274	—

Balance at December 31, 2004	30,769,423	(1,110,623)
Issuance of common stock for services	5,924	12,315
Exercise of stock options	410,880	846,755
Stock issued in connection with ESPP	5,000	11,826
Issuance of non-vested stock	78,650	204,736
Purchase of common stock for treasury	—	(13,007)
Other	(32,192)	34,991

Balance at December 31, 2005	31,237,685	(13,007)

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

L. INCOME TAXES

The income (loss) before income taxes and minority interests was as follows:

For the year ended December 31	2005	2004	2003
U.S.	$75.4	$(38.3)	$(17.8)
International	(0.2)	22.2	16.3

Total	$75.2	$(16.1)	$(1.5)

The provision for (benefit from) income taxes, including income taxes on minority interests, was as follows:

For the year ended December 31	2005	2004	2003
Current:
Federal	$1.9	$(0.6)	$(1.8)
State	2.4	0.2	(0.1)
International	1.8	7.7	4.8

	$6.1	$7.3	$2.9
Deferred:
Federal	$(3.7)	$(3.8)	$(4.5)
State	(0.3)	3.3	(1.6)
International	(1.7)	0.7	2.0

	$(5.7)	$0.2	$(4.1)

Provision for (benefit from) income taxes	$0.4	$7.5	$(1.2)

The income tax expense, computed by applying the federal statutory tax rate to earnings before income taxes, differed from the provision for (benefit from) income taxes as follows:

For the year ended December 31	2005	2004	2003
Income tax expense (benefit) at the federal statutory rate	$26.3	$(5.6)	$(0.5)
International income tax rate differences	0.1	0.7	(0.5)
State income taxes, net	1.4	(2.8)	(1.1)
International tax credit	0.7	(1.1)	—
Other, net	(0.2)	(0.1)	(0.7)
Change in valuation allowance	(27.9)	16.4	1.6

Provision for (benefit from) income taxes	$0.4	$7.5	$(1.2)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of our deferred tax liabilities and assets are as follows:

December 31	2005	2004
Deferred Tax Liabilities:
Accelerated depreciation and amortization	$84.1	$54.9
State income taxes	4.5	0.3
Deferred hedging gain	9.5	5.1

Total deferred tax liabilities	$98.1	$60.3

Deferred Tax Assets:
Net operating loss carryforwards	$24.1	$44.5
Tax credit carryforwards	32.4	17.0
Expenses not currently deductible	19.1	7.2
Accrued pension	13.9	13.0
Accrued post retirement	15.6	14.7
Other	7.1	5.1

Total deferred tax assets	$112.2	$101.5
Valuation allowance	(30.7)	(48.6)

Net deferred tax assets	$81.5	$52.9

Net deferred tax liabilities	$16.6	$7.4

At December 31, 2005 and 2004 we had valuation allowances of $30.7 and $48.6, respectively, to reduce certain deferred tax assets to amounts that are more likely than not to be realized. The valuation allowance in 2005 relates primarily to state tax credits and state net operating losses as well as net operating losses in Brazil. An opening balance sheet adjustment of $25.2, with a full valuation allowance, was made during 2005 for Kentucky state recycling credits related to the acquisition of Commonwealth. The federal valuation allowance that existed at the beginning of the year has all been reversed except for $0.9 based upon management’s determination that it is more likely than not that our future taxable income, including the reversal of taxable temporary differences, will be substantial enough to realize our net U.S. federal deferred tax assets. The valuation allowance in 2004 related to our potential inability to utilize U.S. federal and state net operating loss and tax credit carry forwards and certain international net operating loss carry forwards due to recent cumulative losses. Based on the available evidence, except for the deferred tax assets related to a portion of the foreign tax credit that can be carried back to prior years, a full valuation allowance was established in 2004 for all other deferred tax assets related to domestic operations. The acquisition of Commonwealth resulted in $21.4 of additional net deferred tax assets in 2004. We recorded a full valuation allowance against these net deferred tax assets in purchase accounting.

At December 31, 2005, we had approximately $26.4 of unused net operating loss carry forwards for international tax purposes, which do not expire, $0.5 of international net operating loss carry forwards that expire starting in 2013 and $24.1 in U.S. federal income tax net operating loss carry forwards that expire starting in 2006, of which $17.2 is subject to a limitation as to its use in any given year under U.S. income tax regulations regarding change in ownership. The company also has net operating losses for state purposes, all of which have been provided a full valuation allowance.

At December 31, 2005, we had $14.4 of unused U.S. federal tax credit carry forwards, of which $10.3 are subject to a limitation as to use in any given year under U.S. income tax regulations regarding change in ownership. We also had $27.7 of unused state tax credit carry forwards, substantially all of which have been provided a full valuation allowance.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Undistributed earnings of $31.5 for all non-U.S. investments are considered permanently reinvested and, accordingly, no additional U.S. income taxes or non-U.S. withholding taxes have been provided. It is not practicable to calculate the deferred taxes associated with the remittance of these earnings.

M. NET EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share (in thousands, except share and per share data):

For the year ended December 31	2005	2004	2003
Numerator for basic and diluted earnings (loss) per share:
Net income (loss)	$74.3	$(23.8)	$(0.8)
Denominator:
Weighted-average of outstanding shares—basic	30,448,299	15,793,182	14,472,884
Effect of dilutive stock options, non-vested shares and non-vested share units	803,533	—	—

Adjusted weighted-average of outstanding shares—diluted	31,251,832	15,793,182	14,472,884

Net earnings (loss) per share:
Basic earnings (loss) per share	$2.44	$(1.51)	$(0.06)
Dilutive earnings (loss) per share	$2.38	$(1.51)	$(0.06)

The following stock options and non-vested shares and units were excluded from the computation of diluted earnings per share because the effect would have been anti-dilutive:

	2005	2004	2003
Anti-dilutive stock options and non-vested shares and units	—	3,417,211	2,973,177

N. COMMITMENTS AND CONTINGENCIES

Operating leases

We lease various types of equipment and property, primarily the equipment utilized in our operations at our various plant locations and at our headquarters facility. The future minimum lease payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2005, are as follows:

Operating Leases
2006	$8.0
2007	4.8
2008	3.7
2009	1.6
2010	1.0
Thereafter	0.3

$19.4

Rental expense under cancelable and non-cancelable operating leases for 2005, 2004 and 2003 was $9.1, $7.3 and $6.0, respectively.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Purchase Obligations

Our non-cancelable purchase obligations are principally for natural gas and materials, such as metals and fluxes used in our manufacturing operations. At December 31, 2005, amounts due under non-cancelable purchase obligations are as follows:

	Cash payments due by period
	Total	2006	2007-2008	2009-2010	After 2010
Purchase obligations	$1,535.7	$496.9	$263.3	$258.6	$516.9

Amounts recognized in cost of sales related to these purchase obligations totaled $226.3, $65.7 and $67.0 in 2005, 2004 and 2003, respectively.

Environmental Proceedings

Our operations are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes and employee health and safety. These laws can impose joint and several liabilities for releases or threatened releases of hazardous substances upon statutorily defined parties, including us, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, we may be required, from time to time, to take environmental control measures at some of our facilities to meet future requirements.

We have been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act and similar stated statutes and may be named a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred in connection with the presently pending proceedings will, individually or in the aggregate, have a material adverse effect on our financial position or results of operations.

We are performing operations and maintenance at two Superfund sites for matters arising out of past waste disposal activity associated with closed facilities. We are also under orders by agencies in four states for environmental remediation at five sites, two of which are located at our operating facilities.

Our reserves for environmental remediation liabilities totaled $12.6 and $6.4 at December 31, 2005 and 2004, respectively, and have been classified as other long-term liabilities in the consolidated balance sheet. These amounts are in addition to our asset retirement obligations discussed in Note H and represent the most probable costs of remedial actions. We estimate the costs related to currently identified remedial actions will be paid out primarily over the next ten years.

The changes in our accruals for environmental liabilities are as follows:

For the year ended December 31	2005	2004	2003
Balance at beginning of year	$6.4	$1.0	$0.9
Revisions and liabilities incurred	2.8	0.5	0.1
Payments	(0.9)	(0.3)	—
Environmental liabilities of acquired businesses	4.3	5.2	—

Balance at end of year	$12.6	$6.4	$1.0

Legal Proceedings

We are a party from time to time to what we believe are routine litigation and proceedings considered part of the ordinary course of our business. We believe that the outcome of such existing proceedings would not have a material adverse effect on our financial position or results of operations.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

O. SEGMENT INFORMATION

On August 1, 2006, we acquired the downstream aluminum business of Corus Group plc (“Corus Aluminum”). The Corus Aluminum acquisition increased the size and scope of our international operations substantially and, as a result, we re-aligned our reporting structure into global business units that offer different types of metal products and services. Our new operating segments consist of global rolled and extruded products, global recycling, global specification alloy, and global zinc. As a result, the former international segment is now included within the global recycling and global specification alloy segments. All periods have been restated to reflect this change.

Our global rolled and extruded products segment produces aluminum sheet, plate and extruded and fabricated products for distributors and customers serving the aerospace, building and construction, transportation and consumer durables industry segments. For financial reporting purposes, the global recycling and global specification alloy operating segments have been aggregated into the global recycling reportable segment. The global recycling segment represents all of our aluminum melting, processing, alloying and salt cake recycling activities. We have aggregated these businesses because the products produced are identical (except for minor differences in chemical composition), are delivered in the same manner (either molten or in bars), the raw materials used are very similar, the production processes and equipment used are identical and the long-term gross margins have been are expected to remain similar. Our global zinc segment represents all of our zinc melting, processing and trading activities.

Measurement of Segment Profit or Loss and Segment Assets

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Our measure of the profitability of our operating segments is referred to as segment income. Segment income excludes provisions for income taxes, restructuring and other charges, interest, unrealized losses (gains) on derivative financial instruments, corporate general and administrative costs, including depreciation of corporate assets and amortization of capitalized debt costs. Beginning in 2005, management does not consider impairment charges and unrealized losses (gains) on derivative financial instruments within segment income. This change (decreased) increased the global rolled and extruded products’ segment income by $(2.6) in 2004 and the global recycling segment’s income by $2.5 and $5.6 in 2004 and 2003, respectively. Intersegment sales and transfers are recorded at market value. Consolidated cash, long-term debt, net capitalized debt costs, net current deferred tax assets and assets located at our headquarters office are not allocated to the reportable segments.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reportable Segment Information

Selected reportable segment disclosures for the three years ended December 31, 2005 are as follows:

	Global rolled and extruded products	Global recycling	Global zinc	Intersegment revenues	Totals
2005
Revenues	$1,246.7	$967.9	$244.1	$(29.7)	$2,429.0
Segment income	160.6	41.8	21.0		223.4
Depreciation and amortization expense	28.3	22.5	2.5		53.3
Equity in losses of affiliates	—	(1.6)	—		(1.6)
Segment assets	819.0	575.2	124.5		1,518.7
Equity investments in joint ventures	—	(1.0)	—		(1.0)
Payments for plant and equipment	11.1	44.7	1.8		57.6

2004
Revenues	$95.1	$926.5	$206.9	$(1.9)	$1,226.6
Segment income (loss)	(3.1)	46.1	12.0		55.0
Depreciation and amortization expense	2.2	22.4	3.6		28.2
Equity in losses of affiliates	—	(0.2)	—		(0.2)
Segment assets	490.9	463.2	108.9		1,063.0
Equity investments in joint ventures	—	0.6	—		0.6
Payments for plant and equipment	1.9	40.5	2.0		44.4

2003
Revenues	$—	$736.0	$156.0	$—	$892.0
Segment income	—	35.5	4.9		40.4
Depreciation and amortization expense	—	23.9	3.3		27.2
Equity in earnings of affiliates	—	0.8	—		0.8
Segment assets	—	407.6	109.8		517.4
Equity investments in joint ventures	—	0.9	0.1		1.0
Payments for plant and equipment	—	17.4	2.8		20.2

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliations of total reportable segment disclosures to our consolidated financial statements are as follows:

	2005	2004	2003
Profits
Segment income	$223.4	$55.0	$40.4
Unallocated amounts:
General and administrative expenses	(58.2)	(32.2)	(20.9)
Restructuring and other charges	(29.9)	(14.9)	(5.9)
Interest expense	(41.9)	(28.8)	(15.8)
Unrealized (losses) gains from derivative financial instruments	(18.6)	4.2	0.3
Fees on receivables sales	—	—	(0.8)
Interest and other income	0.4	0.6	1.2

Income (loss) before provision for income taxes and minority interests	$75.2	$(16.1)	$(1.5)

Depreciation and amortization expense
Total depreciation and amortization expense for reportable segments	$53.3	$28.2	$27.2
Unallocated depreciation and amortization expense	1.7	2.4	2.5

Total consolidated depreciation and amortization expense	$55.0	$30.6	$29.7

Assets
Total assets for reportable segments	$1,518.7	$1,063.0	$517.4
Unallocated assets	35.4	18.1	33.3

Total consolidated assets	$1,554.1	$1,081.1	$550.7

Payments for property and equipment
Total payments for property and equipment for reportable segments	$57.6	$44.4	$20.2
Other payments for property and equipment	4.5	0.4	0.6

Total consolidated payments for property and equipment	$62.1	$44.8	$20.8

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographic Information

The following table sets forth the geographic breakout of our revenues (based on customer location) and long-lived assets (net of accumulated depreciation and amortization):

	2005	2004	2003
Revenues
United States	$1,878.6	$793.0	$585.8
International:
Asia	13.8	6.8	6.8
Europe	359.8	353.5	244.7
South America	39.9	37.8	18.6
North America	136.7	33.5	34.6
Other	0.2	2.0	1.5

Total international revenues	$550.4	$433.6	$306.2

Consolidated total	$2,429.0	$1,226.6	$892.0

Long-lived assets, including intangible assets
United States, net	$580.4	$391.9	$201.7
International, net:
Germany	89.5	76.9	55.7
Brazil	21.0	6.6	5.8
United Kingdom	8.2	9.9	9.4
Mexico	11.6	11.4	10.7
Netherlands	2.8	—	—

Total international long-lived assets, net	$133.1	$104.8	$81.6

Consolidated total	$713.5	$496.7	$283.3

P. DERIVATIVE AND OTHER FINANCIAL INSTRUMENTS

We enter into derivatives to hedge the cost of energy and the sale and purchase prices of certain aluminum and zinc products. The fair value gains (losses) of outstanding derivative contracts are included in the consolidated balance sheet as derivative financial instruments, other long-term assets and other current liabilities. Our outstanding derivatives are cash flow hedges. The amounts deferred in other comprehensive income at December 31, 2005 and 2004 were as follows:

December 31	2005		2004
	Fair Value	Deferred gains, net of tax	Fair value	Deferred gains (losses), net of tax
Natural gas	$28.1	$15.3	$5.0	$(1.9)
Aluminum	(6.5)	—	11.4	(0.3)
Zinc	0.4	0.2	—	—

The changes in the fair value of certain of our cash flow hedges accumulate on our balance sheet (in other comprehensive income (loss)) until the maturity of the respective hedging agreements. As of December 31, 2005, over the next twelve months, we estimate that we will recognize in earnings deferred gains from the settlement of our hedging instruments of $22.8 and $0.3 for natural gas and zinc, respectively. Actual amounts realized will inevitably differ from our estimates. We further emphasize that our deferred hedging activities reduce, but do not eliminate, the effect of volatile aluminum, zinc and natural gas prices on our operations.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Realized gains and (losses) on our derivative financial instruments are included within cost of sales in the consolidated statement of operations and totaled the following:

Year ended December 31	2005	2004	2003
Natural gas	$22.1	$3.7	$3.4
Aluminum	9.3	4.8	(1.9)
Zinc	(0.4)	0.7	(0.3)

Natural Gas Hedging

In order to manage our price exposure for natural gas purchases, we have fixed the future price of a portion of our natural gas requirements by entering into financial hedge agreements. Under these agreements, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (NYMEX) and the contractual hedge price. These contracts are accounted for as cash flow hedges, with all gains and losses recognized in cost of sales when the gas is consumed. In addition, we have cost escalators included in some of our long-term supply contracts with customers, which limit our exposure to natural gas price risk.

At December 31, 2005, we had outstanding swap agreements to hedge our anticipated domestic natural gas requirements for approximately 54% and 12% of our expected 2006 and 2007 natural gas fuel needs, respectively.

Aluminum Hedging

The selling prices of the majority of the global rolled and extruded products segment’s customer orders are established at the time of order entry. As the related raw materials used to produce these orders are purchased several months after the selling prices are fixed, the global rolled and extruded products segment is subject to the risk of changes in the purchase price of the raw material it purchases. In order to manage this exposure, London Metal Exchange (LME) future purchase contracts are entered into at the time the selling prices are fixed. We have designated these futures contracts as cash flow hedges of anticipated aluminum raw material purchases. These contracts do not meet certain “effectiveness” requirements set forth in SFAS No. 133, as amended. Accordingly, the changes in the fair value of the contracts are recorded in earnings as unrealized losses (gains) on derivative financial instruments rather than being deferred in other comprehensive income (loss). Upon settlement, the gain or loss recognized is included within cost of sales and the previously recorded unrealized gain or loss is reversed.

The global recycling segment also enters into LME high-grade aluminum forward sales and purchase contracts to mitigate the risk associated with changes in metal prices. All of these contracts outstanding at December 31, 2006 do not meet certain “effectiveness” tests and, as a result, the unrealized gains and losses on these cash flow hedges are also recorded within unrealized (losses) gains on derivative financial instruments until settlement.

Zinc Hedging

In the normal course of business, the global zinc segment enters into fixed-price sales and purchase contracts with a number of its customers and suppliers. In order to hedge the risk of changing LME zinc prices, we enter into LME forward sale and future purchase contracts. The effective portions of these hedges are included within other comprehensive income (loss) while the ineffective portions are included within unrealized (gains) losses on derivative financial instruments.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Credit Risk

We are exposed to losses in the event of non-performance by the counterparties to the financial hedge agreements and futures contracts discussed above; however, we do not anticipate any non-performance by the counterparties. The counterparties are evaluated for creditworthiness and risk assessment prior to initiating trading activities with the brokers. We do not require collateral to support broker transactions.

Other Financial Instruments

The carrying amount and fair value of our other financial instruments at December 31 are as follows:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and Cash equivalents	$6.8	$6.8	$17.8	$17.8
Long-term debt:
9% Senior Notes	125.0	128.8	125.0	130.0
10 3/8% Senior Secured Notes	207.9	229.4	208.9	238.4
VAW-IMCO credit facilities	34.8	34.8	8.1	8.1
Fixed Rate Revenue Bonds	14.4	17.8	14.4	17.5

The fair value of our outstanding indebtedness under the Amended and Restated Senior Credit Facility, the 2004 Morgantown industrial revenue bonds and the VAW-IMCO term loans approximates carrying value due to their floating interest rates. The current fair value of our Senior Notes, Senior Secured Notes and fixed rate revenue bonds were based on market quotations, discounted cash flows and incremental borrowing rates. The fair value of accounts receivable, accounts payable and accrued liabilities approximate carrying value.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Q. OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the components of other comprehensive income (loss), which are items that change equity during the reporting period, but are not included in earnings:

	Total	Unrealized gain (loss) on derivative financial instruments	Currency translation, unrealized gain (loss)	Minimum pension adjustment
Balance at December 31, 2002	$(9.8)	$0.6	$(10.4)	$—
Current year net change	3.6	—	3.6	—
Change in fair value of derivative financial instruments	(1.6)	(1.6)	—	—
Reclassification of derivative financial instruments into earnings	3.9	3.9	—	—
Income tax effect	(0.9)	(0.9)	—	—

Balance at December 31, 2003	$(4.8)	$2.0	$(6.8)	$—
Current year net change	6.2	—	6.2	—
Minimum pension liability adjustment	(2.5)	—	—	(2.5)
Deferred tax on minimum pension liability adjustment	1.0	—	—	1.0
Change in fair value of derivative financial instruments	(0.1)	(0.1)	—	—
Reclassification of derivative financial instruments into earnings	(4.8)	(4.8)	—	—
Income tax effect	0.8	0.8	—	—

Balance at December 31, 2004	$(4.2)	$(2.1)	$(0.6)	$(1.5)
Current year net change	(9.0)	—	(6.6)	(2.4)
Change in fair value of derivative financial instruments	46.7	46.7	—	—
Deferred tax on minimum pension liability adjustment	0.8	—	—	0.8
Reclassification of derivative financial instruments into earnings	(19.8)	(19.8)	—	—
Income tax effect	(9.2)	(9.2)	—	—

Balance at December 31, 2005	$5.3	$15.6	$(7.2)	$(3.1)

We translate the balance sheets of our international subsidiaries using fiscal period-end exchange rates. Operating results are translated using the average exchange rates for the period. The cumulative effect of such translations is included in stockholders’ equity, other than for current intercompany accounts, as a component of other comprehensive income (loss), as shown above.

R. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Certain of the subsidiaries (the “Guarantor Subsidiaries”) of Aleris International, Inc. are guarantors of the indebtedness of Aleris International, Inc. under its senior secured notes due 2010 and senior notes due 2014. For purposes of complying with the reporting requirements of the Guarantor Subsidiaries, presented below are condensed consolidating financial statements of Aleris International, Inc., the Guarantor Subsidiaries, and those subsidiaries of Aleris International, Inc. that are not guaranteeing the indebtedness under the senior secured notes or the senior notes (the “Non-Guarantor Subsidiaries”). The condensed consolidating balance sheets are presented as of December 31, 2005 and 2004, the condensed consolidating statements of operations are presented for the years ended December 31, 2005, 2004 and 2003 and the condensed consolidating statements of cash flows are presented for the years ended December 31, 2005, 2004 and 2003.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	As of December 31, 2005
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$0.4	$(0.3)	$6.7	$—	$6.8
Accounts receivable, net	7.9	262.1	56.2	(1.1)	325.1
Inventories	3.7	340.5	60.6	—	404.8
Deferred income taxes	2.3	31.6	1.3	—	35.2
Prepaid expenses	0.7	6.3	1.7	—	8.7
Derivative financial instruments	7.8	18.4	1.8	—	28.0
Other current assets	1.2	0.7	0.3	—	2.2

Total Current Assets	24.0	659.3	128.6	(1.1)	810.8
Property, plant and equipment, net	44.1	379.3	116.3	(1.9)	537.8
Goodwill	4.1	130.1	18.6	—	152.8
Intangible assets, net	—	22.9	—	—	22.9
Restricted cash	2.0	4.2	—	—	6.2
Other assets	18.0	5.7	0.8	—	24.5
Investments in subsidiaries/intercompany receivable (payable), net	963.9	(347.1)	35.5	(653.2)	(0.9)

	$1,056.1	$854.4	$299.8	$(656.2)	$1,554.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$20.6	$134.1	$47.3	$(1.2)	$200.8
Accrued liabilities	10.0	87.4	34.5	3.5	135.4
Current maturities of long-term debt	—	0.1	20.7	—	20.8

Total Current Liabilities	30.6	221.6	102.5	2.3	357.0
Long-term debt	615.5	1.4	14.1	—	631.0
Deferred income taxes	6.3	40.8	4.7	—	51.8
Accrued pension benefits	—	24.1	17.6	—	41.7
Accrued post-retirement benefits	—	48.6	—	—	48.6
Other long-term liabilities	9.9	19.6	4.2	(3.5)	30.2
Stockholders’ Equity	393.8	498.3	156.7	(655.0)	393.8

	$1,056.1	$854.4	$299.8	$(656.2)	$1,554.1

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	As of December 31, 2004
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$2.1	$—	$15.7	$—	$17.8
Accounts receivable, net	7.1	180.2	42.5	(0.8)	229.0
Inventories	4.9	219.8	38.8	—	263.5
Deferred income taxes	—	3.0	3.6	(2.7)	3.9
Prepaid expenses	2.3	7.8	1.4	—	11.5
Derivative financial instruments	1.2	13.9	2.2	—	17.3
Other current assets	0.1	—	0.1	—	0.2

Total Current Assets	17.7	424.7	104.3	(3.5)	543.2
Property, plant and equipment, net	37.3	301.4	96.0	(1.9)	432.8
Goodwill	4.1	49.1	10.7	—	63.9
Restricted cash	11.8	4.2	—	—	16.0
Other assets	20.0	4.5	0.7	—	25.2
Deferred income taxes	6.8	—	—	(6.8)	—
Investments in subsidiaries/intercompany receivable (payable), net	627.0	(193.4)	(24.1)	(409.5)	—

	$724.7	$590.5	$187.6	$(421.7)	$1,081.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$18.6	$120.7	$40.4	$(0.8)	$178.9
Accrued liabilities	13.6	57.2	17.6	—	88.4
Current maturities of long-term debt	—	0.1	—	—	0.1

Total Current Liabilities	32.2	178.0	58.0	(0.8)	267.4
Long-term debt	404.1	0.1	8.1	—	412.3
Deferred income taxes	—	9.8	11.0	(9.5)	11.3
Accrued pension benefits	—	34.1	17.1	—	51.2
Accrued post-retirement benefits	—	38.2	—	—	38.2
Other long-term liabilities	5.7	8.3	4.0	—	18.0
Stockholders’ Equity	282.7	322.0	89.4	(411.4)	282.7

	$724.7	$590.5	$187.6	$(421.7)	$1,081.1

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31, 2005
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Revenues	$117.9	$1,936.1	$438.4	$(63.4)	$2,429.0
Cost of sales	109.6	1,713.9	410.6	(63.4)	2,170.7

Gross profit	8.3	222.2	27.8	—	258.3
Selling, general and administrative expense	7.5	71.8	11.8	—	91.1
Restructuring and other charges	0.1	29.4	0.4	—	29.9
Unrealized losses on derivative financial instruments	—	6.8	11.8	—	18.6

Operating income	0.7	114.2	3.8	—	118.7
Interest expense	41.0	0.4	0.6	(0.1)	41.9
Other (income) expense, net	(2.3)	1.5	0.7	0.1	—
Equity in net (earnings) loss of affiliates	(112.3)	1.6	—	112.3	1.6

Income (loss) before income taxes and minority interests	74.3	110.7	2.5	(112.3)	75.2
Provision for (benefit from) income taxes	—	0.1	0.3	—	0.4

Income (loss) before minority interests	74.3	110.6	2.2	(112.3)	74.8
Minority interests, net of provision for income taxes	—	—	0.5	—	0.5

Net income (loss)	$74.3	$110.6	$1.7	$(112.3)	$74.3

	Year ended December 31, 2004
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Revenues	$100.0	$781.7	$391.2	$(46.3)	$1,226.6
Cost of sales	91.0	746.7	357.3	(46.3)	1,148.7

Gross profit	9.0	35.0	33.9	—	77.9
Selling, general and administrative expense	2.3	39.5	12.7	—	54.5
Restructuring and other charges	1.1	13.8	—	—	14.9
Unrealized gains on derivative financial instruments	—	(2.1)	(2.1)	—	(4.2)

Operating income (loss)	5.6	(16.2)	23.3	—	12.7
Interest expense	28.4	26.7	0.3	(26.6)	28.8
Other (income) expense, net	(11.8)	(14.6)	(0.3)	26.5	(0.2)
Equity in net (earnings) loss of affiliates	15.3	0.2	—	(15.3)	0.2

Income (loss) before income taxes and minority interests	(26.3)	(28.5)	23.3	15.4	(16.1)
Provision for (benefit from) income taxes	(2.5)	1.5	8.5	—	7.5

Income (loss) before minority interests	(23.8)	(30.0)	14.8	15.4	(23.6)
Minority interests, net of provision for income taxes	—	—	0.2	—	0.2

Net income (loss)	$(23.8)	$(30.0)	$14.6	$15.4	$(23.8)

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31, 2003
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Revenues	$92.8	$554.7	$272.0	$(27.5)	$892.0
Cost of sales	84.1	532.6	244.6	(27.5)	833.8

Gross profit	8.7	22.1	27.4	—	58.2
Selling, general and administrative expense	1.9	28.7	8.2	—	38.8
Restructuring and other charges	—	5.9	—	—	5.9
Unrealized gains on derivative financial instruments	—	—	(0.3)	—	(0.3)

Operating income (loss)	6.8	(12.5)	19.5	—	13.8
Interest expense	12.5	9.4	3.3	(9.4)	15.8
Other (income) expense, net	2.5	(10.2)	(2.1)	9.3	(0.5)
Equity in net (earnings) loss of affiliates	2.6	(0.1)	(0.7)	(2.6)	(0.8)
Fees on receivables sale	—	0.8	—	—	0.8

Income (loss) before income taxes and minority interest	(10.8)	(12.4)	19.0	2.7	(1.5)
Provision for (benefit from) income taxes	(10.0)	2.7	6.1	—	(1.2)

Income (loss) before minority interests	(0.8)	(15.1)	12.9	2.7	(0.3)
Minority interests, net of provision for income taxes	—	—	0.5	—	0.5

Net income (loss)	$(0.8)	$(15.1)	$12.4	$2.7	$(0.8)

	Year ended December 31, 2005
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(7.9)	$112.7	$(2.5)	$—	$102.3
Investing activities:
Payments for property and equipment	(9.4)	(21.9)	(30.8)	—	(62.1)
Proceeds from sale of property and equipment	—	5.4	—	—	5.4
Purchase of business, net of cash acquired	—	(300.3)	(17.4)	—	(317.7)
Net investment in subsidiaries	(318.1)	300.6	17.5	—	—
Other	0.4	—	0.1	—	0.5

Net cash used in investing activities	(327.1)	(16.2)	(30.6)	—	(373.9)
Financing activities:
Net proceeds from long-term revolving credit facility	212.4	—	—	—	212.4
Proceeds from issuance of long-term debt	—	—	29.1	—	29.1
Payments of long-term debt	(1.2)	—	—	—	(1.2)
Change in restricted cash	9.8	—	—	—	9.8
Minority interests	—	—	(0.7)	—	(0.7)
Debt issuance costs	(1.8)	—	—	—	(1.8)
Proceeds from exercise of stock options	13.6	—	—	—	13.6
Net transfers with subsidiaries	120.5	(116.9)	(3.6)	—	—
Other	(20.0)	20.1	—	—	0.1

Net cash provided by (used in) financing activities	333.3	(96.8)	24.8	—	261.3
Effect of exchange rate changes on cash	—	—	(0.7)	—	(0.7)
Net decrease in cash and cash equivalents	(1.7)	(0.3)	(9.0)	—	(11.0)
Cash and cash equivalents at beginning of period	2.1	—	15.7	—	17.8

Cash and cash equivalents at end of period	$0.4	$(0.3)	$6.7	$—	$6.8

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31, 2004
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$11.9	$(34.8)	$(35.3)	$60.3	$2.1
Investing activities:
Payments for property and equipment	(6.2)	(14.3)	(24.3)	—	(44.8)
Proceeds from sale of property and equipment	—	0.1	—	—	0.1
Purchase of business, net of cash acquired	—	6.0	—	—	6.0
Net investment in subsidiaries	(161.8)	161.8	—	—	—
Other	(0.6)	0.3	0.1	—	(0.2)

Net cash provided by (used in) investing activities	(168.6)	153.9	(24.2)	—	(38.9)
Financing activities:
Net proceeds from long-term revolving credit facility	17.8	—	—	—	17.8
Proceeds from issuance of long-term debt	130.0	—	7.4	—	137.4
Payments of long-term debt	—	(125.0)	—	—	(125.0)
Change in restricted cash	(11.9)	—	24.9	—	13.0
Settlement of VAW-IMCO redemption liability	24.8	—	(24.8)	—	—
Minority interests	—	(0.4)	—	—	(0.4)
Debt issuance costs	(10.9)	0.5	—	—	(10.4)
Proceeds from exercise of stock options	6.1	—	—	—	6.1
Net transfers with subsidiaries	2.1	4.2	54.0	(60.3)	—
Other	0.3	1.4	(1.5)	—	0.2

Net cash provided by (used in) financing activities	158.3	(119.3)	60.0	(60.3)	38.7
Effect of exchange rate changes on cash	—	—	1.1	—	1.1
Net increase (decrease) in cash and cash equivalents	1.6	(0.2)	1.6	—	3.0
Cash and cash equivalents at beginning of period	0.5	0.2	14.1	—	14.8

Cash and cash equivalents at end of period	$2.1	$—	$15.7	$—	$17.8

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31, 2003
	Aleris International, Inc.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(42.2)	$(51.6)	$89.1	$(3.6)	$(8.3)
Investing activities:
Payments for property and equipment	(1.6)	(8.8)	(10.4)	—	(20.8)
Proceeds from sale of property and equipment	—	0.1	—	—	0.1
Net cash acquired in consolidation of 50% of VAW-IMCO	—	(1.2)	15.7	—	14.5
Other	—	0.1	0.9	—	1.0

Net cash provided by (used in) investing activities	(1.6)	(9.8)	6.2	—	(5.2)
Financing activities:
Net (payments of) long-term revolving credit facility	(61.0)	—	—	—	(61.0)
Net (payments of) proceeds from issuance of long-term debt	154.5	—	(9.0)	—	145.5
Debt issuance costs	(11.6)	—	—	—	(11.6)
Settlement of VAW-IMCO redemption liability	—	—	(26.0)	—	(26.0)
Increase in restricted cash	—	—	(24.8)	—	(24.8)
Net transfers with subsidiaries	(40.4)	60.2	(23.4)	3.6	—
Other	0.3	1.2	(2.9)	—	(1.4)

Net cash provided by (used in) financing activities	41.8	61.4	(86.1)	3.6	20.7
Effect of exchange rate changes on cash	—	—	0.7	—	0.7
Net (decrease) increase in cash and cash equivalents	(2.0)	—	9.9	—	7.9
Cash and cash equivalents at beginning of period	2.5	0.2	4.2	—	6.9

Cash and cash equivalents at end of period	$0.5	$0.2	$14.1	$—	$14.8

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

S. QUARTERLY FINANCIAL DATA (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
2005
Revenues	$645.0	$603.6	$554.9	$625.5	$2,429.0
Gross profits	72.1	61.5	59.2	65.5	258.3
Net income (loss)	29.1	18.9	31.5	(5.2)	74.3
Net earnings (loss) per common share:
Basic	$0.97	$0.62	$1.03	$(0.17)	$2.44
Diluted	0.94	0.60	1.01	(0.17)	2.38

2004
Revenues	$278.5	$292.4	$283.1	$372.6	$1,226.6
Gross profits	21.2	22.9	18.8	15.0	77.9
Net income (loss)	2.7	0.3	(0.3)	(26.5)	(23.8)
Net earnings (loss) per common share:
Basic	$0.19	$0.02	$(0.02)	$(1.42)	$(1.51)
Diluted	0.18	0.02	(0.02)	(1.42)	(1.51)

Special items relating to our 2005 financial statements and operations

During the fourth quarter of 2005, we recorded asset impairment, employee severance and other exit costs totaling $24.3 related to the announced closure of the Carson, California rolling mill. See Note C.

During the first quarter we recorded severance costs related to the acquisition of Commonwealth totaling $2.0 and asset impairments totaling $0.8. During the second and third quarters, we recorded additional severance and impairment charges totaling $1.0 and $1.0, respectively, related to the acquisition of Commonwealth. See Note C.

Special items relating to our 2004 financial statements and operations

During the fourth quarter of 2004, we recorded non-cash asset impairment charges totaling $4.2. See Note C.

Also during the fourth quarter we recorded restructuring and merger related costs totaling $10.8 related to the initial phases of our plans to integrate the operations of Commonwealth. These charges have not been allocated to a particular segment. See Note C.

As a result of INTERMET Corporation’s bankruptcy filing in the third quarter, we did not recognize approximately $3.2 in revenues from shipments to this customer.

During the second quarter of 2004, we recorded $4.5 related to the merger as well as the departure of our chairman of the board, president and chief executive officer.